Confidential

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
dated as of January 21, 2014
by and among
VMware, Inc., as Parent
A.W.S. Holding, LLC, as the Company
Aikman Acquisition Corp., as Merger Sub
and
the Representative

EXHIBITS

Exhibit A    Joinder Agreement
Exhibit B    Non-competition Agreement
Exhibit C    Certificate of Merger
Exhibit D    Post-Closing Operating Agreement
Exhibit E    Escrow Agreement
Exhibit F    Letter of Transmittal
Exhibit G    Installment Amount Agreements
Exhibit H    Closing Deliveries
Exhibit I    Managers, Directors and Officers Release
Exhibit J    Intercompany Agreements
Exhibit K    Promissory Note

SCHEDULES

Disclosure Schedules
Schedule 1.4(h)    Insight and Accel Unitholders
Schedule 1.5        Illustrative Payout Schedule
Schedule 1.6        Terms of Acceleration
Schedule 1.7        Form of Working Capital Statement
Schedule 4.2(l)    Exceptions to Indebtedness
Schedule 4.2(q)    Exceptions
Schedule 4.6(a)    Material Consents
Schedule 4.14        Employee Matters
Schedule 4.17        Indemnification Agreements
Schedule 5.3(g)    Joinder Agreement Signatories
Schedule 5.3(h)    Managers, Directors and Officers Release Signatories
Schedule 5.3(l)(1A)    Key Employees
Schedule 5.3(l)(1B)    Key Employees
Schedule 5.3(l)(2)    Additional Key Employees
Schedule 7.4        Escrow Vesting Schedule
Schedule 8.1        Installment Parties

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of January 21, 2014 (this “Agreement”), is by and among VMware, Inc., a Delaware corporation (“Parent”), A.W.S. Holding, LLC, a Delaware limited liability company (the “Company”), Aikman Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and with respect to Section 1.7, Section 4.4, Section 4.15, Article 7 and Article 8 only, the Representative. Certain capitalized terms used herein have the meanings assigned to them in Section 1.4(c)(iii), Section 1.6(d)(iii) or Section 8.1.
BACKGROUND
The board of directors of each of Parent and Merger Sub, and the board of managers of the Company, has determined that the Merger, on the terms and subject to the conditions set forth herein, is advisable and in the best interests of their respective stockholders and unitholders, as the case may be, and in furtherance thereof, has approved this Agreement, the Merger and the other Transactions.
Holders of Company Units with sufficient voting power to adopt this Agreement and approve the terms of the Merger have adopted this Agreement, approving the terms of the Merger, and appointing David K. Dabbiere the initial Representative pursuant to Section 7.16 for the purposes set forth herein, and have executed a joinder agreement in the form of Exhibit A (the “Joinder Agreement”).
Immediately after the execution and delivery of this Agreement, Parent, as sole stockholder of Merger Sub, will vote to adopt this Agreement and approve the terms of the Merger.
A portion of the Merger Consideration will be placed in escrow by Parent as partial security for the indemnification obligations of the Indemnifying Securityholders and Indemnifying Founders hereunder.
In order to induce Parent to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of the Key Employees set forth on Schedule 5.3(l)(1A) have executed and delivered a non-competition and non-solicitation agreement in the form attached hereto as Exhibit B (the “Non-competition Agreements”) and employment welcome or offer letters (the “Offer Letters”) with the Surviving Entity or a Subsidiary thereof, and the Key Employees set forth on Schedule 5.3(l)(1B) have executed and delivered Offer Letters, each of which will be effective at and subject to the occurrence of the Closing.
In order to induce Parent to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of the Installment Parties are executing and delivering Installment Amount Agreements with Parent, each of which will be effective at and subject to the occurrence of the Closing.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
ARTICLE 1
MERGER
Section 1.1    The Merger. Upon the terms and subject to the conditions in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), Merger Sub will be merged with and into the Company (the “Merger”), pursuant to the certificate of merger, substantially in the form of Exhibit C (the “Certificate of Merger”), to be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) concurrently with or as soon as practicable following the Closing. The Merger will become effective at the time of the filing of such Certificate of Merger with the Delaware Secretary (the “Effective Time”). The Company will be the surviving entity (sometimes referred to as the “Surviving Entity”) in the Merger and will succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL and DLLCA.
Section 1.2    Closing. The closing of the Merger (the “Closing”) will take place upon the later of (a) February 23, 2014 and (b) three Business Days after the satisfaction or waiver of each of the conditions set forth in Article 5 (except for such conditions that by their nature will be satisfied at Closing, but subject to the fulfillment or waiver of such conditions) or at such other time as the parties agree in writing; provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, in no event will Parent be required to consummate and make effective the Merger during any period commencing on the date 15 days prior to the last day of any fiscal quarter of Parent and ending on the last day of such fiscal quarter (a “Finance Blackout Period”), and in the event that the Closing would occur during a Finance Blackout Period but for this proviso, then (subject to the satisfaction or waiver of each of the conditions set forth in Article 5 (except for such conditions that by their nature cannot be satisfied until the Closing, but subject to the fulfillment or waiver of such conditions)) the Closing will occur on the first Business Day immediately following the applicable Finance Blackout Period. The Closing will take place at the offices of Morrison & Foerster LLP, 425 Market Street, San Francisco, California or at such other location as the parties agree in writing. The date on which the Closing actually occurs is herein referred to as the “Closing Date.”
Section 1.3    Effects of the Merger.
(a)    General. At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL and DLLCA.
(b)    Operating Agreement. At the Effective Time, the operating agreement of the Company will be amended in the form attached hereto as Exhibit D (the “Post-Closing Operating Agreement”), until thereafter amended as provided by the DLLCA and such Post-Closing Operating Agreement.

(c)    Managers and Officers of Surviving Entity. At the Effective Time, the initial managers and officers of the Surviving Entity shall be as set forth in the Post-Closing Operating Agreement, for so long as provided under the DLLCA or the Post-Closing Operating Agreement.

Section 1.4    Effects on Capital Stock and Company Units. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Parent or the Company, the following will occur:

(a)    Each Company Series A Preferred Unit, Company Class A Unit, Company Class B Unit or other capital of the Company (the “Company Units”) that is owned by Parent, Merger Sub or the Company will automatically be canceled and will cease to exist, and no consideration will be delivered or deliverable in exchange therefor.

(b)    Each share of common stock of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable unit of the Surviving Entity. Each certificate evidencing ownership of Merger Sub Common Stock will evidence ownership of units of the Surviving Entity.

(c)    Each issued and outstanding Company Unit (other than Company Units to be cancelled in accordance with Section 1.4(a)) as determined immediately prior to the Effective Time and without giving effect to Section 1.4(b) for purposes of this Section 1.4(c), will be converted into the right to receive a portion of the Merger Consideration, as specified and allocated in this Section 1.4(c). All such Company Units will no longer be outstanding, will automatically be canceled and will cease to exist, and each holder of any Company Units will cease to have any rights with respect thereto, except the right to receive the Merger Consideration as allocated in this Section 1.4(c) upon delivery of a Letter of Transmittal in accordance with Section 1.5.

(i)    Each Company Series A Preferred Unit, Company Class A Unit and Company Class B Unit issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for the right to receive, subject to and in accordance with Section 1.5, an amount of cash (without interest, except as provided in the Installment Amount Agreements) equal to the Per Unit Consideration.

(ii)    Notwithstanding anything to the contrary contained herein, the amount of cash each holder of Company Units is entitled to receive for Company Units held by such holder will be rounded to the nearest cent.

(iii)    As used in this Section 1.4 and elsewhere in this Agreement, the following terms have the following meanings:

(A)    “Fully Diluted Company Units” means the sum, without duplication, of (1) the aggregate number of Company Class A Units that are outstanding immediately prior to the Effective Time, (2) the aggregate number of Company Class B Units that are outstanding immediately prior to the Effective Time (3) the aggregate number of Company Class A Units into which all Company Series A Preferred Units outstanding prior to the Effective Time is convertible immediately prior to the Effective Time and (4) the aggregate number of Company Units underlying all In-the-Money Vested Options, Rollover Options, Company Restricted Units and Company RSUs (other than Retention RSUs and Company Units underlying Retention Options) outstanding immediately prior to the Effective Time.

(B)    “Merger Consideration” means (1) $1,480,000,000 minus (2) the Estimated Third Party Expenses minus (3) any Working Capital Adjustment plus (4) $27,000,000.
(C)    “Per Unit Consideration” means an amount equal to (1) the Merger Consideration divided by (2) the Fully Diluted Company Units.

(D)    “Unit Escrow Funding Percentage” means, (i) with respect to each Indemnifying Securityholder who is not an Installment Party, (1) the Merger Consideration payable to such Indemnifying Securityholder pursuant to this Section 1.4 (for the avoidance of doubt, not including Section 1.4(h)) before any applicable Tax withholding and before any reductions set forth in Section 1.5(b) divided by (2) the aggregate Merger Consideration payable to all Indemnifying Securityholders pursuant to this Section 1.4 (for the avoidance of doubt, not including Section 1.4(h)) and Section 1.6(a)(i)(A) before any applicable Tax withholding and before any reductions set forth in Section 1.5(b) and Section 1.6(d) and (ii) with respect to each Indemnifying Securityholder who is an Installment Party, (X) the Merger Consideration payable to such Indemnifying Securityholder pursuant to this Section 1.4 and Section 1.6(a)(i)(A) before any applicable Tax withholding and before any reductions set forth in Section 1.5(b) and Section 1.6(d) divided by (Y) the aggregate Merger Consideration payable to all Indemnifying Securityholders pursuant to this Section 1.4 and Section 1.6(a)(i)(A) before any applicable Tax withholding and before any reductions set forth in Section 1.5(b) and Section 1.6(d).

(E)    “Unit General Escrow Contribution” means, with respect to each Indemnifying Securityholder, (1) such Indemnifying Securityholder’s Unit Escrow Funding Percentage multiplied by (2) the General Escrow Amount.

(F)    “Unit Installment Amount” has the meaning set forth in Schedule 8.1 with respect to each Installment Party.

(G)    “Unit Litigation Escrow Contribution” means, with respect to each Indemnifying Founder (1) such Indemnifying Founder’s Unit Litigation Funding Percentage multiplied by (2) the Litigation Escrow Amount.

(H)    “Unit Litigation Funding Percentage” means, with respect to each Indemnifying Founder, (1) the Merger Consideration payable to such Indemnifying Founder pursuant to this Section 1.4 and Section 1.6(a)(i)(A) before any applicable Tax withholding and before any reductions set forth in Section 1.5(b) and Section 1.6(d) divided by (2) the aggregate Merger Consideration payable to all Indemnifying Founders pursuant to this Section 1.4 and Section 1.6(a)(i)(A) before any applicable Tax withholding and before any reductions set forth in Section 1.5(b) and Section 1.6(d).

(I)    “Unit Representative Fund Contribution” means, with respect to each Indemnifying Securityholder, (1) such Indemnifying Securityholder’s Unit Escrow Funding Percentage multiplied by (2) the Representative Fund Amount.

(d)    Parent will cause a portion of the Merger Consideration equal to $100,000,000 (the “General Escrow Amount” and, as may be increased or decreased from time to time pursuant to the Escrow Agreement, the “General Escrow Fund”) to be deposited at the Closing with Wells Fargo Bank, N.A., as escrow agent (the “Escrow Agent”), on behalf of the Indemnifying Securityholders and in accordance with an Escrow Agreement, dated as of the Closing Date, substantially in the form of Exhibit E (the “Escrow Agreement”), by and among Parent, the Escrow Agent and the Representative. The General Escrow Fund will be held and distributed in accordance with the terms of the Escrow Agreement and Article 7.

(e)     Separate from and in addition to the deposit of the General Escrow Amount into the General Escrow Fund pursuant to Section 1.4(d), if either of the Litigations has not been finally settled (pursuant to a settlement agreement approved by Parent) prior to the Closing, Parent will cause a portion of the Merger Consideration equal to $15,000,000 (the “Litigation Escrow Amount” and, as may be increased (as a result of interest accrued) or decreased from time to time pursuant to the Escrow Agreement, the “Litigation Escrow Fund” and together with the General Escrow Fund, the “Escrow Funds”) to be deposited at the Closing with the Escrow Agent, on behalf of the Indemnifying Founders and in accordance with the Escrow Agreement. The Litigation Escrow Fund will be held and distributed in accordance with the terms of the Escrow Agreement and Article 7.

(f)    Separate from and in addition to the deposit of the General Escrow Amount and Litigation Escrow Amount into the General Escrow Fund and Litigation Escrow Fund pursuant to Section 1.4(d) and Section 1.4(e), respectively, Parent will cause a portion of the Merger Consideration equal to $1,500,000 (the “Representative Fund Amount” and, as may be increased or decreased from time to time, the “Representative Fund”) to be deposited separate from the General Escrow Fund at the Closing with the Escrow Agent, on behalf of the Indemnifying Securityholders and in accordance with the Escrow Agreement. The Representative Fund will be held and distributed in accordance with the terms of the Escrow Agreement and Article 7.

(g)    If there is a unit split, reverse unit split, unit dividend (including any dividend or distribution of securities convertible into equity of the Company), reorganization, reclassification, combination, recapitalization or other like change with respect to Company Units occurring after the date of this Agreement and before the Effective Time, all references in this Agreement to specified numbers or series of Company Units affected thereby, and all calculations provided for that are based upon numbers of Company Units of any such class or series (or trading prices therefor) affected thereby, will be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such unit split, reverse unit split, unit dividend, reorganization, reclassification, combination, recapitalization or other like change.

(h)    In addition to any and all amounts that the Insight Unitholders and the Accel Unitholder are entitled pursuant to this Section 1.4, for good and valuable consideration,

including the transactions contemplated by this Agreement, the execution by such Insight Unitholders and the Accel Unitholders of a Joinder Agreement, and for the waiver of certain rights of such Unitholders under the Charter Documents, at the Closing, Parent shall pay to the Insight Unitholders and the Accel Unitholders the amounts in cash set forth opposite each such Unitholder’s name on Schedule 1.4(h), by wire transfer of immediately available funds to wire instructions provided prior to the Closing (the “Additional Consideration”).

Section 1.5    Payment.

(a)    Closing Payment Fund. At or prior to the Closing, Parent will enter into an agreement with the Escrow Agent (or such other bank or trust company in the United States to be agreed upon by Parent, the Company and the Representative, the “Payment Agent”), which will provide that Parent will make available at the Effective Time to the Payment Agent cash in the amount necessary for the payment of the Merger Consideration (for the avoidance of doubt, including amounts required to fund the General Escrow Fund, the Litigation Escrow Fund and the Representative Fund) as specified and allocated in Section 1.4. At the Closing, Parent shall pay to the Insight Unitholders and the Accel Unitholders, the Additional Consideration in accordance with Section 1.4(h). Schedule 1.5 sets forth an illustrative payout schedule, which may be adjusted as the Company determines is necessary to conform to the terms of this Agreement (which for the avoidance of doubt will prevail in the event of any inconsistency between Schedule 1.5 and this Agreement), correct errors, and update assumptions and inputs in Schedule 1.5 for changes between the date hereof and Closing contemplated by this Agreement. Without limitation, the final calculation and distribution of the Merger Consideration is subject to adjustment in accordance with the Working Capital Adjustment, the payment of Third Party Expenses and the potential issuance of Company RSUs and Company Options in accordance with the Agreement.

(b)    Payment Procedures; Escrow and Representative Contributions.

(i)    Prior to the Closing, the Company will deliver or mail to each holder of record of any Company Units (A) a letter of transmittal substantially in the form of Exhibit F (the “Letter of Transmittal”) and (B) instructions for submitting the Letter of Transmittal in exchange for consideration as specified and allocated in Section 1.4. Upon submission to the Payment Agent of a duly executed Letter of Transmittal and such other customary documents as may reasonably be required by the Payment Agent to allow it to properly discharge its obligations, the holder of Company Units will receive in exchange therefor, subject to the next sentences, the applicable portion of the Merger Consideration into which the Company Units formerly held by such holder will have been converted in accordance with Section 1.4, as set forth on the Spreadsheet, and the Company Units will be canceled. The amount of Merger Consideration to be received in accordance with the preceding sentence will be reduced by such holder’s Unit General Escrow Contribution and Unit Representative Fund Contribution, per Section 1.4.

(ii)    Separate from and in addition to the reductions for Unit General Escrow Contributions and Unit Representative Fund Contributions, if either of the Litigations has not been finally settled (pursuant to a settlement agreement approved by Parent) prior to the Closing, the amount of Merger Consideration to be received by any Indemnifying Founder in accordance with this Section 1.5(b) will be reduced by such Indemnifying Founder’s Unit Litigation Escrow Contribution, per Section 1.4.

(iii)    Separate from and in addition to the reductions for Unit General Escrow Contributions, Unit Litigation Escrow Contributions and Unit Representative Fund Contributions, the amount of Merger Consideration to be received by any Installment Party in accordance with this Section 1.5(b) will be reduced by such Installment Party’s Unit Installment Amount, and the terms and conditions upon which such Unit Installment Amount becomes payable to such Installment Party will be governed by an Installment Amount Agreement in substantially the forms attached hereto as Exhibit G (each an “Installment Amount Agreement”).

(iv)    If any transfer of ownership of Company Units has not been registered in the Company’s transfer records, payment may be made to a Person other than the Person in whose name the Company Units is registered if the Letter of Transmittal is properly endorsed or is otherwise in proper form reasonably acceptable to the Payment Agent for transfer, and the Person requesting such transfer or payment will pay any transfer or other Tax required by reason of the payment to a Person other than the registered holder of such Company Units or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Other than interest earned on the Escrow Funds that becomes part of the respective Escrow Fund or on the Representative Fund, and except as otherwise stated in an Installment Amount Agreement, no interest will be paid or will accrue on the cash payable in accordance with this Article 1.

(c)    No Further Ownership Rights in Company Units. All cash paid in accordance with the terms of this Article 1 (including cash deposited into the Escrow Funds and Representative Fund) will be deemed to have been paid in full satisfaction of all rights pertaining to the Company Units so exchanged, the unit transfer books of the Company will be closed immediately upon the Effective Time, and there will be no further registration of transfers on the unit transfer books of the Surviving Entity of the Company Units which were outstanding immediately prior to the Effective Time.

(d)    No Liability. None of Parent, the Surviving Entity or the Payment Agent will be liable to any Person with respect to any cash delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law. Parent and the Surviving Entity shall provide the Representative thirty days notice prior to any such delivery to a public official.

(e)    Tax Withholding. Parent, the Surviving Entity, the Payment Agent and the Escrow Agent will be entitled to deduct and withhold from amounts otherwise payable in accordance with this Agreement to any former holder of Company Units or former holders of In-the-Money Vested Options such amounts as Parent, the Surviving Entity, the Payment Agent or the Escrow Agent reasonably believes is required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Tax Authority by Parent, the Surviving Entity, the Payment Agent or the Escrow Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of Company Units or In-the-Money Vested Options in respect of which such deduction and withholding was made by Parent, the Surviving Entity, the Payment Agent or the Escrow Agent.

Section 1.6    Options.

(a)    Treatment of Company Options, Company Restricted Units and Company RSUs.

(i)    At the Effective Time, each option to purchase Company Units (each, a “Company Option”) that is granted under any Company Equity Plan and is then outstanding will:

(A)    in the case of the portion of any vested Company Option that is then vested and then exercisable for an exercise price less than the Per Unit Consideration (any such portion of such Company Option, an “In-the-Money Vested Option”), be cancelled in consideration of payment to the holder of such Company Option of an amount in cash in respect thereof equal to the amount, if any, by which (i) the aggregate amount of consideration that would be issuable or payable in accordance with Section 1.4(c) in respect of the Company Units issuable upon exercise of such Company Option had such Company Option been exercised in full prior to the Effective Time (without regard to any reduction of that amount on account of the escrow obligations as provided in Section 1.5, but subject to Section 1.6(d)) exceeds (ii) the aggregate exercise price for such Company Option (such payment to be Net of Tax Withholdings);

(B)    in the case of the portion of any Company Option that (i) is then unvested, (ii) has been issued to an employee or consultant of the Company or its Subsidiaries who will become an employee or consultant of Parent or its Subsidiaries as of the Closing Date, and (iii) has an exercise price per share less than the Per Unit Consideration (any such portion of Company Option, a “Rollover Option”), Parent will substitute each such Rollover Option with an option under Parent’s equity plan to acquire, on the same terms and conditions as were applicable to such Rollover Option as of immediately prior to such substitution by Parent (except as provided below), the number of shares of Class A Common Stock of Parent (“Parent Common Stock”), rounded to the nearest whole share, determined by multiplying the number of Company Units issuable upon the exercise in full of such Rollover Option as of immediately prior to the Effective Time by a fraction (such fraction, the “Option Exchange Ratio”), the numerator of which will be the Per Unit Consideration and the denominator of which will be equal to the average of the closing prices of Parent Common Stock on the New York Stock Exchange as reported on www.nyse.com for the 30 trading days ending on (and inclusive of) the trading day that is three trading days immediately prior to the Closing Date, at an exercise price per share of Parent Common Stock equal to the quotient obtained by dividing (x) the per share exercise price of such Company Option, by (y) the Option Exchange Ratio, rounded up to the nearest whole cent (each, as so adjusted, an “Substituted Option”); provided, that in the case of any Rollover Option that includes in its terms an ability to exercise any unvested Company Options in exchange for Company Restricted Units, as a condition to the substitution by Parent of such Rollover Option, the holder will waive such provision. Each Substituted Option will provide for acceleration on the terms and conditions set forth in Schedule 1.6. The substitution of Company Options provided for in this Section 1.6(a)(i)(B) will be effected in a manner that is intended to satisfy the requirements of Sections 409A and 424(a) of the Code and the proposed and final Treasury Regulations thereunder; and

(C)    by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders thereof, in the case of all other Company Options, be cancelled at the Effective Time without payment of any consideration.

(ii)    Company Restricted Units. Effective as of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders thereof, each Company Restricted Unit will accelerate immediately prior to the Closing, and as such will be treated as a Company Unit pursuant to Section 1.4(c).

(iii)    Company RSUs. Effective as of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders thereof,

(A)    each restricted membership unit that does not vest by its terms on or prior to the Effective Time (a “Company RSU”) that has been issued to an employee or consultant of the Company or its Subsidiaries who will become an employee or consultant of Parent or its Subsidiaries as of the Closing Date and remains outstanding immediately prior to the Effective Time will automatically be canceled, and will be substituted with a restricted stock unit covering Parent Common Stock (a “Replacement RSU”). The number of units subject to a Replacement RSU will be determined by multiplying the number of units subject to the Company RSU immediately prior to the Effective Time by the Option Exchange Ratio, and rounding to the nearest whole unit. Notwithstanding the foregoing, the number of units subject to a Replacement RSU that is substituted for an AUS Company RSU or other Company RSU held by an Australian taxpayer will be determined by multiplying the number of units subject to the AUS Company RSU immediately prior to the Effective Time by a fraction, the numerator of which will be the Per Unit Consideration and the denominator of which will be equal to the closing price of Parent Common Stock on the New York Stock Exchange as reported on www.nyse.com on the Closing Date, and rounding down to the nearest whole unit. The Replacement RSUs will continue to have, and be subject to, the same material terms and conditions of the Company RSUs underlying such Replacement RSUs as are in effect immediately prior to the Effective Time, including the vesting conditions and any accelerated vesting provisions; provided, however, that the vesting date for all such Replacement RSUs will be changed following the Closing to occur on the first day of the applicable month in which the vesting for each Company RSU would have otherwise occurred; provided, further, that on, and only with respect to, the first vesting date of each Replacement RSU, an additional number of shares of Parent Common Stock will vest equal to the number of such shares, if any, that would have vested between the Closing Date and the first day of the calendar month next occurring thereafter had the original vesting schedule for the Company RSU remained in effect; and provided, further, that in the case of any Company RSU that includes in its terms any accelerated vesting feature, as a condition to the substitution by Parent of such Company RSU, the Replacement RSU will also require the holder to waive the accelerated vesting. Each Replacement RSU (except for Replacement RSUs issued in exchange for Retention RSUs in accordance with Section 1.8) will provide for acceleration on the terms and conditions set forth in Schedule 1.6.

(B)    All other Company RSUs will be cancelled at the Effective Time without payment of any consideration.

(iv)    Eligibility on Form S-8. The shares of Parent Common Stock issuable pursuant to Substituted Options and Replacement RSUs will be registered on Parent’s existing and effective registration statement on Form S-8.

(v)    Notwithstanding anything to the contrary contained herein, with respect to any Company Option that is (i) exercised prior to the Effective Time and (ii) with respect to which the aggregate exercise price has been paid by means of a promissory note to the Company which has not been fully satisfied prior to the Effective Time, then an amount of cash equal to the outstanding balance of such promissory note (including all interest payable on the promissory note) as of immediately prior to the Closing will be deducted from the aggregate amount of cash otherwise payable or issuable to the holder of such Company Option pursuant to this Agreement and any such promissory note thereby will be extinguished and be of no further force and effect.

(b)    No Further Rights of Holder of Company Options, Company Restricted Units and Company RSUs. Except as set forth above, all Company Options, Company Restricted Units, Company RSUs and Company Equity Plans will terminate as of the Effective Time, and, following the Effective Time, no holder of any Company Option, Company Restricted Units or Company RSU or any participant in any Company Equity Plan will have any right to acquire any equity securities of the Company, its Subsidiaries, or the Surviving Entity as a result of such holder’s Company Options, Company Restricted Units or Company RSUs.

(c)    Omitted.

(d)    Payment. Payment of the Merger Consideration, if any, for each In-the-Money Vested Option pursuant to this Section 1.6 will be made as follows:

(i)    At the Effective Time, for each holder of an In-the-Money Vested Option, the Merger Consideration payable to such holder pursuant to this Section 1.6 (before any required Tax withholding) will be reduced by such holder’s Option General Escrow Contribution and Option Representative Fund Contribution; and

(ii)    On the Closing Date, Parent will make payment to the Payment Agent or the Surviving Entity so that they may deliver to the holder of such In-the-Money Vested Option the remainder (after the reductions set forth in Section 1.6(d)(i)) of such consideration payable pursuant to this Section 1.6, Net of Tax Withholdings. To the extent that such Taxes are so deducted or withheld and paid over to the appropriate Tax Authority, the amounts thereof will be treated for all purposes hereunder as having been paid to the Person to whom such amounts would otherwise have been paid.

(iii)    As used in this Section 1.6 and elsewhere in this Agreement, the following terms have the following meanings:

(A)    “Option Escrow Funding Percentage” means, (i) with respect to each Indemnifying Securityholder who is not an Installment Party, (1) the Merger Consideration payable to such Indemnifying Securityholder pursuant to Section 1.6(a)(i)(A) before any applicable Tax withholding and before any reductions set forth in Section 1.6(d) divided by (2) the aggregate Merger Consideration payable to all Indemnifying Securityholders pursuant to Section 1.4 and Section 1.6(a)(i)(A) before any applicable Tax withholding and before any reductions set forth in Section 1.5(b) and this Section 1.6(d) and (ii) with respect to each Indemnifying Securityholder who is an Installment Party, 0%.

(B)    “Option General Escrow Contribution” means, with respect to each Indemnifying Securityholder, (1) such Indemnifying Securityholder’s Option Escrow Funding Percentage multiplied by (2) the General Escrow Amount.

(C)    “Option Representative Fund Contribution” means, with respect to each Indemnifying Securityholder (1) such Indemnifying Securityholder’s Option Escrow Funding Percentage multiplied by (2) the Representative Fund Amount.

(e)    Required Notices and Consents. Prior to the Effective Time, the Company will take all action necessary or appropriate to effect the treatment of Company Options, Company Restricted Units and Company RSUs provided for under this Section 1.6, under the Company Equity Plans, all Contracts governing the terms of all Company Options, Company Restricted Units or Company RSUs, and under any other plan or arrangement to which the Company is a party or by which the Company may be bound, including (i) giving any required notice and obtaining any required consent contemplated thereby and (ii) at the request of Parent, sending to any holders of Company Options, Company Restricted Units and Company RSUs notices prepared by Parent (and reviewed by the Company) with respect to the treatment of such instruments under this Agreement. The Company will not send any notices to any holders of Company Options, Company Restricted Units or Company RSUs, or solicit any consents or other approvals from the holders of any Company Options, Company Restricted Units or Company RSUs unless and until Parent has reviewed and approved all notices and related documentation (including any email messages and notifications) to be sent to such holders (which approval will not be unreasonably withheld or delayed).

Section 1.7    Adjustments to Merger Consideration.

(a)    Estimated Statement. The parties hereto have contemplated that the Company will have Working Capital as of the Closing (the “Closing Working Capital”), as calculated in accordance with this Agreement and in accordance with and as set forth on the Form Working Capital Statement attached hereto as Schedule 1.7, of at least $0.00 (the “Working Capital Target”). At least five Business Days prior to the Closing, the Company will deliver to Parent a written statement (the “Estimated Statement”) setting forth the Company’s good faith estimate of the amount of the Closing Working Capital (the “Estimated Working Capital”), together with such schedules and data as may reasonably be appropriate to support such Estimated Statement. The “Working Capital Adjustment” means the amount, if any, by which Estimated Working Capital is less than the Working Capital Target. Schedule 1.7 contains a template for the calculations of the Closing Working Capital.

(b)    Closing Statement. Within 90 days after the Closing Date, Parent will, at its option, prepare and deliver to the Representative a calculation of the Closing Working Capital (the “Closing Statement”) together with such schedules and data setting forth in reasonable detail the particulars of any disparity between the Estimated Statement and the Closing Statement, including a copy of the Estimated Statement marked to indicate those specific line items that are in dispute and accompanied by Parent’s calculation of each such line item that is in dispute. All line items that are not disputed will be final, binding and conclusive for all purposes hereunder unless the resolution of any disputed line item affects an undisputed item, in which case such undisputed item will remain open. If Parent elects not to prepare a Closing Statement, then the Estimated Statement will be final, binding and complete for all purposes hereunder. Following delivery of the Closing Statement, Parent will provide the Representative with reasonable access to the financial records of the Company, solely for the purpose of reviewing the Closing Statement in accordance with this Agreement, all to the extent deemed reasonably necessary by the Representative and in a manner not unreasonably disruptive to the Company’s business. For purposes of this Agreement, Working Capital will be calculated in accordance with the following hierarchy: (i) this Agreement (including Schedule 1.7 to this Agreement), (ii) with GAAP and (iii) with GAAP applied using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, in each case to the extent consistent with GAAP, as were used in the preparation of the Financial Statements.

(c)    Determination of Final Working Capital. If the Representative disagrees in whole or in part with the Closing Statement, then within 60 days after its receipt of the Closing Statement, it will notify Parent of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of any such disagreement; provided, however, that any such objection will be limited to any failure on the part of Parent to prepare the Closing Statement in accordance with the standards set forth in this Section 1.7 and to mathematical or similar errors. A Notice of Disagreement must state which item or items are in dispute (the “Disputed Line Items”) and specify in reasonable detail the good faith basis for each Disputed Line Item. To the extent the Representative provides a Notice of Disagreement within such 60 day period, all items that are not Disputed Line Items will be final, binding and conclusive for all purposes hereunder unless the resolution of any Disputed Line Item affects an undisputed item, in which case such undisputed item will remain open and be considered a Disputed Line Item. In the event that the Representative does not provide a Notice of Disagreement within such 60 day period, the Representative will be deemed to have accepted in full the Closing Statement as prepared by Parent, which will be final, binding and conclusive for all purposes hereunder. In the event any Notice of Disagreement is timely provided, Parent and the Representative will use commercially reasonable efforts for a period of 30 days following the date of Parent’s receipt of the Notice of Disagreement (or such longer period as they may mutually agree) to resolve any Disputed Line Items. During such 30 day period, Parent and the Representative will have access to the working papers, schedules and calculations of the other used in the preparation of the Closing Statement and the Notice of Disagreement and the determination of the Closing Working Capital and Disputed Line Items. If, at the end of such period, Parent and the Representative are unable to resolve such Disputed Line Items, then such Disputed Line Items will be referred to an independent accounting firm of national reputation in the United States selected by the mutual agreement of Parent and the Representative (the “Settlement Accountant”). Parent and the Representative will enter into reasonable and customary arrangements for the services to be rendered by the Settlement Accountant under this Section 1.7. The Settlement Accountant will be directed to determine as promptly as practicable (and in any event within 30 days from the date that the dispute is submitted to it) whether the Disputed Line Items in the Closing Statement were prepared in accordance with the standards set forth in this Section 1.7 and whether and to what extent (if any) the Closing Working Capital requires adjustment. The Settlement Accountant will resolve each Disputed Line Item by calculating such Disputed Line Item in accordance with this Agreement (for each such Disputed Line Item, the amount so calculated is referred to as the “Accountant Determined Amount”) and establishing as the final amount of such Disputed Line Item the applicable Accountant Determined Amount; provided that the Accountant Determined Amount for each Disputed Line Item may not be greater than the highest amount proposed by Parent and the Representative nor lesser than the lowest amount proposed by Parent and the Representative. Parent and the Representative will each furnish to the Settlement Accountant such work papers, schedules, calculations, books and records and other documents and information relating to the disputed issues that each used in their determinations and negotiations, and will answer questions as the Settlement Accountant may reasonably request. The determination of the Settlement Accountant will be final, conclusive and binding on the parties hereto and on the Indemnifying Securityholders. The amounts determined to be the Closing Working Capital pursuant to this Section 1.7(c) will constitute the “Final Working Capital.”

(d)    Parent, on the one hand, and the Representative, on the other hand shall each bear 50% of the costs and expenses of the Settlement Accountant arising out of services performed pursuant to this Section 1.7.

(e)    Post-Closing Adjustment Amount.

(i)    If (A) the Estimated Working Capital is greater than the Final Working Capital and (B) the Final Working Capital is less than $0.00, then Parent will be entitled to recover the lesser of (1) the difference between $0.00 and the Final Working Capital or (2) the difference between the Estimated Working Capital and the Final Working Capital, in each case starting with dollar one, from the General Escrow Fund in accordance with Article 7, and disregarding the Indemnification Threshold provided for in Section 7.3(a).

(ii)    If (A) the Final Working Capital is greater than the Estimated Working Capital and (B) the Estimated Working Capital is less than $0.00, then Parent will immediately pay, as additional Merger Consideration pursuant to Sections 1.5 and 1.6, to holders of Company Units and In-the-Money Vested Options the lesser of (1) the difference between $0.00 and the Estimated Working Capital or (2) the difference between the Estimated Working Capital and the Final Working Capital.

(f)    Calculations. The parties agree that if any provision of this Agreement requires an amount or calculation to be “determined in accordance with this Agreement and GAAP” (or words of similar import), then to the extent that the terms of this Agreement (including Schedule 1.7) expressly conflict with, or are expressly inconsistent with, GAAP in connection with such determination, the terms of this Agreement (including Schedule 1.7) will control.

Section 1.8    Retention Equity Awards. Prior to the Closing, the Company, following Parent’s specific directions (after consultation with the Company) identifying the recipients, allocations and terms thereof (which will include a vesting schedule identical to Parent’s employee restricted stock unit or option vesting schedule, as applicable), will grant Company RSUs and Company Options having an aggregate value equal to $7,000,000 (or such higher amount as instructed by Parent in writing prior to the Closing) (the “Retention Plan” and the Company RSUs issued under the Retention Plan, the “Retention RSUs” and the Company Options issued under the Retention Plan, the “Retention Options”), to be effective immediately prior to the Effective Time (the aggregate value based on Parent’s methodology of calculating the value of equity grants).  Immediately prior to the Effective Time, each Retention Option will automatically be canceled and substituted for as provided in Section 1.6(a)(i)(B). Immediately prior to the Effective Time, each Retention RSU will automatically be canceled and substituted for as provided for in Section 1.6(a)(iii).  For the avoidance of doubt, the Retention Plan, the Retention RSUs and the Retention Options do not constitute a portion of the Merger Consideration and are not included as Fully Diluted Company Units.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the disclosures and other responses set forth in the Disclosure Schedule (which exceptions and responses will qualify the section or subsection they specifically reference and will also qualify other sections or subsections in this Article 2 to the extent that it is reasonably apparent on the face of an exception or response that such exception or response is applicable to such other section or subsection and limit the indemnification obligations of the Indemnifying Securityholders under Article 7 to the extent set forth therein) which is attached to this Agreement, the Company represents and warrants to Parent and Merger Sub as of the date hereof and again as of the Closing Date (except in the case of representations and warranties that speak as of a specific date, in which case the Company represents and warrants to Parent and Merger Sub only as of such date):
Section 2.1    Organization and Powers; Subsidiaries.
(a)    The Company (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and (iii) is qualified to do business in every jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification necessary, other than in jurisdictions where the failure to be so qualified would not have a Material Adverse Effect. The Company is not in violation of any of the provisions of its organizational documents. Section 2.1(a) of the Disclosure Schedule lists (x) the officers and managers or directors, as applicable of the Company and each of its Subsidiaries, (y) the jurisdictions in which the Company and each of its Subsidiaries is qualified to do business and (z) the jurisdictions in which the Company or any of its Subsidiaries has facilities, employs employees or conducts material business. The Company has Made Available a true and correct copy of its certificate of formation, as amended (the “Charter”) and Fourth Amended and Restated Operating Agreement, as amended, each in full force and effect (collectively, the “Charter Documents”), to Parent. The Board of Managers of the Company has not approved or proposed any amendment to any of the Charter Documents.
(b)    Section 2.1(b) of the Disclosure Schedule sets forth a true, correct and complete list of each Subsidiary of the Company indicating its officers, managers and directors (as applicable), the record and beneficial owner of all of its issued and outstanding shares of capital stock or other equity interests and its jurisdiction of formation. Except for the Subsidiaries of the Company set forth in Section 2.1(b) of the Disclosure Schedule, the Company does not own or control, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or have, any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any Person. Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and (iii) is qualified to do business and in good standing in every jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification necessary, other than in jurisdictions where the failure to be so qualified would not have a Material Adverse Effect. No Subsidiary of the Company is in violation of any of the provisions of its organizational documents. A true and correct copy of the charter documents and bylaws of the Company’s Subsidiaries, each as amended and in full force and effect, has been Made Available.
Section 2.2    Capitalization.
(a)    The outstanding capital of the Company as of the date hereof consists of (i) 7,212,705 Series A Preferred Units (the “Company Series A Preferred Units”), (ii) 19,639,365 Company Class A Units (the “Company Class A Units”) and (iii) 5,380,432 Company Class B Units (the “Company Class B Units”), of which 300,000 Company Class B Units are Company Restricted Units. In addition, as of the date hereof, there are Company Options outstanding for 6,050,375 Company Class B Units. There are no outstanding adjustments made or required to be made to the conversion rates applicable to the Company Series A Preferred Units set forth in the Charter Documents. There are no declared or accrued but unpaid distributions with respect to any Company Units. Each Company Series A Preferred Unit is convertible to Company Class A Units on a one-to-one basis, and is otherwise convertible as set forth in the Charter Documents. Except as set forth above in this Section 2.2(a), there are no other issued and outstanding Company Units as of the date hereof. Section 2.2(a) of the Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all of the Company’s securityholders and the number of Company Units, options, warrants or other rights to acquire Company Units owned by each of them (including all holders of outstanding Company Options, Company Restricted Units or Company RSUs, whether or not granted under the Company Equity Plans). With respect to Company Options, Company Restricted Units and Company RSUs, Section 2.2(a) of the Disclosure Schedule further indicates whether, as of the date hereof, the holder is an employee of the Company or any of its Subsidiaries, the number of and class or series of Company Units issuable upon the exercise of each such Company Option or issuable upon the vesting of such Company Restricted Units or Company RSUs, the date of grant, the exercise price per unit (for such Company Option), the vesting schedule and expiration date thereof, including the extent to which any vesting has occurred as of the date hereof and the extent to which the vesting of such equity award will be accelerated by the consummation of the Merger and the Transactions or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger, and any additional exercise, acceleration of vesting, conversion or exchange rights relating thereto. No Company Options are incentive stock options under Section 422 of the Code. All issued and outstanding Company Units are duly authorized, validly issued, and, other than pursuant to the Charter Documents and the Company Equity Plan, are free of any preemptive rights and put or call rights created by Law or any Contract to which the Company is a party or of which the Company has Knowledge. To the Knowledge of the Company, except as set forth on Section 2.2(a) of the Disclosure Schedule, there are no agreements, voting trusts or other agreements or understandings relating to the voting of any Company Units, and there are no agreements between the Company or any of its Subsidiaries and any security holder or others, or among any holders of Company Units, relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights, “drag-along” or other similar rights) of any Company Units, except as set forth in the Charter Documents. No certificates have been issued representing any Company Units.
(b)    The terms of the Company Equity Plan and each agreement thereunder permit the treatment of the Company Equity as provided in this Agreement, and no consents or approvals are required to treat the Company Equity in accordance with Section 1.6 of this Agreement. No holder of Company Options has the ability to exercise any unvested Company Options in exchange for Company Restricted Units.
(c)    Section 2.2(c) of the Disclosure Schedule sets forth, for all holders of Company Restricted Units, the name of the holder of such Company Restricted Units, the date of purchase of such Company Restricted Units, the purchase price of such Company Restricted Units, the repurchase price of such Company Restricted Units and the vesting schedule for such Company Restricted Units, including the grant date, the extent vested to date, the expiration date thereof, any conditions on vesting, including the extent to which the consummation of the Merger and the Transactions would alter any of the holder’s rights pursuant to such Company Restricted Units, and any additional exercise, acceleration of vesting, conversion or exchange rights relating thereto (including a complete description of any acceleration provisions) and whether, to the Knowledge of the Company, the holder has made a timely election with the Internal Revenue Service under Section 83(b) of the Code with respect to such Company Restricted Units. All holders of Company Restricted Units are current employees of the Company. No Company Restricted Unit was acquired upon the exercise of Company Options.
(d)    Other than the Charter Documents, outstanding Company Options and Company Restricted Units referenced in Section 2.2(a), and as set forth in Section 2.2(d) of the Disclosure Schedule, there are no Contracts to which the Company is a party, or by which it is bound, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Units, Company Options, Company Restricted Units or Company RSUs or obligating the Company to grant, extend, accelerate the vesting or waive any repurchase rights of, change the price of or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Other than the Charter Documents and the Company Options, there are no executory obligations under Contracts relating to purchase or sale of any Company Units (i) between or among the Company and any holder of Company Units, other than written contracts granting the Company the right to purchase unvested Company Units upon termination of employment or service, or (ii) to the Knowledge of the Company, between or among any of the holders of Company Units.
(e)    Except for the Company’s 2011 Equity Incentive Plan, as amended (the “Company Equity Plan”), or as set forth in Section 2.2(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has ever adopted or maintained any unit option or equity incentive plan or other plan providing for equity compensation of any Person. The Company has reserved 10,000,000 Company Class B Units for issuance to employees, managers and directors of, and consultants to, the Company and its Subsidiaries, under the Company Equity Plan, of which 2,603,625 Company Class B Units are issuable, as of the date hereof, upon the exercise of outstanding, unexercised, vested Company Options, 3,449,750 Company Class B Units are issuable, as of the date hereof, upon the exercise of outstanding, unexercised, unvested Company Options, and no Company Class B Units are issuable upon the vesting of outstanding, unvested Company RSUs. Each Company Option, Company Restricted Units and Company RSU has been properly approved by the requisite organizational authority. To the extent required under applicable Law, the Company’s Unitholders have properly approved and the Company has properly reserved for issuance the Company Class B Units issuable under the Company Equity Plan. There are no outstanding or authorized stock appreciation, phantom stock, profit participation (other than cash bonus plans) or other similar rights with respect to the Company or any of its Subsidiaries.
(f)    No bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which Unitholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting units of the Company, are issued or outstanding.
(g)    The information contained in the Spreadsheet will be complete and correct as of the Closing Date.
(h)    No holder of Company Units has any appraisal or dissenters rights either under the DLLCA or any of the Company’s Contracts or constitutional documents.
(i)    All of the outstanding capital stock or other equity interests of each Subsidiary of the Company is, to the extent applicable, duly authorized, validly issued, fully paid and nonassessable. There are no Contracts to which any Subsidiary of the Company is a party or by which it is bound obligating any Subsidiary of the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock or other equity interests of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Contract. All of the Company’s Subsidiaries are wholly owned, directly or indirectly, by the Company, except as set forth in Section 2.1(b) of the Disclosure Schedule.
(j)    The Insight Unitholders and the Accel Unitholders are the only Persons with rights pursuant to Section 5.8 of the Fourth Amended and Restated Operating Agreement of the Company, dated February 22, 2013, as amended.
Section 2.3    Authority; Non-contravention.
(a)    Authority.
(i)    The Company has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Related Agreements to which it is a party and to consummate the Transactions. The execution, delivery and performance of this

Agreement and the Related Agreements to which it is a party and the consummation of the Transactions by the Company have been duly authorized by all requisite action on the part of the Company and no further action is required on the part of the Company to authorize this Agreement and the Related Agreements to which it is a party.
(ii)    This Agreement and the Related Agreements to which it is a party have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, represents the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of (A) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws now and hereunder in effect relating to the rights of creditors generally and (B) rules of Law and equity governing specific performance, injunctive relief and other equitable remedies.
(iii)    The affirmative vote or action by written consent of holders of a majority of the Company Class A Units (voting together as a single class and on an as-converted basis) is the only vote (or consent) required of the Company’s Unitholders to adopt this Agreement under the DLLCA, the Charter Documents or any Contract to which the Company is a party (the “Required Vote”). The Unitholders’ Written Consent executed prior to the execution of this Agreement is sufficient to secure the Required Vote.
(b)    Except as set forth in Section 2.3(b) of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the Related Agreements to which the Company is a party and the consummation of the Transactions by the Company do not and will not (i) conflict with, result in or constitute any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, renegotiation, modification or, except as set forth in Section 2.10(q) of the Disclosure Schedule, acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person in accordance with, any provision of the organizational documents of the Company or any of its Subsidiaries, (ii) result in the creation of a material Encumbrance on any properties or assets of the Company or any of its Subsidiaries, (iii) materially conflict with, result in or constitute a violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, renegotiation, modification or acceleration of any obligation or loss or modification of any benefit under, or require consent, approval or waiver from any Person in accordance with any material Contract, Permit or Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets, (iv) cause the Company, any of its Subsidiaries, the Surviving Entity, Parent or Merger Sub to become subject to, or become liable for the payment of, any material Tax or (v) otherwise affect the ability of the Company to consummate the Transactions in any material respect.
(c)    Except as set forth on Section 2.3(c) of the Disclosure Schedule, no Permit or Order of, or registration or filing with or declaration or notification to, any domestic Governmental Authority is required to be made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the Related Agreements or the consummation of the Transactions by the Company, except for the filing of the Certificate of Merger and the filing of the Notification and Report Forms with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United

States Department of Justice (“DOJ”) required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) and the expiration or termination of the applicable waiting period under the HSR Act. The Company has Made Available all information requested of it by Parent or Parent’s counsel in connection with Parent’s analysis of whether any consents, waivers, approvals, orders, authorizations, registrations, declarations or filings are required under any foreign merger control regulations, and such information is complete and accurate in all material respects.
Section 2.4    Financial Statements. Section 2.4 of the Disclosure Schedule sets forth the Company’s audited consolidated balance sheets as of and statements of operations and comprehensive loss and statements of cash flows for the years ended December 31, 2011 and December 31, 2012 and its unaudited consolidated balance sheet as of and statement of operations as of and for the 11 month period ended November 30, 2013 (collectively, the “Financial Statements”). The Financial Statements (a) have been prepared in accordance with accounting practice generally accepted in the United States of America (“GAAP”) (except that the interim period financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and (b) present fairly in all material respects in accordance with GAAP the consolidated financial condition and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated therein (subject, in the case of interim period financial statements, to normally recurring year-end adjustments, none of which individually or in the aggregate are material). There has been no change in the Company’s accounting policies since December 31, 2012 (the “Company Balance Sheet Date”), except as described in the Financial Statements. There is no Company Indebtedness. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC). The Company maintains a system of internal accounting controls which provide reasonable assurances that (i) transactions are executed in accordance with management’s authorization, and (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, as consistently applied by the Company, and to maintain accountability for assets (such systems and processes are herein referred to as the “Financial Controls”). None of the Company, its Subsidiaries, their respective officers, managers or directors nor, to the Knowledge of the Company, the Company’s independent auditors has identified or been made aware of any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Financial Controls or Financial Statements. To the Knowledge of the Company, there have been no instances of fraud by any officer or employee of the Company, whether or not material, that occurred during any period covered by the Financial Statements.
Section 2.5    Absence of Certain Changes; Undisclosed Liabilities.
(a)    Since the Interim Balance Sheet Date, except for this Agreement and the Transactions, the Company and its Subsidiaries have conducted their business only in the ordinary course of business in all material respects, and there has not occurred any change, event or occurrence that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect on the Company.

(b)    Neither the Company nor any of its Subsidiaries has any material Liabilities except for those (1) reflected in, reserved against or shown on the face of the balance sheet included in the Financial Statements as of November 30, 2013 (the “Interim Balance Sheet”), (2) that have arisen or were incurred after the date of the Interim Balance Sheet (the “Interim Balance Sheet Date”), and prior to the date hereof and in the ordinary course of business of the Company, (3) that have arisen since the date hereof in the ordinary course of business that do not arise from a violation of Section 4.2, (4) as specifically contemplated by this Agreement or otherwise in connection with the transactions contemplated by this Agreement, (5) that consist of executory obligations that are not yet due under Contracts entered into in the ordinary course of business (other than as a result of a breach by the Company of any such Contract) or (6) as may be incurred pursuant to Section 4.23.
Section 2.6    Litigation. Except as set forth in Section 2.6 of the Disclosure Schedule, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties, including any Company Intellectual Property or Company Products, or any of their respective officers, managers or directors in their capacities as such. There is no Order against the Company or any of its Subsidiaries or any of their respective assets or properties, or any of their respective managers, directors or officers in their respective capacities as such. Except as set forth in Section 2.6 of the Disclosure Schedule, as of the date hereof, there is no Action by the Company or any of its Subsidiaries pending, threatened or contemplated against any other Person.
Section 2.7    Restrictions on Business Activities. As of the date hereof, there is no Contract (including covenants not to compete) or Order binding upon the Company or any of its Subsidiaries that has or would reasonably be expected to have the effect of prohibiting or impairing the business practices of the Surviving Entity or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Surviving Entity or any of its Subsidiaries or the conduct of business by Surviving Entity or any of its Subsidiaries, in any material respect in each case, as currently conducted by the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, except as set forth in Section 2.7 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has entered into (i) any customer or other similar Contract that materially limits the freedom of the Company or any of its Subsidiaries to engage or participate, or compete with any other person, in any line of business, market or geographic area, or to make use of any Company Intellectual Property, or (ii) any Contract under which the Company or any of its Subsidiaries grants material most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights or terms to any Person, or (iii) any Contract otherwise materially limiting the right of the Company or any of its Subsidiaries to sell, distribute or manufacture any products or services, to purchase or otherwise obtain any software, products or services or to hire or solicit potential employees, consultants or independent contractors.
Section 2.8    Intellectual Property.
(a)    Company Products. Section 2.8(a) of the Disclosure Schedule contains a complete and accurate list as of the date hereof (by name and version number) of all products and service offerings, including all Software (whether generally available or under development), that the Company or any of its Subsidiaries has offered, sold, licensed, provided as or used in connection with a service, offering or otherwise distributed or intends to offer, sell, license, provide as or use in connection with a service, offering or otherwise distribute, in the future (collectively, the “Company Products”), including a description of (i) which Company Products are currently being offered, sold, licensed, provided as or used in connection with a service, offering or otherwise distributed, (ii) which Company Products are owned in whole or in part by the Company or any of its Subsidiaries, and (iii) which Company Products are subject to on-going support or maintenance obligations, service contracts, or other ongoing commitments by the Company or any of its Subsidiaries.
(b)    Registered Company Intellectual Property. Section 2.8(b) of the Disclosure Schedule contains a complete and accurate list as of the date hereof of all Registered Company Intellectual Property, in each case listing, as applicable, (1) the name of the record owner; (2) the jurisdiction where the application/registration is located (or, for Domain Names, the applicable registrar); (3) the application, publication, issue, or registration number; and (4) the filing date, issuance/registration/grant date and expiration date; (5) the prosecution status; and (6) any Encumbrances filed against the Registered Company Intellectual Property. Except as set forth in Section 2.8(b) of the Disclosure Schedule as of the date hereof, (A) all necessary registration, maintenance and renewal fees with respect to the Registered Company Intellectual Property have been paid, and all necessary affidavits, responses, recordations, certificates and other documents have been filed for the purposes of obtaining, maintaining, perfecting, preserving and renewing all Registered Company Intellectual Property; and (B) there are no actions that must be taken within 60 days following the Closing, including the payment of any registration, maintenance or renewal fees or the filing of any affidavits, responses, recordations, certificates or other documents, for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Registered Company Intellectual Property. Section 2.8(b) of the Disclosure Schedule also contains a complete and accurate list as of the date hereof of all Trademarks used or held for use by the Company that are not the subject of Trademark applications or registrations.
(c)    Validity of Registered IP. Except as set forth on Section 2.8(c) of the Disclosure Schedule, as of the date hereof none of the Owned Company Intellectual Property (including any Registered Company Intellectual Property) is involved in any interference, reexamination, cancellation, opposition proceeding, inter parties review, or any other currently pending or threatened, Action, including any Action regarding the ownership, use, validity, scope or enforceability of the Owned Company Intellectual Property. The Owned Company Intellectual Property has not been abandoned or passed into the public domain.
(d)    Company IP Agreements. Section 2.8(d)(i) of the Disclosure Schedule contains a complete and accurate list of all Contracts as of the date hereof to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is otherwise bound, under which the Company or any of its Subsidiaries has granted or agreed to grant to any other Person, any license, covenant, release, immunity or other right under any Owned Company Intellectual Property, other than nonexclusive licenses granted in Customer Contracts entered into in the ordinary course of business. Section 2.8(d)(ii) of the Disclosure Schedule contains a complete and accurate list as of the date hereof of all Contracts to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is otherwise bound, under which any other Person has granted or agreed to grant to the Company or any of its Subsidiaries any license, covenant, release, immunity or other right with respect to Intellectual Property or Intellectual Property Rights that is (A) used in providing, incorporated into, integrated or bundled with, linked with, or otherwise used or distributed in or with any Company Products; or (B) used in connection with the development or compilation of any Company Products (but in all cases excluding Open Source license agreements identified on Section 2.8(k) of the Disclosure Schedule) (all such Contracts, collectively, the “Company Intellectual Property Agreements”). Except as set forth in Section 2.8(d)(iii) of the Disclosure Schedule, the Company or its Subsidiary party thereto is in compliance in all material respects with, and has not materially breached any term of, any such Company Intellectual Property Agreements, and, to the Knowledge of the Company, all other parties to such Company Intellectual Property Agreements are in compliance in all material respects with, and have not materially breached any term of, such Company Intellectual Property Agreements. To the Knowledge of the Company, there are no pending disputes regarding such Company Intellectual Property Agreements, including disputes with respect to the scope thereof, performance thereunder, or payments made or received in connection therewith.
(e)    No Conflicts. Neither the execution, delivery and performance of this Agreement, the Related Agreements and such other agreements, documents and instruments to be executed and delivered after the date hereof and related to the Transactions, nor the consummation of the Merger, nor any Contract to which the Company or one of its Subsidiaries is a party or is otherwise bound, will cause or require (or purports to cause or require) the Company or any of its Subsidiaries or, to the Knowledge of the Company, Parent or any of its Affiliates, to (1) grant to any other Person any license, covenant not to sue, immunity or other right with respect to or under any of Parent’s or its Affiliates’ Intellectual Property or Intellectual Property Rights; (2) be obligated to pay any royalties or other amounts, or offer any discounts, to any other Person; or (3) become bound or subject to any non-compete or other material restrictions on the operations or scope of their respective businesses.
(f)    Exclusive Ownership of IP. Except as set forth in Section 2.8(f) of the Disclosure Schedule, all Company Products constitute Owned Company Intellectual Property. Except as set forth in Section 2.8(f) of the Disclosure Schedule, the Company or one of its Subsidiaries solely and exclusively owns all right, title and interest in and to (including the sole right to enforce) the Owned Company Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances, and has not (1) licensed any such Owned Company Intellectual Property, or any other Company Intellectual Property, to any Person, except pursuant to a Company Intellectual Property Agreement listed in Section 2.8(d) of the Disclosure Schedule or under non-exclusive licenses in Customer Contracts granted in the ordinary course of business or (2) exclusively licensed any such Owned Company Intellectual Property, or any other Company Intellectual Property, to any Person. The Company, one of its Subsidiaries, or a Subject Person who has executed either an assignment of such Registered Company Intellectual Property or entered into agreement obligating the Subject Person to make such an assignment, is listed in the records of the appropriate Governmental Authority, as the sole owner of each item of Registered Company Intellectual Property. All of the Company Intellectual Property that is not Owned Company Intellectual Property (the “Licensed Company Intellectual Property”) is duly and validly licensed to the Company pursuant to a Company Intellectual Property Agreement listed in Section 2.8(d)(ii) or Section 2.8(k) of the Disclosure Schedule for use in the manner in which it is currently used by the Company or any of its Subsidiaries. Without limiting the foregoing, except as set forth in Section 2.8(f) of the Disclosure Schedule, none of the Company Products implements any portion of any proprietary protocols or standards developed or promulgated by any Person except to the extent the Company is licensed under such protocol or standard pursuant to a Contract listed in Section 2.8(d)(ii) of the Disclosure Schedule. The Intellectual Property and Intellectual Property Rights included in the Owned Company Intellectual Property and the Licensed Company Intellectual Property include all of the Intellectual Property and Intellectual Property Rights that are necessary to enable the Surviving Entity (and the Parent, in the event that the Surviving Entity is subsequently merged into the Parent) to conduct in all material respects the business of the Company and its Subsidiaries in the same manner as currently conducted. No Person who has licensed Licensed Company Intellectual Property to the Company has ownership rights or license rights to improvements, enhancements, modifications, other amendments or developments made in whole or in part by the Company or any of its Subsidiaries in or with respect to such Licensed Company Intellectual Property.
(g)    Trade Secrets. The Company and its Subsidiaries have taken no less than reasonable steps to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all information and materials not generally known to the public that are included in the Company Intellectual Property (including any Trade Secrets provided by or to third persons). Neither the Company nor any of its Subsidiaries has authorized the disclosure of any Trade Secret included in the Company Intellectual Property, nor has any such Trade Secret been disclosed, other than pursuant to a valid and enforceable confidentiality agreement. To the Knowledge of the Company, there is no misappropriation or unauthorized disclosure of any Trade Secret included in the Company Intellectual Property (or claimed or understood to be so included), or breach of any obligations of confidentiality with respect to the Company, any of its Subsidiaries or the Company Intellectual Property.
(h)    IP Assignments. Each current and former employee, officer, consultant and contractor of the Company or any of its Subsidiaries, or Person retained by the Company or any of its Subsidiaries to perform any development (alone or with others) of any Company Product, or has or previously had access to any Trade Secrets included in the Company Intellectual Property (each of the foregoing, a “Subject Person”), has executed and delivered to the Company or one of its Subsidiaries sufficient employment, consulting or contractor agreements, non-disclosure agreements, and invention assignment agreements that (1) assign to the Company or one of its Subsidiaries all right, title and interest in and to any Intellectual Property and Intellectual Property Rights arising from that Person’s work for or on behalf of the Company or such Subsidiary, and (2) waive any right to receive any further compensation with respect to such assignment. To the Knowledge of the Company, no Subject Person (i) is in default or breach of any term of any employment, consulting or contractor agreement, non-disclosure agreement, assignment agreement, or similar agreement or (ii) has any ownership, license or other right, title or interest, directly or indirectly, in whole or in part, in any Company Intellectual Property.
(i)    Ownership and Non-Infringement. The Intellectual Property and related Intellectual Property Rights associated with the Company’s Business are owned or licensed by the Company free and clear of any undisclosed Encumbrances. Except as set forth in Section 2.8(i) of the Disclosure Schedule, the business of the Company and its Subsidiaries as currently conducted, including the development, use, manufacture, sale, offer to sell, import, export, distribution, reproduction, display (public or otherwise), promotion, and marketing, of any Company Products, and the use of Company Products in conjunction with other Software or Systems required for the full and proper operation of Company Products, (1) does not infringe, misappropriate, use or disclose without authorization, or otherwise violate any Intellectual Property Rights of any third person; and (2) does not constitute unfair competition or trade practices under the laws of any relevant jurisdiction.
(j)    Notice of Infringement; Invitation to License. Except as set forth in Section 2.8(j) of the Disclosure Schedule, since January 1, 2011, neither the Company nor any of its Subsidiaries has received any claim (or written notice of any related Action) alleging facts, circumstances, or information that would reasonably be believed to constitute a breach of Section 2.8(i). Without limiting the foregoing, as of the date hereof, except as set forth in Section 2.6 or Section 2.8(j) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any correspondence asking or inviting the Company or any of its Subsidiaries to enter into a Patent license or similar agreement, to pay for or obtain a release for Patent infringement, or otherwise to enter into other arrangements with respect to the Patents of any other Person.
(k)    Open Source. Section 2.8(k) of the Disclosure Schedule (1) contains a complete and accurate list as of the date hereof of all Open Source (as defined below) that the Company or any of its Subsidiaries distributes or uses to provide a service, including all Open Source that is incorporated into, integrated or bundled with or linked with any Company Products, and all Open Source that the Company or any of its Subsidiaries uses in the development or compilation of any Company Product, (2) describes the manner in which any Company Product incorporates, or is integrated or bundled by Company or its Subsidiaries with the listed Open Source, (3) identifies the license applicable to each listed item of Open Source and (4) identifies whether each listed item of Open Source has been modified by Company or any of its Subsidiaries. The Company and its Subsidiaries have complied in all material respects with all agreements applicable to any Open Source that is or has been incorporated into, integrated or bundled with or linked with any Company Products. No Software included in the Owned Company Intellectual Property is or has become subject to any Open Source license. Any written Open Source policies of the Company or its Subsidiaries are listed in Section 2.8(k) of the Disclosure Schedule, and complete and accurate copies thereof have been Made Available to Parent. The Company and its Subsidiaries have not materially deviated from or materially violated the Company’s or its Subsidiaries’ policies with respect to Open Source. “Open Source” means Software that is distributed under an open source license such as (by way of example only) the GNU General Public License, GNU Lesser General Public License, Apache License, Mozilla Public License, BSD License, MIT License, Common Public License, the Artistic License, the Eclipse Public License, Netscape Public License, the Open Software License, the Sleepycat License, the Common Development and Distribution License, or any other license approved as an open source license by the Open Source Initiative or any variant or derivative of any of the foregoing licenses.
(l)    Infringement by Others. Except as set forth on Section 2.8(l) of the Disclosure Schedule (i) to the Knowledge of the Company, no Person is infringing, misappropriating, using or disclosing without authorization, or otherwise violating any Owned

Company Intellectual Property and (ii) neither the Company nor any of its Subsidiaries has made any claims with respect to infringement of any Owned Company Intellectual Property against any person, nor has the Company issued any written communication inviting any Person to take a license, authorization, covenant not to sue or the like with respect to any Owned Company Intellectual Property (other than in connection with licenses granted by the Company or any of its Subsidiaries in the ordinary course of business and not related to any infringement or other violation by the licensee or potential licensee).
(m)    Standards Bodies. The Company and its Subsidiaries are neither directly involved nor otherwise participating in any standard-setting organizations, industry bodies and other standards-related activities. Neither the Company nor any of its Subsidiaries have any Contracts with or are participating in any collaborative efforts with industry bodies or consortia or other multi-party special interest groups or activities.
(n)    Source Code Release. Except as set forth on Section 2.8(n) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor any Person acting on behalf of the Company or any of its Subsidiaries has disclosed or delivered to any third party, agreed to or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, require the disclosure or delivery by the Company, any of its Subsidiaries or any other Person acting on behalf of the Company or any of its Subsidiaries to any third party of any Company Source Code. Neither the execution of this Agreement nor the consummation of any of the Transactions, in and of itself, would reasonably be expected to result in the release of any Company Source Code from escrow or otherwise trigger any rights to any Company Source Code to be granted to any Person. “Company Source Code” means, collectively, any human readable Software source code, or any material portion or aspect of the Software source code, or any material proprietary information or algorithm contained, embedded or implemented in, in any manner, any Software source code, in each case for any Company Product.
(o)    Governmental or University Assistance. None of the Company Intellectual Property was developed by or on behalf of, or using grants or any other subsidies of, any Governmental Authority or any university, and no government funding, facilities, faculty or students of a university, college, other educational institution or research center or funding from third parties was used in the development of the Owned Company Intellectual Property. No Governmental Authority, university, college, other educational institution or research center has any claim or right in or to the Owned Company Intellectual Property or Company Products.
Section 2.9    Taxes.
(a)    “Tax” means (1) any and all taxes, levies, imposts, duties, fees, tariffs and other charges of any kind whatsoever (together with any and all interest, penalties and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including taxes or other charges on net income, corporate, capital gains, capital acquisitions, inheritance, gift, alternative minimum, add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, estimated, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other like assessment or charge whatsoever, (2) any liability for the payment of any amounts of the type described in clause (1) of this sentence as a result of being a member of an affiliated, consolidated, combined, or unitary group during any taxable period, and (3) any liability for the payment of any amounts of the type described in clause (1) or (2) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify (or otherwise assume or succeed to the liability of) any other Person. “Tax Return” means any and all returns, statements, reports or forms (including information returns and reports, claims for refund, amended returns or declarations of estimated Taxes) filed or required to be filed by or with respect to the Company or any of its Subsidiaries with respect to Taxes.
(b)    Tax Returns Filed; Taxes Paid; Filing Extensions. Except as set forth in Section 2.9(b)(i) of the Disclosure Schedule, all Tax Returns required to be filed by or with respect to the Company and each of its Subsidiaries have been timely filed. Each of such Tax Returns is true, complete and correct. Except as set forth in Section 2.9(b)(ii) of the Disclosure Schedule, all Taxes due and payable by the Company and each of its Subsidiaries (whether or not required to be shown on such Tax Returns) have been timely paid in full, or are being contested in good faith through appropriate proceedings and have been adequately reserved for in accordance with GAAP, both on the Company’s Financial Statements (for periods through and including the date of such Financial Statements) and on the Interim Balance Sheet for all periods through the date of the Interim Balance Sheet. Neither the Company nor any of its Subsidiaries has requested or obtained any extension of time within which to file any Tax Return, which Tax Return has not since been filed. Section 2.9(b)(iii) of the Disclosure Schedule lists all income, franchise and similar Tax Returns (federal, state, local and foreign) filed with respect to the Company or any of its Subsidiaries for taxable periods ended on or after January 1, 2010, indicates the most recent income, franchise or similar Tax Return for each relevant jurisdiction for which an audit has been completed and indicates all Tax Returns that currently are the subject of audit or examination by any Tax Authority.
(c)    Tax Accruals. The amount of the liability of the Company and its Subsidiaries for unpaid Taxes for all taxable periods ending on or before the date of the Interim Balance Sheet does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Interim Balance Sheet. The amount of the liability of the Company and its Subsidiaries for unpaid Taxes for all taxable periods (or portions thereof) ending on or before the Closing Date will not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Interim Balance Sheet, as adjusted for operations and transactions in the ordinary course of their respective businesses since the date of the Interim Balance Sheet in accordance with past custom and practice.
(d)    Tax Agreements or Arrangements. Except as set forth in Section 2.9(d) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is obligated by Law, assumption, transferee or successor liability, or by any written or other contract, agreement or other arrangement, whether express or implied, to indemnify any other person (other than the Company and its Subsidiaries) with respect to Taxes. Neither the Company nor any of its Subsidiaries is a party to or bound by any written Tax allocation, indemnification, sharing or similar agreement (other than an agreement solely among the Company and some or all of it its

Subsidiaries that is disclosed on Section 2.9(d) of the Disclosure Schedule). No Subsidiary of the Company is liable under the Laws of any state, local or foreign jurisdiction for any Taxes of any person other than such Subsidiary.
(e)    Withholding Taxes. The Company and each of its Subsidiaries have withheld and timely paid over (or set aside for payment when due) to the appropriate Tax Authority all Taxes required to have been withheld and paid over, and have complied with all information reporting, backup withholding requirements and similar requirements of applicable Law, in connection with amounts paid, deemed payable or owing to any employee, independent contractor, Unitholder, creditor or other third party.
(f)    Liens. There are no liens for Taxes on any asset of the Company or any of its Subsidiaries, other than for (i) Taxes not yet due and payable or (ii) for Taxes being contested in good faith through appropriate proceedings and adequately reserved for in accordance with GAAP. Any Taxes described in clause (ii) above are disclosed on Section 2.9(f) of the Disclosure Schedule.
(g)    Tax Nexus. Except as set forth in Section 2.9(g) of the Disclosure Schedule, no claim has ever been made in writing by a Tax Authority in a jurisdiction where the Company or one of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is required to pay Taxes or file Tax Returns in that jurisdiction.
(h)    Deficiencies and Proposed Adjustments. All deficiencies and proposed adjustments with respect to Taxes for which the Company or any of its Subsidiaries may be liable have been resolved
(i)    Tax Audits and Proceedings. Except as set forth in Section 2.9(i) of the Disclosure Schedule, no audits, examinations, investigations, claims, requests for information, ruling requests, or other proceedings with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries are currently in process, pending or threatened in writing
(j)    Statute of Limitations. No waiver or extension of any statute of limitations with respect to Taxes or Tax Returns for which the Company or any of its Subsidiaries may be liable is currently in effect or has been requested by any Tax Authority.
(k)    Section 481(a) Adjustments. Neither the Company nor any of its Subsidiaries has elected or agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.
(l)    Combined or Unitary Returns. Neither the Company nor any of its Subsidiaries is a member of any group filing combined or unitary Tax Returns.
(m)    Pass-Through Entity. Since the date of its formation, the Company and each of its U.S. Subsidiaries has always been a “partnership” or a “disregarded entity” as such term is defined in Section 7701(a)(2) of the Code and has never been taxable as a “corporation” as such term is defined in Section 7701(a)(3) of the Code.

(n)    Foreign Subsidiary Classification. None of the Company’s Foreign Subsidiaries has made an election to be treated as a partnership or disregarded entity for U.S. federal income tax purposes.
(o)    FIRPTA. None of the Company’s Subsidiaries is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has no United States real property interests within the meaning of Section 897(c)(1) of the Code. Neither the Company nor any of its Subsidiaries (i) owns any property or (ii) has owned any property within the last 5 years that was not disposed of in a transaction in which gain or loss was recognized that is a “United States real property interest” as such term is defined in Section 897 of the Code.
(p)    Section 956. Neither the Company nor any of its Subsidiaries has been required to include amounts in income, or exclude items of deduction, in a taxable period ending on or before the Closing Date as a result of any deemed distribution pursuant to Section 956 of the Code.
(q)    Reportable Transactions. Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” or “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 or any other corresponding provision of state, local or foreign Laws.
(r)    Closing Agreements. Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Laws regarding Taxes) executed on or prior to the date of this Agreement.
(s)    Tax Returns. The Company has made available to Parent or its legal or accounting representative copies of all material federal, state and foreign Tax Returns for the Company and each of its Subsidiaries filed for all periods including and after the period ended on or after January 1, 2010.
(t)    Location of Intellectual Property. The Company (and not one of its Subsidiaries) is the owner of all Owned Company Intellectual Property for all U.S. federal income tax purposes.
(u)    Tax Exemptions. The Company and its Subsidiaries are in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday, or other Tax reduction agreement or order.
Section 2.10    Employee Benefit Plans.
(a)    Section 2.10(a) of the Disclosure Schedule sets forth a complete and accurate list of (1) all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), (2) all other material severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind, and (3) all other material employee benefit plans, contracts, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow or similar agreement related thereto, whether or not funded, in respect of any present or former employees, managers, directors, officers, Unitholders, consultants, or independent contractors of the Company or its Subsidiaries, or the beneficiaries of any of them, that are sponsored or maintained by the Company (or any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (ii) which together with the Company is treated as a single employer under Section 414(t) of the Code (the “Controlled Group”)) or with respect to which the Company (or the Controlled Group) has made or is required to make (whether directly or indirectly through a leasing agreement) payments, transfers, or contributions (all of the above being individually or collectively referred to as an “Employee Benefit Plan” or “Employee Benefit Plans,” respectively). Neither the Company nor any of its Subsidiaries has liability with respect to any plan of the type described in the preceding sentence other than the Employee Benefit Plans. The Employee Benefit Plans maintained by the Company or its Subsidiaries that cover foreign employees who are employed outside the United States are separately identified in Section 2.10(a) of the Disclosure Schedule and are referred to in this Agreement as “Foreign Benefit Plans.”
(b)    True and complete copies of the following materials with respect to each Employee Benefit Plan have been Made Available to Parent, as applicable: (1) the current plan document or, in the case of an unwritten Employee Benefit Plan, a written description thereof, (2) the current determination letter or opinion letter from the Internal Revenue Service (“IRS”), (3) the current summary plan description and all summaries of material modifications thereto and the past three annual reports and associated summary annual reports, (4) the current trust agreement, insurance contracts and other documents relating to the funding or payment of benefits under such Employee Benefit Plan, (5) all nondiscrimination and top-heavy testing reports for the last three plan years, and (6) any other documents, forms or other instruments reasonably requested by Parent.
(c)    Except as set forth in Section 2.10(c) of the Disclosure Schedule, each Employee Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and in compliance in all material respects with all Laws. To the Knowledge of the Company, except as set forth in Section 2.10(c) of the Disclosure Schedule, there have been no prohibited transactions or breaches of any of the duties imposed by ERISA on “fiduciaries” (within the meaning of Section 3(21) of ERISA) with respect to the Employee Benefit Plans that could result in any liability or excise tax under ERISA or the Code being imposed on the Company or any of its Subsidiaries.
(d)    Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has heretofore been determined by the IRS to be so qualified, and each trust created thereunder has heretofore been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

(e)    Neither the Company nor any member of the Controlled Group has or has had an obligation to contribute (whether directly or indirectly through a leasing agreement) to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. No Employee Benefit Plan is maintained through a human resources or benefit outsourcing entity, professional employer organization or other similar provider.
(f)    With respect to each group health plan benefiting any current or former employee of the Company or any member of the Controlled Group that is subject to Section 4980B of the Code, the Company and each member of the Controlled Group have complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.
(g)    With respect to each group health plan that is subject to Section 1862(b)(1) of the Social Security Act (42 U.S.C. Section 1395y(b)), the Company and each member of the Controlled Group have complied with the secondary payer requirements of Section 1862(b)(1) of such Act.
(h)    No Employee Benefit Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Employee Benefit Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code). Except as set forth in Section 2.10(h) of the Disclosure Schedule, no Employee Benefit Plan is a self-insured “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA, including any such plan pursuant to which a stop-loss policy or contract applies (other than a health care reimbursement plan under Section 125 of the Code).
(i)    All contributions, transfers and payments in respect of any Employee Benefit Plan maintained in the United States or otherwise subject to the Code, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code, have been or are fully deductible under the Code.
(j)    There is no pending or threatened Action in or by any court or Governmental Authority with respect to any Employee Benefit Plan (other than routine claims for benefits), nor, to the Knowledge of the Company, is there any Basis for one.
(k)    All (1) insurance premiums required to be paid by the Company or any of its Subsidiaries with respect to, (2) benefits, expenses, and other amounts due and required to be paid under, and (3) contributions, transfers, or payments required to be made to, any Employee Benefit Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date.
(l)    Except as set forth in Section 2.10(l) of the Disclosure Schedule or with respect to a Foreign Benefit Plan, no Employee Benefit Plan provides benefits, including,

without limitation, death or medical benefits, beyond termination of service or retirement other than coverage mandated by Law.
(m)    Except as set forth in Section 2.10(m) of the Disclosure Schedule or with respect to a Foreign Benefit Plan, with respect to any insurance policy providing funding for benefits under any Employee Benefit Plan, there is no liability of the Company or any of its Subsidiaries in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated at or after the Closing Date.
(n)    Except with respect to a Foreign Benefit Plan, the Company or one of its Subsidiaries has the right to amend or terminate each of the Employee Benefit Plans without the consent of any other Person, provided that such amendment or termination does not reduce the accrued benefits of any participants or beneficiaries.
(o)    All contributions required to be paid with respect to workers’ compensation arrangements of the Company or any of its Subsidiaries have been made or accrued as a liability in the Financial Statements.
(p)    The severance pay due to the employees of the Company and its Subsidiaries is fully funded or provided for in accordance with GAAP, all liabilities of the Company and its Subsidiaries in connection with its employees (excluding illness pay) were adequately accrued in the Financial Statements (in accordance with GAAP), and the Company is not aware of any circumstance whereby any employee might validly demand any claim for compensation upon termination of employment beyond the statutory severance pay or benefits to which such employee is entitled and which has been fully funded by the Company or its Subsidiaries.
(q)    Except as set forth in Section 2.10(q) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will, alone or in combination with any other event (including the termination of employment or service with Parent or the Company or one of its Subsidiaries following the Merger), (1) result in any payment (including, without limitation, severance, unemployment compensation or golden parachute) becoming due under any Employee Benefit Plan, (2) increase any benefits (including severance, deferred compensation and equity benefits) otherwise payable under any Employee Benefit Plan, (3) result in the acceleration of the time of payment or vesting of any such benefits to any extent, or (4) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person.
(r)    Except for Foreign Benefit Plans identified on Section 2.10(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is required to contribute to any Employee Benefit Plan by Law or applicable custom of any jurisdiction outside the United States. The Foreign Benefit Plans have been maintained, operated and administered in all material respects in compliance with all Laws and all contributions required to be made with respect to such Foreign Benefit Plans have been made or accrued.

(s)    Each Employee Benefit Plan that is a nonqualified deferred compensation plan (within the meaning of Section 409A(d)(1) of the Code) has been maintained in compliance in all material respects with Section 409A of the Code and all applicable IRS and Treasury Department guidance issued thereunder in both operation and documentation. None of the Transactions will constitute or result in a deferral of compensation under any Employee Benefit Plan that is subject to Section 409A of the Code for which an exception is not available. Each Company Option was issued with an exercise price for purposes of Section 409A of the Code to be no less than the fair market value of the underlying equity on the date of grant (determined in a manner permitted by Section 409A) or otherwise is exempt from Section 409A of the Code.
(t)    Except as set forth in Section 2.10(t) of the Disclosure Schedule, as provided in Schedule 1.6, Section 1.8 and as set forth in Section 4.2(q) of the Disclosure Schedule, the Company is not a party to any Contract, arrangement or plan, and no payments have been made or will be made to any disqualified individual with respect to the Company or its Subsidiaries (as determined under Section 280G of the Code), that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.
Section 2.11    Employment Matters.
(a)    Neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, workers compensation, social security or other benefits or obligations for employees (other than in accordance with Law or routine payments to be made in the ordinary course of business). Except as set forth in Section 2.11(a) of the Disclosure Schedule,(i) there are no claims pending against the Company or any of its Subsidiaries under any workers’ compensation plan or policy, for unemployment compensation benefits or for long term disability and (ii) there have been no claims (settled or unsettled) for injury or occupational health hazard against the Company or any of its Subsidiaries by any employee or subcontractor.
(b)    No Liability has been incurred by the Company or any of its Subsidiaries for breach or otherwise accruing from the termination of employment Contracts or consulting or independent contractor Contracts to which the Company or any of its Subsidiaries is a party.
(c)    Section 2.11(c) of the Disclosure Schedule sets forth a true, correct and complete and accurate list of all individuals with (i) severance Contracts (other than severance required under Law), (ii) employment Contracts not on the Company’s standard form of agreement, and (iii) material consulting or material independent contractor Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, copies of which Contracts have been previously Made Available to Parent. Neither the Company nor any of its Subsidiaries is presently, nor has it been in the past, a party to or bound by any collective bargaining agreement or other labor union contract. No labor union contract or collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has or ever had, any duty to bargain with any labor organization, and there are no labor organizations representing or purporting to represent any Company employees. To the Knowledge of the Company there have never been any activities or proceedings of any labor union to organize employees of the

Company or any of its Subsidiaries. There is no labor dispute, strike, slowdown, concerted refusal to work overtime or work stoppage against the Company or any of its Subsidiaries pending now, that has occurred in the past, or, to the Knowledge of the Company, threatened that would reasonably be expected to interfere with the business activities of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has or is engaged in any unfair labor practice. None of the employees of the Company or any of its Subsidiaries are represented by any works council or other form of collective employee representation. There is no obligation to inform, consult or obtain consent whether in advance or otherwise of any labor union, works council, employee representatives or other representative bodies in order to consummate the Transactions.
(d)    Section 2.11(d)(i) of the Disclosure Schedule is a true, correct and complete list, as of January 17, 2014, of the names, positions, date of commencement of employment, engagement, or appointment to office and rates of compensation of all Workers, showing each such person’s name, position, status as exempt or non-exempt (with respect to U.S. Workers), fee salary, bonuses, accrued vacation and stock options, and, except as set forth in Section 2.11(d)(ii) of the Disclosure Schedule, such list has not changed in any material respect between January 17, 2014 and the date hereof; provided, however, that, to the extent applicable privacy or data protection Laws would prohibit the disclosure of certain personally identifiable information without the individual’s consent, Section 2.11(d)(i) and Section 2.11(d)(ii) of the Disclosure Schedule will specify such legal prohibition and will provide such information in de-identified form in compliance with applicable Laws. “Workers” means officers, managers, directors, employees (regular, temporary, part-time or otherwise), consultants and independent contractors of the Company or any of its Subsidiaries.
(e)    No Key Employee or Additional Key Employee of the Company or any of its Subsidiaries has given notice to the Company or any of its Subsidiaries of such employee’s intention to terminate employment with the Company or such Subsidiary. To the Knowledge of the Company, no such Key Employee or Additional Key Employee intends to terminate his or her employment with the Company or any of its Subsidiaries. Except as set forth in Section 2.11(e) of the Disclosures Schedule, the employment of each of the employees of the Company and each of its Subsidiaries is “at-will,” and neither the Company nor any of its Subsidiaries has any obligation to provide any particular form or period of notice before terminating the employment of any of their respective employees, except as may be required under applicable Law.
(f)    There are no written personnel manuals or handbooks, nor are there any policies, rules or procedures, currently in effect applicable to any employee of the Company or any of its Subsidiaries, other than those set forth in Section 2.11(f) of the Disclosure Schedule, true and complete copies of which have heretofore been Made Available to Parent. There are no oral or implied contracts between the Company or its Subsidiaries and any current or former Worker or any unwritten policies, practices or customs, that could reasonably be expected to entitle any current or former Worker to benefits in addition to what such Worker is entitled by applicable Law or under the terms of the written agreement with such Worker.
(g)    Neither the Company nor any of its Subsidiaries has any accrued unpaid liabilities relating to its Workers other than for (1) salaries and fringe benefits since the last payroll period, (2) accrued but unpaid bonuses and (3) agreed commission or fees in respect of Workers, all of which are identified in Section 2.11(g) of the Disclosure Schedule.
(h)    Except as set forth in Section 2.11(h) of the Disclosure Schedule, there are no claims, disputes, grievances, or controversies pending against the Company or any of its Subsidiaries involving any Worker or group of Workers, including, without limitation, for discrimination, sexual or other harassment, or retaliation. Except as set forth in Section 2.11(h) of the Disclosure Schedule, (i) there are no charges, investigations, administrative proceedings or formal complaints of discrimination, harassment or retaliation (including but not limited to claims based upon sex, age, marital status, race, national origin, citizenship, sexual orientation, gender identity, genetic information, family care status, military caregiver status, domestic partner status, disability, veteran status or whistleblowing) pending or, to the Knowledge of the Company, threatened before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Authority against the Company pertaining to any Worker; and (ii) neither the Company nor its Subsidiaries is a party to a conciliation agreement, consent decree or other agreement or order with any federal, state or local agency or other Governmental Authority with respect to employment practices.
(i)    Each Worker is in compliance in all material respects with all applicable immigration laws, including without limitation visa and employment authorization requirements. No visa or employment authorization held by a Worker are scheduled to expire during the six month period after the date hereof, unless otherwise renewed in the ordinary course of business.
(j)    Except as set forth on Section 2.11(j) of the Disclosure Schedule, the Company and each of its Subsidiaries is and has been at all times since January 1, 2011 in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules and regulations respecting employment, employment practices, immigration and verification of employment authorization, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, prohibited harassment, prohibited retaliation, leaves of absence, plant closing, privacy rights, long term disability, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work. Neither the Company nor any of its Subsidiaries has any liability with respect to any misclassification of: (a) any person as an independent contractor rather than as an employee, (b) any Worker leased from another employer, (c) any Worker currently or formerly classified as temporary; or (d) any Worker currently or formerly classified as exempt from overtime wages.
(k)    The Company and each of its Subsidiaries is in compliance with the Worker Adjustment and Retraining and Notification Act (the “WARN Act”) (29 USC §2101) and any applicable state or other Laws regarding redundancies, reductions in force, mass layoffs, and plant closings, including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff, or plant closing to affected employees, representatives, any state dislocated worker unit and local government officials, or any other governmental authority. No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(l)    No Worker is in violation of any term of any non-competition agreement, non-solicitation agreement or any restrictive covenant with a former employer relating to the right of any such employee to be employed by or provide services to the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.
Section 2.12    Related Party Transactions. Except as set forth on Section 2.12 of the Disclosure Schedule, no officer, manager or director or, to the Knowledge of the Company, any Unitholder of the Company or any of its Subsidiaries, or any Affiliate thereof (nor, to the Knowledge of the Company, any immediate family member of any of such Persons, or any trust, partnership or company in which any of such Persons has an interest), has, directly or indirectly, (a) any interest in any third party which furnished or sold, or furnishes or sells, services, products or technology that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, (b) any interest in any third party that purchases from or sells or furnishes to the Company or any of its Subsidiaries any goods or services or (c) any interest in any Contract, other than any employment Contract, to which the Company or any of its Subsidiaries is a party; provided, however, that ownership of no more than one percent of the outstanding voting stock of a publicly traded company will not be deemed to be an “interest in any entity” for purposes of this Section 2.12.
Section 2.13    Insurance. Section 2.13 of the Disclosure Schedule sets forth a complete and accurate list of all policies of insurance and indemnity bonds issued, other than any insurance policies covering any Employee Benefit Plans, at the request or for the benefit of the Company or any of its Subsidiaries, all of which are in full force and effect. Such list includes the type of policy, form of coverage, policy number and insurer, coverage dates, annual premiums, named insured and limit of liability. True and complete copies of each listed policy have been Made Available. Except as set forth in Section 2.13 of the Disclosure Schedule, there is no claim pending by the Company or its Subsidiaries under any of such policies or bonds. The Company and each of its Subsidiaries benefiting therefrom is in compliance in all material respects with the terms of such policies and bonds. To the Knowledge of the Company, as of the date hereof, there is no threatened termination of, or premium increase with respect to, any of such policies or bonds. Section 2.13 of the Disclosure Schedule sets forth a complete and accurate list of all claims filed by the Company or any of its Subsidiaries under any such policies or bonds.
Section 2.14    Compliance with Laws; Certain Business Practices.
(a)    Except with respect to Laws in respect of Intellectual Property, Taxes, Employee Benefit Plans (including ERISA) and labor and employment matters, which are the subjects of Sections 2.8, 2.9, 2.10 and 2.11, respectively, and except for the matters addressed in clauses (b) and (d) below, the Company and each of its Subsidiaries are and have at all times since January 1, 2011 been in compliance in all material respects with all Laws applicable to it and Permits material to the operations of the Company’s business (“Material Permits”). Except as set forth in Section 2.14(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received, and to the Knowledge of the Company there is no Basis for, any notices alleging any material violation with respect to, any Laws or Material Permits with respect to the conduct of the business of the Company or any of its Subsidiaries, or the ownership or operation of the business of the Company or any of its Subsidiaries. The Company or one of its Subsidiaries, as applicable, owns or possesses all Material Permits. All Company Equity was issued in compliance in all material respects with all applicable federal and state securities Laws, and all Company Units repurchased by the Company in each case were repurchased in compliance in all material respects with all applicable federal and state securities Laws and all applicable rights of first refusal and other similar rights and limitations.
(b)    None of the Company, any of its Subsidiaries or any of their respective managers, directors, officers, employees, distributors, independent sales representatives, resellers, intermediaries or agents or any other Person acting on behalf of any such Person have, with respect to the business of the Company or any of its Subsidiaries, directly or indirectly, (1) taken any action that would cause it to be in violation of the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act or the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions or any other Law applicable to the conduct of business with Governmental Authorities (collectively, the “Applicable Anti-Corruption Laws”), (2) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to any political activity or (3) offered, paid, promised to pay or authorized a payment, of any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment, or any payment related to political activity, to any of the following Persons for the purpose of influencing any act or decision of such Person in his official capacity, including such Person to do or omit to do any act in violation of the lawful duty of such official, securing any improper advantage, or inducing such Person to use his influence with a foreign government or in instrumentality thereof to affect or to influence any act or decision of such government or instrumentality, in order to assist the Company in obtaining or retaining business for or with, or directing the business to: (i) any Person who is an agent, representative, official, officer, director, or employee of any non-U.S. government or any department, agency, or instrumentality thereof (including officers, directors, and employees of state-owned, operated or controlled entities) or of a public international organization; (ii) any Person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality, or public international organization; (iii) any political party or official thereof; (iv) any candidate for political or political party office (such recipients in paragraphs (i), (ii), (iii) and (iv) of this subsection collectively, “Government Officials”); or (v) any other individual or entity while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any Government Official. The Company has established a policy requiring compliance with Applicable Anti-Corruption Laws and has Made Available all of such documentation. The books, records and accounts of the Company and its Subsidiaries have at all times accurately and fairly reflected, in all material respects and in reasonable detail, the transactions and dispositions of their respective funds and assets. There have never been any false or fictitious entries made in the books, records or accounts of the Company or any of its Subsidiaries relating to any illegal payment or secret or unrecorded fund, and neither the Company nor any of its Subsidiaries has established or maintained a secret or unrecorded fund.
(c)    Except as set forth in Section 2.14(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has applied for or received, is or will be entitled to or is or will be the beneficiary of, any grant, subsidy or financial assistance from any Governmental Authority.

(d)    The Company and each of its Subsidiaries has at all times conducted its export transactions in accordance with (1) all applicable U.S. export and re-export controls, including the United States Export Administration Act of 2001, as amended, and Regulations and Foreign Assets Control Regulations and (2) all other applicable import/export controls in other countries in which the Company conducts business. No Export Approvals for the transfer of export licenses to Parent or the Surviving Entity are required, or such Export Approvals can be obtained expeditiously without material cost. Section 2.14(d) of the Disclosure Schedule contains a complete and accurate list of export control classifications applicable to the Company’s products, services, software and technologies.
(e)    Warranties and Indemnities to Third Parties. Except for the warranties and indemnities contained in Customer Contracts, reseller agreements, or as set forth in Section 2.14(e) of the Disclosure Schedule and warranties implied by Law, neither the Company nor any of its Subsidiaries has given any warranties or indemnities relating to products or technology sold or services rendered by the Company or any of its Subsidiaries.
Section 2.15    Organizational Records. Since its time of formation, the Company and each of its Subsidiaries has maintained corporate records of its managers, directors, and members that are (i) in compliance with applicable Law and (ii) are sufficient to duly and adequately approve and document all material transactions and actions taken by the Company or its Subsidiaries.
Section 2.16    Brokers and Finders. No Person has acted as a broker, finder or financial advisor for the Company or its Subsidiaries in connection with the negotiations relating to the Transactions, and no Person is entitled to any fee or commission or similar payment in respect thereof from the Company, Parent or any of their respective Subsidiaries based in any way on any agreement, arrangement or understanding made by or on behalf of the Company or its Subsidiaries.
Section 2.17    Customers, Resellers and Distributors and Vendors.
(a)    Section 2.17(a) of the Disclosure Schedule contains a complete and accurate list, as of the date hereof, of each Key Customer that has purchased or licensed or is entitled to purchase or license MDM of at least 5,000 devices at a rate below $20 per device per year for subscription-based licenses and below $20 per device in the first year for perpetual licenses.
(b)    Except as set forth on Section 2.17(b) of the Disclosure Schedule, there are no Material Contracts with Key Customers or Key Resellers pursuant to which the Company or any of its Subsidiaries must guarantee resolution of submitted defects or support cases within predefined timeframes nor any Material Contracts containing associated penalties for failure to meet such resolution times.
(c)    Except as set forth on Section 2.17(c) of the Disclosure Schedule, there are no Contracts pursuant to which the Company or any of its Subsidiaries is required to provide material ongoing support or services or software updates beyond contract expiration or termination or is otherwise obligated to provide ongoing performance under the Contract past contract termination or expiration date.
(d)    Except as set forth on Section 2.17(d) of the Disclosure Schedule, there are no Contracts that restrict the Company’s or any of its Subsidiaries’ ability, in their sole discretion, to determine or modify end of life or end of support or end of commercial availability for the Software or related services, provided that in those certain circumstances, the customer may have the right to receive a license to any successor software incorporating the functionalities of (or similar to) the Software.
(e)    Section 2.17(e)(1) of the Disclosure Schedule contains a complete and accurate list, as of the date hereof, of the top 50 MDM third party resellers and distributors of Company Products on a cumulative bookings basis (“Key Resellers”) measured over the 12-month period prior to the date hereof. Section 2.17(e)(2) of the Disclosure Schedule contains a complete and accurate list, as of the date hereof, of the top 10 MDM third party resellers and distributors of Company Products on a number of devices basis who are not included in Section 2.17(e)(1) of the Disclosure Schedule (all such resellers and distributors are also “Key Resellers”). True, correct and complete copies of all such agreements with resellers and distributors set forth in Section 2.17(e)(1) and Section 2.17(e)(2) of the Disclosure Schedule have been Made Available.
(f)    Section 2.17(f)(1) of the Disclosure Schedule contains a complete and accurate list of the top 100 MDM customers of the Company and its Subsidiaries, on a cumulative bookings basis (the “Key Customers”) measured over the 12-month period prior to the date hereof. Section 2.17(f)(2) of the Disclosure Schedule contains a complete and accurate list, as of the date hereof, of customers of the Company and its Subsidiaries who are in the list of top 100 MDM customers on a number of devices basis who are not included in Section 2.17(f)(1) of the Disclosure Schedule (all such customers are also “Key Customers”). To the Knowledge of the Company, no Key Customer has threatened to cease or materially reduce its purchases. No customer of the Company or any of its Subsidiaries has demanded any material refund of funds received by the Company or any of its Subsidiaries pursuant to any warranty or return policy.
(g)    Section 2.17(g) of the Disclosure Schedule contains a complete and accurate list of each country where the Company and its Subsidiaries has sold any products or services.
(h)    Section 2.17(h) of the Disclosure Schedule contains a complete and accurate list of the top 25 vendors to the Company and its Subsidiaries, on the basis of amount paid (the “Key Vendors”) measured over the 12-month period prior to the date hereof.
(i)    Section 2.17(i) of the Disclosure Schedule contains a complete and accurate list of any vendor to whom the Company or any of its Subsidiaries has made or is obligated to make payments for any capital expenditure in excess of $250,000 individually or $750,000 in the aggregate as well as the amount of such payment or obligated payment since January 1, 2011.

Neither the Company nor any of its Subsidiaries has received any written notice from any Key Customer, Key Vendor, or Key Reseller to the effect that it (i) has materially changed, modified, amended or reduced, or intends to materially amend or reduce, its business relationship with the Company or any of its Subsidiaries in a manner that is, or is reasonably likely to be, materially adverse to the Company or any of its Subsidiaries, or (ii) will fail to perform its obligations under any Contract with the Company or any of its Subsidiaries in any manner that is, or is reasonably likely to be, materially adverse to the Company or any of its Subsidiaries.
Section 2.18    Material Contracts. Except for Contracts listed in Section 2.18 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any Material Contract as of the date of this Agreement. “Material Contract” means all Contracts required to be listed in Sections 2.7, 2.8(d), 2.10(a) and 2.11(c) of the Disclosure Schedule and:
(a)    any advertising, agency, dealer, distributors, sales representative or joint marketing Contract that is reasonably expected to involve the payment of more than $100,000 over the life of the Contract;
(b)    any Contract between the Company or any of its Subsidiaries and any Key Customer or Key Reseller;
(c)    any Contract with a Key Vendor or continuing Contract for the purchase of materials, supplies, equipment or services that is reasonably expected to involve the payment by the Company or one of its Subsidiaries of more than $250,000 over the life of the Contract;
(d)    any original equipment manufacturer, joint development or joint venture Contract of more than $50,000 over the life of the Contract;
(e)    any warranty or maintenance Contract pursuant to which the Company or one of its Subsidiaries is obligated to provide services at a price fixed before performance of such services, for which the fully burdened cost of complete performance by the Company or such Subsidiary currently exceeds or is reasonably expected by the Company or its Subsidiaries to exceed such price;
(f)    any Contract other than Customer Contracts, that expires (or may be renewed at the option of any Person other than the Company or one of its Subsidiaries so as to expire) more than one year after the date of this Agreement and is reasonably expected to involve more than $300,000 over the life of the Contract;
(g)    any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money or any Company Indebtedness, or any leasing transaction of the type required to be capitalized in accordance with GAAP;
(h)    any Contract (other than Customer Contracts and reseller Contracts) wherein or whereby the Company or one of its Subsidiaries has expressly agreed to, or assumed, any obligation or duty to indemnify, reimburse, hold harmless, guarantee or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company, such Subsidiary or another Person of the Intellectual Property Rights of any Person other than the Company or such Subsidiary;
(i)    any Contract regarding the subject matter of Section 2.17(i);
(j)    any Contract in accordance with which the Company or one of its Subsidiaries is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property and involving in the case of any such Contract more than $50,000 over the life of the Contract;
(k)    any Contract in accordance with which the Company or one of its Subsidiaries is a lessor or lessee of any real property;
(l)    (i) any Contract providing for the development of any Software, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property for the Company or one of its Subsidiaries, and (ii) any Contract providing for the purchase by or license to (or for the benefit or use of) the Company or one of its Subsidiaries of any Software, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property, which is material to the operation of the business of the Company and its Subsidiaries, other than generally commercially available off-the-shelf software that is not customized and is available for a cost of not more than $500 for a perpetual license for a single user or work station (or $100,000 in the aggregate for all users and work stations) (and is not otherwise required to be listed on Schedule 2.8(d) or 2.18(f));
(m)    any Contract regarding the subject matter of Section 2.12;
(n)    any Contract (i) relating to the disposition or acquisition of assets or any interest in any business enterprise (whether by merger, sale of stock, sale of assets or otherwise) since January 1, 2011 and any Contract providing for an earnout, except for the sale of products or services in the ordinary course of business or (ii) containing a right of first negotiation, right of first offer or refusal, or any other similar right granted by the Company to and in favor of a third party with respect to an Acquisition Transaction or a potential Acquisition Transaction;
(o)    any Contract with any Governmental Authority, other than any Customer Contract;
(p)    any Contract relating to settlement of any Action (i) in an aggregate amount in excess of $50,000 since January 1, 2011 or (ii) that has any material ongoing obligations;
(q)    any Contract that results in any Person holding a power of attorney from the Company or any of its Subsidiaries;
(r)    any Contract with material obligations or restrictions that are binding upon or purport to be binding upon the Company’s upstream Affiliates, including without limitation any Person who becomes an upstream Affiliate of the Company after the date hereof or after the Effective Time;

(s)    any hedging, futures, options (other than Company Options) or other derivative Contract; or
(t)    any Contract, other than Contracts with the Company’s current legal and accounting advisors, with any investment banker, broker, advisor or similar Person, or any accountant, legal counsel or other Person retained by the Company or any of its Subsidiaries, in connection with this Agreement and the Transactions.
(u)    A true and complete copy of each Contract disclosed in the Disclosure Schedule has been Made Available. The Company or one of its Subsidiaries has performed all of the material obligations required to be performed by it and is entitled to all benefits under, and neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any third party is in default of any provision in respect of, any Material Contract. Each of the Material Contracts is a valid and binding agreement of the Company or one of its Subsidiaries, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws now and hereunder in effect relating to the rights of creditors generally and, to the Knowledge of the Company, the other parties thereto. There exists no default or event of default or event, occurrence, condition or act that with the giving of notice or the lapse of time, or both, would constitute a material default, on the part of the Company or, to the Knowledge of the Company, on the part of any other party under any Material Contract.
Section 2.19    Property.
(a)    Neither the Company nor any of its Subsidiaries owns or has ever owned any real property.
(b)    The Company or one of its Subsidiaries has good and marketable title to, or, in the case of leased properties and assets, marketable leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances except for Permitted Encumbrances, and such properties and assets have been maintained in accordance with the ordinary course of business save for normal tear and wear, except (1) as reflected in the Interim Balance Sheet, (2) liens for Taxes not yet due and payable, and (3) such imperfections of title and Encumbrances that do not detract from the value or interfere with the present use of the property subject thereto or affected thereby. The Company has Made Available to Parent a true, correct and complete copy of each of its and its Subsidiaries’ real property leases, and a list of such real property leases are included on Section 2.19 of the Disclosure Schedule, including the lease address, term and base rent.
(c)    The assets and properties owned, leased or licensed by the Company or its Subsidiaries are in good condition and repair in all respects (subject to normal wear and tear) and constitute all of the properties necessary to conduct its business as currently conducted.
Section 2.20    Privacy and Data Security.
(a)    The Company and each of its Subsidiaries has (i) complied in all material respects with its published privacy notices, policies and internal privacy notices, policies and guidelines and all applicable Laws relating to data privacy, data protection and data security and (ii) taken commercially reasonable administrative, technical, and physical measures to ensure that Personal Information is protected against loss, damage, and unauthorized access, use, modification, or other misuse. “Personal Information” means any information that can identify a person, which may include, but not be limited to, (A) name, address, telephone number, health information, drivers’ license number, government issued identification number, or any other data that can be used to identify, contact, or precisely locate an individual; (B) any nonpublic personally identifiable financial information, such as information relating to a relationship between an individual person and a financial institution, and/or related to a financial transaction by such individual person with a financial institution; or (C) Internet Protocol addresses or other persistent device identifiers. Except as otherwise provided in the Disclosure Schedule, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any Personal Information maintained by or on behalf of the Company or any of its Subsidiaries. No Person (including any Governmental Authority) has provided any notice or commenced any Action with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any Personal Information maintained by or on behalf of the Company or any of its Subsidiaries and, to the Knowledge of the Company, there is no reasonable basis for any such notice, claim, or Action. The (i) collection, storage, processing, transfer, sharing and destruction of Personal Information, and (ii) the execution, delivery and performance of this Agreement and the consummation of the Merger complies (and the disclosure to and use by the Surviving Entity and Parent and its Affiliates of such information after the Effective Time will comply) with the Company’s or its Subsidiaries’ applicable privacy notices and policies described in Section 2.20(a) of the Disclosure Schedule and with all applicable Laws relating to privacy and data security (including any such Laws in the jurisdictions where the applicable information is collected).
(b)    Except as set forth in Section 2.20(b) of the Disclosure Schedule, with respect to transactions processed in any way (including any processing, storing or communication of transaction data, credit, and/or payment card data) by the Company and its Subsidiaries on behalf of any Person prior to the Closing Date, the Company and each of its Subsidiaries is in compliance in all material respects with Level 4 of the Payment Card Industry Data Security Standard (PCI-DSS).
Section 2.21    IT Systems
(a)    To the Knowledge of the Company, the Software used by the Company or any of its Subsidiaries is substantially free of any material defects, bugs and errors in accordance with generally accepted industry standards, and does not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data or other materials (“Contaminants”).
(b)    The computer, information technology and data processing systems, facilities and services used by the Company or any of its Subsidiaries, including all Software, hardware, networks, communications facilities, platforms and related systems and services used or planned to be used by the Company or any of its Subsidiaries (collectively, the “Systems”), are reasonably sufficient for the existing needs of the Company and its Subsidiaries. The Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the business of the

Company and its Subsidiaries. The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are substantially free from Contaminants. All Systems, other than Software that is duly and validly licensed to the Company or one of its Subsidiaries pursuant to a Company Intellectual Property Agreement listed or required to be listed in Section 2.8(d) of the Disclosure Schedule, are owned and operated by and are under the control of the Company or one of its Subsidiaries, and are not wholly or partly dependent on any systems, facilities or services which are not under the ownership, operation and control of the Company or one of its Subsidiaries.
(c)    In the 12-month period prior to the date hereof, there has been no failure, breakdown or continued substandard performance of any Systems that has caused a material disruption or interruption in or to any customer’s use of the Systems or the operation of the business of the Company or its Subsidiaries. The Company and its Subsidiaries makes back-up copies of data and information critical to the conduct of the business of the Company and its Subsidiaries at least once every seven days and conducts periodic tests to ensure the effectiveness of such back-up systems. The Company and its Subsidiaries have in place industry standard (and, in any event, not less than commercially reasonable) disaster recovery and business continuity plans, procedures and facilities.
Section 2.22    Bank Accounts. Section 2.22 of the Disclosure Schedule sets forth a complete and accurate list showing all banks in which the Company or any of its Subsidiaries maintains a bank account or safe deposit box (collectively, “Bank Accounts”), together with, as to each such Bank Account, the account number, the names of all signatories thereof and the authorized powers of each such signatory and, with respect to each such safe deposit box, the number thereof and the names of all persons having access thereto.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub represent and warrant to the Company as follows:
Section 3.1    Organization and Power. Each of Parent and Merger Sub (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect on Parent.
Section 3.2    Authorization; Enforceability. Parent and Merger Sub each has the power and authority to execute, deliver and perform its obligations under this Agreement and any Related Agreements to which it is a party and to consummate the Transactions. The execution, delivery and performance of this Agreement and any Related Agreements to which it is a party and the consummation of the Transactions by each of Parent and Merger Sub of this Agreement and any Related Agreements to which it is a party have been duly authorized by all requisite corporate or comparable organizational action on the part of it and its stockholders. This

Agreement and any Related Agreements to which it is a party have been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the other parties hereto, represents the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws now and hereunder in effect relating to the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.
Section 3.3    Noncontravention.
(a)    The execution, delivery and performance of this Agreement and the consummation of the Transactions by Parent and Merger Sub will not (1) conflict with, result in or constitute a material violation of or default under (with or without notice, lapse of time or both), give rise to a right of termination, cancellation, renegotiation, modification or acceleration of any obligation or loss of any benefit under or require consent, approval or waiver from any Person in accordance with any provision of the organizational documents of Parent or Merger Sub, (2) conflict with, result in or constitute a material violation of or default under (with or without notice, lapse of time or both) any Contract, Permit or Law applicable to Parent or Merger Sub, or (3) otherwise have an adverse effect upon the ability of Parent or Merger Sub to consummate the Transactions.
(b)    No Permit or Order of, or registration or filing with or declaration or notification to, any domestic Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the Related Agreements or the consummation of the Transactions, except for the filing of the Certificate of Merger, and the filing of the Notification and Report Forms with the FTC and the Antitrust Division of the DOJ required by the HSR Act and the expiration or termination of the applicable waiting period under the HSR Act.
Section 3.4    Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent formed for the purposes of effecting the Merger. There is no agreement outstanding pursuant to which any Person has any existing or contingent right to acquire any stock of Merger Sub. Merger Sub owns no assets, has no Liabilities and has conducted no activities other than those necessary to effectuate the Merger.
Section 3.5    Cash Resources. Parent has sufficient liquid cash resources to pay the Merger Consideration pursuant to this Agreement without resort to any credit facilities or “shelf” registrations.
Section 3.6    Legal Proceedings. There is no pending or, to the Knowledge of Parent, threatened, legal or administrative proceeding, claim, suit, investigation or action against Parent, Merger Sub or any of their respective Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent, Merger Sub or any of their respective Subsidiaries, in each case, by or before any Government Authority, which would, individually or in the aggregate, reasonably be expected to have an adverse effect upon the ability of Parent or Merger Sub to consummate the Transactions.

Section 3.7    Brokers and Finders. No Person has acted as a broker, finder or financial advisor for Parent or its Subsidiaries in connection with the negotiations relating to the Transactions, and no Person is entitled to any fee or commission or similar payment in respect thereof from Parent or any of its respective Subsidiaries based in any way on any agreement, arrangement or understanding made by or on behalf of Parent or its Subsidiaries.
ARTICLE 4
ADDITIONAL AGREEMENTS
Section 4.1    Conduct of Business of the Company. From the date hereof until the earlier of the termination of this Agreement pursuant to Article 6 and the Closing Date, except for transactions expressly contemplated by this Agreement, required by Law, consented to in writing in advance by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), which consent may be requested by e-mail addressed to Alex Wang and John Mills at awang@vmware.com and millsj@vmware.com and provided, that an email response from either of Alex Wang or John Mills consenting to a Company request will be deemed to constitute such written consent by Parent, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course of business and in a manner consistent with past practices and in compliance in all material respects with all applicable Laws to the extent within the control of the Company, its Subsidiaries, and their officers, directors and managers; and the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to carry on its business in the ordinary course of business and in a manner consistent with past practices and in compliance in all material respects with all applicable Laws to the extent not within the control of the Company, its Subsidiaries, and their officers, directors and managers, including to preserve intact the business organization, and preserve the goodwill, of the Company and the Company Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Company Subsidiaries and to preserve the present relationships of the Company and the Company Subsidiaries with customers, suppliers, channel partners and other Persons with which the Company or a Company Subsidiary has significant business relations. The email addressees in the preceding sentence shall respond to requests for consents promptly.
Section 4.2    Restrictions on Conduct of Business of the Company. In addition to and without limiting the generality of Section 4.1, during such period, except as required by applicable Law or as otherwise specifically contemplated or permitted by or required pursuant to this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent (which such consent shall not be unreasonably withheld, delayed or conditioned):
(a)    Amend or otherwise make any change to its organizational documents (other than the addition of holders of Company Class B Units obtained upon exercise of Company Options as parties to the operating agreement of the Company);
(b)    Declare, set aside or pay any dividends on or make any other distributions (whether in cash, securities or property) in respect of any of its issued Company Units, or split, combine or reclassify any of its Company Units or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its Company Units, or repurchase, redeem or otherwise acquire, directly or indirectly, any Company Units except from former employees, non-employee managers and consultants in accordance with agreements existing at the date hereof providing for the repurchase of Company Units in connection with any termination of service;
(c)    Accelerate, amend or change the period of exercisability or vesting of Company Options or other awards or rights granted under the Company Equity Plan or the vesting of the securities purchased or purchasable under such options, awards or rights, amend or change any other terms, including the exercise price or base value, of such options, awards or rights, or authorize cash payments in exchange for any such options, awards or rights or the securities purchased or purchasable under those options, awards or rights, or waive or amend the right of repurchase applicable to any Company Units;
(d)    Except as permitted by Section 4.2(i), (i) enter into any Material Contract described in Section 2.18 (except for Material Contracts entered into in the ordinary course of business), or violate, amend, terminate or otherwise modify or waive any of the material terms of any Material Contract (except for Material Contracts amended or otherwise modified in the ordinary course of business), or change in any material respect the course of performance or payments thereunder, or (ii) enter into any Contract, or amend or otherwise modify any Contract which, if entered into or amended or modified before the date hereof, would be required to be disclosed pursuant to Section 2.7;
(e)    Terminate any Contract with any reseller, distributor or agent, where such termination would reasonably be expected to trigger any material payment by the Company to such reseller, distributor or agent pursuant to such Contract or under applicable Law;
(f)    Issue or grant any securities or agree to issue or grant any securities, except in respect of (i) the exercise of any Company Option or Company RSU outstanding as of the date hereof pursuant to the terms of such awards as of the date hereof or (ii) the issuance of Company RSUs to any employee hired after the date hereof in an amount that, when aggregated with all other issuances of Company RSUs and Company Options since October 16, 2013, would not cause Parent to issue Replacement RSUs and Substitute Options in respect of such Company RSUs and Company Options pursuant to Section 1.6(a) with a value in excess of $27,000,000;
(g)    Enter into, or extend the term of, any employment or consulting or contractor Contract with any Person; provided, however, that, excluding highly compensated members of the Company’s management team who earn in excess of $200,000 in combined annual salary and bonus combined, the Company may, without Parent’s prior written consent, hire up to 50 individuals, net of the Company’s firings, per calendar month whose individual compensation arrangements are consistent with individual compensation arrangements previously offered for similar roles;
(h)    Make any loans or advances to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, in each case in excess of $50,000, other than advances to employees and consultants for travel and other expenses in the ordinary course of business;

(i)    Transfer or license to any Person any rights to any Company Intellectual Property (other than in the ordinary course of business (x) under nonexclusive licenses in connection with Customer Contracts, reseller or distributor agreements or (y) otherwise in connection with the license or sale of any of the Company Products or services to customers); provided that, notwithstanding past practice, in no event will the Company disclose, provide or license any Company Source Code to any third party or include in any such transfer or license any obligation, right or option to deposit the Company Source Code in escrow), but may enter into source code escrow arrangement in connection with new customer agreements where the release triggers are limited to bankruptcy or insolvency events;
(j)    Incorporate into, integrate, bundle, link with or otherwise use in connection with any Company Product any Open Source other than the Open Source disclosed in Section 2.8(k) of the Disclosure Schedule;
(k)    Sell, lease, license or otherwise dispose of or create, extend, grant or issue any Encumbrance, other than Permitted Encumbrances, over any of its properties or assets (other than in the ordinary course of business in connection with Customer Contracts, reseller or distributor agreements or otherwise in connection with the license or sale of any of the Company Products or services to customers); provided that, notwithstanding past practice, in no event will the Company disclose, provide or license any Company Source Code to any third party, but may enter into source code escrow arrangement in connection with new customer agreements where the release triggers are limited to bankruptcy or insolvency events;
(l)    Except as set forth on Schedule 4.2(l), incur any debt for borrowed money or guarantee any indebtedness of others or issue or sell any debt securities or guarantee any debt securities of others, or undertake any equity financing;
(m)    Enter into any material operating lease or material lease, sublease or license of real property;
(n)    Pay, discharge or satisfy, in an amount in excess of $10,000 in any one case or $100,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements or disclosed in the Disclosure Schedule or incurred in the ordinary course of business;
(o)    Make any single capital expenditures or commitments, capital additions or capital improvements or enter into any capital leases in excess of $150,000 or $500,000 in the aggregate;
(p)    Change in any materially adverse way the Company’s insurance coverage;
(q)    Adopt or amend any employee or compensation benefit plan, including any sales commission plan, equity purchase, equity issuance or unit option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan except as required by Law or as necessary to maintain the qualified status of such plan under the Code, or pay any bonus or special remuneration to any employee or non-employee manager or director (other than payments that are triggered by the Transactions and that are disclosed in the

Disclosure Schedule) or increase the salaries or wage rates of its employees, in each case except as set forth on Schedule 4.2(q);
(r)    Enter into any new severance, change of control, acceleration or termination arrangements, or amend or modify existing arrangements that would result in any new or increased severance, change of control, acceleration or termination payments to any Person;
(s)    Settle or commence any Action (including any settlement of either of the Litigations) other than (1) for the routine collection of bills or (2) in such cases where it in good faith determines that failure to commence an Action would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent before the filing of such Action;
(t)    Acquire or agree to acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or any company, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business;
(u)    Make or change any election in respect of Taxes (including electing to be treated as a corporation for United States Tax purposes), file any amendment to a Tax Return, enter into any closing agreement in respect of Taxes, settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or take any other action, or omit to take any other action, that would have the effect of increasing the Tax liability or accrual of Tax liability under FASB Interpretation No. 48 or reducing any Tax asset or accrual of Tax under FASB Interpretation No. 48;
(v)    Convert into a corporation or any other entity;
(w)    Alter, or enter into any commitment to alter, its interest in any Subsidiary, corporation, association, joint venture, partnership or business entity in which the Company or any Subsidiary directly or indirectly holds any interest;
(x)    Enter into any Contract that would be a Company Intellectual Property Agreement, or amend, modify, terminate, or waive any rights under any existing Company Intellectual Property Agreement except for licenses in the ordinary course of business that allow the Company to use a third party’s development kits and redistributable code; or
(y)    Take or agree in writing or otherwise to take, any of the actions described in the foregoing clauses of this Section 4.2.
Section 4.3    Access to Information.
(a)    Until the earlier of the termination of this Agreement and the Closing Date, (1) the Company will afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours to (A) all of the properties, books, contracts, commitments and records of the Company and its Subsidiaries and (B) all other information concerning the business, intellectual property, properties and personnel of the Company and its Subsidiaries as Parent may reasonably request, and (2) the Company will provide to Parent and its accountants, counsel and other representatives true, correct and complete copies of internal consolidated financial statements promptly upon request. The Company will not, and will cause its Subsidiaries not to, remove any of the documents from the electronically accessible data room provided in connection with the Transactions (the “Data Room”).
(b)    Until the earlier of the termination of this Agreement and the Closing Date, the Company will cause the officers, counsel or other representatives of it and its Subsidiaries to notify Parent of any changes or developments the Company determines to be material in the operational matters of the Company and its Subsidiaries and the general status of the ongoing business and operations of the Company and its Subsidiaries.
(c)    No information or knowledge obtained in any investigation in accordance with this Section 4.3 will, or will be deemed to (1) limit, modify or otherwise affect any representation or warranty contained herein or in the Related Agreements or any party’s rights hereunder (including rights under Article 7) or (2) cure, or operate as a waiver of, any inaccuracy in or breach of any representation or warranty, including for purposes of determining whether or not the conditions to the obligations of the parties to this Agreement have been satisfied.
(d)    The Company will (1) notify Parent in writing after learning of any material Action by any Person initiated against the Company or any of its Subsidiaries (a “New Litigation Claim”); and (2) notify Parent of ongoing material developments in any New Litigation Claim and any Action that was existing prior to the date hereof (including the Litigations).
(e)    Without limiting the foregoing, the Company will, and will cause each of its Subsidiaries to, promptly notify Parent if the Company or any of its Subsidiaries has received any correspondence asking or inviting the Company or any of its Subsidiaries to enter into a Patent license or similar agreement, to pay for or obtain a release for Patent infringement, or otherwise to enter into other arrangements with respect to the Patents of any other Person.
Section 4.4    Confidentiality. The parties acknowledge that Parent and AirWatch LLC executed a non-disclosure agreement dated August 22, 2013 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms. Notwithstanding anything to the contrary in this Agreement or in any of the other Related Agreements following the Closing (i) all confidential information of the Company as of the date of the Closing will constitute confidential information of Parent (and not any former holder of Company Units), irrespective of whether such confidential information was identified or otherwise designated as “confidential”; (ii) Parent will have no obligations to the Company whatsoever under the Confidentiality Agreement with respect to such confidential information of the Company; and (iii) with respect to such confidential information of the Company, the Representative will hold, and will take reasonable measures to cause their respective officers, counsel, advisors, employees and any other representatives to hold, such confidential information in confidence, in accordance with the Confidentiality Agreement as if they were a party to the Confidentiality Agreement.

Section 4.5    Public Announcements. The Company will not, and will cause its Subsidiaries, Unitholders, managers, officers, counsel, advisors, employees and any other representatives not to, issue or cause the publication of any press release or other disclosure with respect to this Agreement or the Transactions without prior written approval of Parent, except (x) as required by applicable Law, including to the extent disclosure is required by the Company’s Unitholders to their respective Tax, legal or financial advisors for purposes of complying with such Unitholders’ Tax obligations or other reporting obligations under Law arising out of the Transactions and (y) as permitted by the Joinder Agreements. Parent will consult with the Company with respect to any press release or other disclosure issued or made before the Effective Time with respect to this Agreement or the Transactions; provided that any such press release or disclosure will be made by Parent in its sole discretion.
Section 4.6    Consents; Cooperation; Information Statement to Unitholders.
(a)    Parent, Merger Sub and the Company each will take, and the Company will cause its Subsidiaries to take, commercially reasonable actions necessary to (1) comply promptly with all legal requirements which may be imposed on it with respect to the consummation of the Transactions, (2) promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the Transactions, and (3) obtain (and cooperate with the other parties hereto in obtaining) any consent, approval, Order or authorization of, or any registration, declaration or filing with, any Person that is set forth on Schedule 4.6(a), (any such identified consents relating to a Material Contract and designated as such thereon, the “Material Consents”).
(b)    As promptly as practicable after the date of this Agreement and in compliance with the Charter Documents, the DLLCA and applicable Law, the Company will prepare an information statement (the “Information Statement”). The Information Statement will (1) provide notice to all holders of Company Units that did not deliver the Unitholders’ Written Consent of the action taken by the Required Vote, pursuant to and in accordance with the Charter Documents and applicable Law and (2) describe this Agreement and the Transactions, including the obligations of the Indemnifying Securityholders hereunder. The Company will: (1) ensure that, other than any information provided by Parent for inclusion in the Information Statement, the information in the Information Statement (A) will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they are made, not misleading and (B) cause the Information Statement to comply with the DLLCA, the Charter Documents and any other applicable Law; (2) include in the Information Statement all changes reasonably proposed by Parent; and (3) cause the Information Statement together with the Letter of Transmittal to be mailed to the Company’s Unitholders of record as of the date of this Agreement as promptly as practicable following the date of this Agreement. The Company will afford the Parent an opportunity to review the Information Statement prior to its dissemination.
Section 4.7    No Solicitation. From the date hereof until the earlier of the termination of this Agreement pursuant to its terms and the Closing Date, the Company will not, and will cause the officers, managers, directors, employees, financial advisors, representatives, agents and

Affiliates of the Company (“Company Representatives”) not to, directly or indirectly, take any action to solicit, initiate, seek, entertain, encourage, support, assist, participate in any negotiations or communications regarding, or cooperate with any inquiry, proposal or offer from, or furnish any information to, any third party regarding any merger, recapitalization or consolidation with or involving the Company or its Subsidiaries or any acquisition of membership interests or stock, or right to acquire membership interests or stock (including any conversion right) or acquisition or exclusive license of any assets of the Company or its Subsidiaries or any debt or equity financing transaction of any nature (including the filing of a registration statement with the SEC) or any other similar transaction, the consummation of which would interfere with the Company’s ability to consummate the transactions contemplated hereby (an “Acquisition Transaction”). Upon execution of this Agreement, the Company will, and will cause Company Representatives to, immediately cease and cause to be terminated any existing direct or indirect discussions with any Person (other than Parent) that are in respect of an Acquisition Transaction. In no event will the Company, during the period from the date hereof until the earlier of the termination of this Agreement pursuant to its terms and the Closing Date, either accept or enter into any agreement concerning an Acquisition Transaction or engage in any communications that could reasonably be expected to lead to an acceptance or entering into of an agreement concerning any Acquisition Transaction. Nothing in this Section 4.6 shall limit discussion between and among the Company and the Company Representatives. From the date hereof until the earlier of the termination of this Agreement pursuant to its terms and the Closing Date, the Company will, and will cause the officers, managers, directors, employees, financial advisors, representatives, agents and Affiliates of the Company to, promptly (and in no event later than two (2) Business Days after receipt thereof) notify Parent orally and in writing of any proposal for, or inquiry respecting, any Acquisition Transaction or any request for nonpublic information in connection with such proposal or inquiry, or for access to the properties, books, or records of the Company by any person or entity that informs the Company that it is considering making, or has made, such a proposal or inquiry. Such notice must be accompanied by a copy of any written proposal, and in the absence of a written proposal, will indicate the identity of the person or entity making the proposal or inquiry, the total consideration and the terms and conditions of such proposal or inquiry in reasonable detail. The Company will keep Parent informed on a reasonably current basis (and, in any event, within two (2) Business Days) of the status and details of any material modifications to any such proposal, offer or request.
Section 4.8    Merger Notification
(a)    To the extent applicable, as soon as may be reasonably practicable, the Company and Parent will make, and will cause any of their respective Affiliates that may be required under applicable Law to do so to make, all filings, notices, petitions, statements, registrations and submissions of information, application or submission of other documents required by any Governmental Authority in connection with the Merger and the transactions contemplated hereby, including: (i) Notification and Report Forms with the FTC and DOJ as required by the HSR Act and (ii) filings required or recommended by the merger notification or control laws or regulations of any other applicable jurisdictions. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Authority under this Section 4.8 to comply in all material respects with applicable Law, and will cause the documents filed by their Affiliates to so comply.

(b)    The Company and Parent each will use commercially reasonable efforts to promptly (i) supply each other with any information which reasonably may be required in order to effectuate such filings and (ii) supply any additional information which reasonably may be required by the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate. Except where prohibited by applicable Law, each party will consult with the other party prior to taking a substantive position with respect to any such filing, will permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with any substantive analyses, appearances, presentations, memoranda, briefs, white papers, other materials, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Authority in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby, coordinate with the other party in preparing and providing such information, permit the other party (and its counsel) to attend any meetings with any Governmental Authority and promptly provide the other party (and its counsel) copies of all filings, presentations and submissions (and a summary of oral presentations) made by the Company with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby, provided that access to any such filing, information or documentation will, at such providing party’s request, be restricted to such other party’s outside counsel and economists or advisors retained by such counsel. Where applicable, Parent will have principal control over the strategy for interacting with such Governmental Authorities in connection with the matters contained in this Section 4.8 after consultation with the Company.
(c)    Each of Parent and the Company will notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Authority in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Authority for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, applicable Law. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 4.8, each party will promptly inform the other parties hereto of such occurrence and the parties will cooperate with each other in filing with the applicable Governmental Authority such amendment or supplement.
(d)    If an Order preventing the consummation of any of the Transactions will have been issued by a court of competent jurisdiction, each party hereto will use its commercially reasonable efforts to have such Order lifted; provided, however, that notwithstanding anything to the contrary contained in this Agreement, Parent will not be required to agree to (x) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or affiliates or of the Company or its Subsidiaries, (y) the imposition of any limitation on the ability of Parent, its Subsidiaries or Affiliates or the Company or its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, including the businesses of the Company and its Subsidiaries, or (z) the imposition of any impediment on Parent, its Subsidiaries or Affiliates or the Company or its Subsidiaries under any Law or Order governing competition, monopolies or restrictive trade practices and provided, further, that notwithstanding anything to the contrary contained in this Agreement, the Company will not be required to agree to any restrictions or dispositions with respect to their business to the extent such restrictions or dispositions are required to occur prior to the Closing. Nothing in this Agreement will require Parent to litigate with any Governmental Authority.
Section 4.9    Notification. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Section 6.1, (i) the Company will notify Parent promptly of the occurrence or non-occurrence of any event of which it has Knowledge whose occurrence or non-occurrence would be likely to make the timely satisfaction of any condition in Section 5.1 or Section 5.3 impossible or unlikely and (ii) the Parent will notify the Company promptly of the occurrence or non-occurrence of any event of which it is aware whose occurrence or non-occurrence would be likely to make the timely satisfaction of any condition in Section 5.1 or Section 5.2 impossible or unlikely. No provision of, and no information provided under, this Section 4.9 will, or will be deemed to limit, modify or otherwise affect any representation or warranty contained herein or any party’s rights hereunder (including rights under Article 7).
Section 4.10    Spreadsheet. The Company will cause to be prepared and delivered to Parent, at least five Business Days before the Closing, a spreadsheet, in a form reasonably acceptable to Parent and the Payment Agent, dated and setting forth as of the Closing the following information relating to the holders of Company Units, other securities convertible into Company Units, Company Options, Company RSUs, Retention RSUs and Company Restricted Units: (a) the names and addresses (including email addresses), to the extent practicable, of all such holders; (b) the number and type of Company Units or other securities held by, or subject to the Company Options, Company RSUs, Retention RSUs or Company Restricted Units held by, such Persons; (c) the exercise price per unit in effect as of the Closing Date for each Company Option; (d) the conversion price per unit in effect as of the Closing Date for any securities that are convertible into Company Units and the type of Company Units into which the securities are convertible; (e) the cash amount payable to such holder in respect of the cancellation of such holder’s Company Units and In-the-Money Vested Options or other securities pursuant to Section 1.4 or Section 1.6; (f) the Unit General Escrow Contribution, Unit Litigation Escrow Contribution, Unit Representative Fund Contribution, Option General Escrow Contribution, Option Representative Fund Contribution, Aggregate Escrow Funding Percentage and Unit Litigation Funding Percentage of each Indemnifying Securityholder and Indemnifying Founder, as applicable (together with each Indemnifying Securityholder’s Unit Escrow Funding Percentage, Option Escrow Funding Percentage, and each Indemnifying Founder’s Unit Litigation Funding Percentage, separately listed); (g) whether a Person is an Installment Party and if so, such Person’s Unit Installment Amount; (h) the number of shares of Parent Common Stock underlying each holder’s Substitute Options and Replacement RSUs, (i) the amount of the applicable required Tax withholdings as of the date the Spreadsheet is provided attributable to each holder of Company Units, Company Options, Company RSUs, Retention RSUs and Company Restricted Units; (j) the aggregate amount of all outgoing wires to the Payment Agent, the Company and any of its Subsidiaries in respect of payments to be made to holders of Company Units and In-The-Money Vested Options, as applicable, the Escrow Agent and any third-party in respect of the payment of Third Party Expenses; and (k) such other information relevant thereto or which Parent may reasonably request at least five Business Days before the Closing Date (the “Spreadsheet”).
Section 4.11    Expenses.

(a)    In the event that the Merger is not consummated, each party will be responsible for its own expenses and costs that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. In the event that the Merger is consummated, all of the following fees and expenses incurred by or on behalf of the Company or any of its Subsidiaries in connection with the Merger will be paid out of the Merger Consideration in accordance with Section 1.4(c), including:
(i)    all legal, accounting, financial advisory, consulting, finders’ and all other fees and expenses of third parties incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby; and
(ii)    the cost of the directors’ and officers’ liability insurance “run-off policy” referenced in Section 4.17(b) (collectively with the fees, expenses and payments described in clause (i) above, the “Third Party Expenses”).
(b)    Five Business Days prior to the Closing, the Company will deliver to Parent an estimate, reasonably detailed, including wire instructions and separated by service provider, of all Third Party Expenses of the Company or its Subsidiaries through the Closing (the “Estimated Third Party Expenses”). The amount of Estimated Third Party Expenses will reduce the Merger Consideration in accordance with Section 1.4(c) and will be paid at Closing. If, and only if, the actual Third Party Expenses exceed the Estimated Third Party Expenses, Parent will be entitled to recover such excess starting with dollar one from the General Escrow Fund, in accordance with Article 7.
(c)    No current or former officer, manager, director, employee or Unitholder of the Company or its Subsidiaries will incur any Third Party Expenses on behalf of the Surviving Entity or its Subsidiaries after the Closing Date without the express prior written consent of Parent.
(d)    Notwithstanding the foregoing, all fees relating to any filing by the Company or Parent under the HSR Act will be split equally between Parent and the Company and, for the avoidance of doubt, the Company’s portion of such fees shall not be included as Third Party Expenses. Parent will pay all required filing fees to the FTC or DOJ, as applicable, on behalf of both Parent and the Company and, within two Business Days following the Company’s receipt of an invoice or details of such payment, the Company will reimburse Parent for one-half of the amount of such filing fees.
Section 4.12    Financial Statements. The Company will cause to be prepared and delivered to Parent, on or before January 31, 2014, an unaudited draft of the consolidated balance sheets as of and statements of operations, without notes, for the year ended December 31, 2013.
Section 4.13    Real Property Letter of Credit. In the event that the Company does not replace that certain National Association Irrevocable Standby Letter of Credit No. 50063070 executed by Alan Dabbiere on February 24, 2012 with a letter of credit in its name, Parent shall, or shall cause the Surviving Entity to, use commercially reasonable efforts to provide such replacement letter of credit to SCT Perimeter Center West, LLC or otherwise effect the termination and the release of Alan J. Dabierre from such obligation.
Section 4.14    Employees.
(a)    Certain employee matters are set forth on Schedule 4.14. Nothing in Schedule 4.14 will create any third-party beneficiary right for the benefit of any Person other than the parties to this Agreement, or any right to employment or continued employment or to a particular term or condition of employment with Parent, the Surviving Entity or any of their respective Subsidiaries or Affiliates.
Section 4.15    Tax Matters.
(a)    FIRPTA Compliance. Each Unitholder will, no later than 10 days prior to the Closing, deliver to Parent a certificate, signed by the Unitholder under penalties of perjury, that: (i) sets forth the Unitholder’s name, tax identification number, and home or office address, and (ii) certifies that the Unitholder is not a “foreign person” as such term is defined in Section 1445 of the Code. If one or more Unitholders fails to comply with the delivery obligations in the preceding sentence, Parent will withhold from the Merger Consideration payable to such Unitholder and pay over to the appropriate taxing authorities the amount required to be withheld under Section 1445 of the Code with respect to the fair market value of the Company’s United States real property interests, if any.
(b)    Termination of Tax Sharing Agreements. All Tax sharing, allocation, indemnity or similar agreements with respect to or involving the Company and/or its Subsidiaries will be terminated as of the Closing Date.
(c)    Termination of Powers of Attorney. Any power of attorney with respect to Taxes or Tax Returns of the Company will be terminated as of the Closing Date.
(d)    Allocation.
(i)    The parties agree to allocate the Merger Consideration, the liabilities of the Company and other items required to be taken into account to the assets of the Company in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Parent will prepare a proposed allocation of the Merger Consideration (and liabilities treated as assumed for Tax purposes and other capitalized costs) among the assets of the Company in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Proposed Allocation”).
(ii)    Parent will deliver a copy of the Proposed Allocation to the Representative within 120 days following the Closing (or 30 days following the determination of the Final Working Capital) and to the extent that such Proposed Allocation is deemed unreasonable by the Representative, the Representative will have the right to object in writing within 30 days of such delivery. If the Representative does not properly object to the Proposed Allocation, then the Proposed Allocation will become the final allocation for purposes of Section 1060 of the Code (the “Final Allocation”). If the Representative properly objects to the Proposed Allocation, Parent and the Representative will use commercially reasonable efforts for a period of 30 days (or such longer period as they may mutually agree) to resolve the dispute. During such 30 day period, Parent and the Representative will have access to the working papers, schedules and calculations of the other used in the preparation of the Proposed Allocation. If, at the end of such period, Parent and the Representative are unable to resolve such dispute, then such dispute will be referred to a Settlement Accountant. Parent and the Representative will enter into reasonable and customary arrangements for the services to be rendered by the Settlement Accountant. The Settlement Accountant will be directed to resolve the dispute as promptly as practicable (and in any event within 30 days from the date that the dispute is submitted to it). Parent and the Representative will each furnish to the Settlement Accountant such work papers and other documents and information relating to the disputed issues, and will answer questions as the Settlement Accountant may reasonably request. The determination of the Settlement Accountant will be final, conclusive and binding on the parties hereto, and will be the Final Allocation. Parent, on the one hand, and the Representative, on the other hand shall each bear 50% of the costs and expenses of the Settlement Accountant arising out of services performed pursuant to this Section 4.15(d).
(iii)    The Final Allocation will be binding on Parent, the Unitholders and each of their Affiliates for all purposes (including financial accounting purposes, financial and regulatory reporting purposes, and Tax purposes). The Representative and Parent will prepare and timely file IRS Form 8594 (Asset Acquisition Statement under Section 1060 of the Code) including any required attachments or supplements thereto, which will reflect and be consistent with the Final Allocation and any adjustments thereto to the extent required by applicable Law. Neither Parent nor the Unitholders will take, nor permit any of their Affiliates to take, for federal, state or local income tax purposes any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with the Final Allocation unless otherwise required by applicable Law. Any adjustments to the Merger Consideration pursuant to this Agreement will result in an adjustment to the Final Allocation in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder.
(e)    Sales, Use and Other Taxes. The Parent, on the one hand, and the Indemnifying Securityholders, on the other hand, will be liable for 50% of, and will pay when due, any transfer, gains, documentary, sales, use, registration, stamp, value-added or other similar Taxes (“Transfer Taxes”) which may be payable by reason of the Merger. Parent will prepare and file (or cause to be filed) all required or advisable Transfer Tax forms, and the Representative agrees to cooperate with Parent and to execute such Transfer Tax forms to the extent required by applicable Law. The parties shall cooperate with each other and use their commercially reasonable efforts to minimize the Transfer Taxes attributable to the Merger. No later than ten (10) Business Days prior to the Closing, the parties will mutually agree on a reasonable estimate of the amount of Transfer Taxes to be paid. Fifty percent (50%) of such estimate shall be retained by Parent from the Merger Consideration otherwise payable to the Indemnifying Securityholders hereunder and applied by Parent to satisfy the Indemnifying Securityholders’ obligation to pay its portion of the Transfer Taxes. Parent shall pay, or cause to be paid, any such Transfer Tax to the applicable taxing authority. If the amount retained by Parent from the Purchase Price is greater than or less than the Indemnifying Securityholders’ allocated portion of the Transfer Taxes as provided herein, the Indemnifying Securityholders shall reimburse Parent, or Parent shall reimburse the Indemnifying Securityholders, the amount underretained or overretained, whichever is applicable, promptly upon determination of such amount.
(f)    Tax Treatment of Transaction. The parties hereto agree that, solely for federal, state and local income Tax purposes, the transaction will be treated pursuant to Revenue Ruling 99-6, 1991-1 CB 432 as (i) a sale of the Company Units by the Unitholders, and (ii) a deemed purchase of the assets of the Company by the Parent and a deemed assumption of the liabilities of the Company by the Parent. The parties hereto agree not to take any position on any income Tax Return or audit or other proceeding with respect to Taxes that is inconsistent with the treatment set forth in this Section 4.15(f).
(g)    Section 338(g) Election. The Company agrees that Parent will have the right, in its sole discretion, to make an election under Section 338(g) of the Code and any comparable election under state or local Tax Law (the “Section 338(g) Elections”) with respect to the Foreign Subsidiaries.  Parent will be responsible for the preparation and filing of all Tax Returns and forms (the “Section 338 Forms”) required under applicable law to be filed in connection with making the Section 338(g) Elections. If the Section 338(g) Elections are made by Parent, the Parties will allocate the Merger Consideration and any other amounts required by the Code or Treasury Regulations to be allocated in the manner required by Section 338 of the Code and the Treasury Regulations promulgated thereunder.  Such allocation will be used for purposes of determining the aggregate deemed sales price under the applicable Treasury Regulations and in reporting the deemed sale of assets of the applicable Foreign Subsidiaries in connection with the Section 338(g) Elections. Parent shall be responsible for all Taxes imposed on the Company or any Unitholder attributable to the making of any Section 338(g) Election in accordance with this Section 4.15(g).
(h)    Tax Filings. Prior to the Closing, the Company will file all Tax Returns that are required to be filed by it as of the Closing Date.
(i)    Intercompany Agreements. Prior to the Closing, the Company and its Subsidiaries will enter into intercompany agreements to document their intercompany sales, services and other transactions for purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code, in the forms attached hereto as Exhibit J.
(j)    Resale Certificates. Prior to the Closing, the Company will obtain and deliver to Parent resale certificates from all of its and its Subsidiaries’ resellers and distributors.
Section 4.16    280G Approval.
(a)    No later than the Closing Date, to the extent applicable, the Company’s foreign subsidiaries shall submit for approval the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code (“Parachute Payments”) to a vote of the Company (as sole owner of the foreign subsidiary) in a manner that satisfies all applicable requirements of Code Section 280G(b)(5)(B) and the Treasury regulations thereunder in all material respects (the “280G Approval”). To the extent any individual has the legal right to a payment or benefit that would constitute a Parachute Payment if the 280G

Approval does not occur, the Company shall use commercially reasonable efforts to obtain, prior to the date of the 280G Approval, an agreement from such individual to waive his or her rights to receive any amount in excess of the permissible maximum payment amount specified under Code Section 280G(b)(2)(A)(ii) if the 280G Approval does not occur.
(b)    Notwithstanding any provision in this Agreement to the contrary, no individual who is a disqualified individual (as defined in Section 280G of the Code) with respect to a foreign corporation shall be entitled to any benefit or payment provided under this Agreement (including, without limitation, any Retention RSUs, Retention Options, bonus under Schedule 4.2(q) or acceleration pursuant to Schedule 1.6) that would, when combined with other payments and benefits, constitute a “parachute payment” under Section 280G of the Code, unless, prior to Closing the Company has approved such payments in accordance with the 280G Approval.
Section 4.17    Indemnification of Covered Persons.
(a)    Parent and Merger Sub agree that all rights to indemnification existing as of the date of this Agreement for acts or omissions occurring on or prior to the Effective Time in favor of the current or former managers, directors, officers or other employees of the Company and each of its Subsidiaries currently indemnified by the Company or any of its Subsidiaries (collectively, the “Covered Persons”) as provided by statute or in their respective constitutional documents or the indemnity agreements listed on Schedule 4.17 will survive the transactions contemplated by the terms of this Agreement and will continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Time, and Parent will, and will cause the Surviving Entity to, honor the foregoing indemnification obligations of the Company and its Subsidiaries for acts or omissions by such Covered Persons occurring on or prior to the Effective Time.
(b)    At or prior to the Effective Time, the Company will purchase a prepaid directors’ and officers’ liability insurance “run-off policy” with a claims period of six years from the Closing Date, and on terms and conditions no less favorable to the Covered Persons than those in effect under the Company’s existing directors’ and officers’ liability insurance policy in effect on the date hereof, for the benefit of the Covered Persons with respect to their acts and omissions as managers, directors, officers and employees of the Company or its Subsidiaries occurring prior to the Effective Time.
(c)    The provisions of this Section 4.17 are (i) intended to be for the benefit of, and will be specifically enforceable by, each Covered Person, and each such Person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons will be third party beneficiaries of this Section 4.17, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.
(d)    The obligations of Parent and the Surviving Entity pursuant to this Section 4.17 (A) will be subject to the limitations imposed by applicable law, (B) do not release any Indemnifying Securityholder or any affiliate of such Indemnifying Securityholder who is also an officer, manager or director of the Company or any of its Subsidiaries from his, her or its indemnification obligations as an Indemnifying Securityholder under Article 7 hereof (and no Indemnifying Securityholder or any affiliate of such Indemnifying Securityholder will have any right of contribution, indemnification or right of advancement from the Surviving Entity or Parent with respect to any indemnification payments that such Indemnifying Securityholder is required to pay to an Indemnified Person pursuant to Article 7 hereof); and (C) do not require the Surviving Entity or Parent to advance expenses to an individual in respect of any good faith claim by an Indemnified Person regarding fraud by such individual relating to this Agreement or any Related Agreement.
Section 4.18    Further Assurances. On the terms and subject to the conditions set forth in this Agreement, each of the parties hereto will, and will cause their respective Subsidiaries to, use commercially reasonable efforts, and will cooperate with the other parties hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including the satisfaction of the respective conditions set forth in Article 5.
Section 4.19    Termination of 401(k) Plan. Unless requested by Parent at least five Business Days prior to the Closing not to take such action, the board of managers of the Company will adopt a resolution terminating the AirWatch 401(k) and Profit Sharing Plan effective as of the day prior to the Closing and will provide evidence of such termination acceptable to Parent prior to the Closing. Parent or its Affiliates will take all action necessary to permit its qualified 401(k) Plan to accept direct rollovers from the Company’s 401(k) Plan and Profit Sharing Plan, including loan rollover if permitted by the AirWatch 401(k) and Profit Sharing Plan.
Section 4.20    Board Ratification. Prior to the Closing, the Company’s and its Subsidiaries’ boards of managers will formally ratify all prior issuances of equity.
Section 4.21    Manager, Director and Officer Resignations; Release. The Company will, and will cause its Subsidiaries to, use its and their commercially reasonable efforts to cause each of the Persons listed in Schedule 5.3(i) to enter into the Manager, Directors and Officers Release in the form attached hereto as Exhibit I.
Section 4.22    Standards Organizations. The Company will, and will cause each of its Subsidiaries not to enter into or join any standards-setting organizations, collaborative efforts with universities or industry bodies and consortia, and other similar multi-party special interest groups and activities.
Section 4.23    Promissory Notes.
(a)    If the Loan Triggering Condition is met on June 1, 2014, then Parent will loan $25,000,000 to the Company, and in consideration for and prior to the funding of such loan, the Company will issue Parent a promissory note, in the same principal amount, in the form attached hereto as Exhibit K.
(b)    If the Loan Triggering Condition is met on September 1, 2014, then Parent will loan $25,000,000 to the Company, and in consideration for and prior to the funding of such loan, the Company will issue Parent a promissory note, in the same principal amount, in the form attached hereto as Exhibit K.
Section 4.24    Certain Company Options. Immediately prior to the Effective Time, the Company will cancel each unvested option to purchase Company Units held by Australian service providers (an “AUS Company Option”) and will substitute each such AUS Company Option with a Company RSU (an “AUS Company RSU”). The number of units subject to an AUS Company RSU will be determined by dividing (x) the product of (i) the number of Company Units subject to such AUS Company Option immediately prior to such cancellation and (ii) the excess of the Per Unit Consideration over the per unit exercise price of such AUS Company Option by (y) the Per Unit Consideration, rounded down to the nearest whole unit. The AUS Company RSUs will continue to have, and be subject to, the same material terms and conditions of the AUS Company Option as are in effect immediately prior to such cancellation, including the vesting conditions. No later than five Business Days prior to the Closing, the Company will take all action necessary or appropriate to effect the treatment of AUS Company Options provided for under this Section 4.24 under the Company Equity Plans, all Contracts governing the terms of all AUS Company Options, and under any other plan or arrangement to which the Company is a party or by which the Company may be bound, including obtaining any required consent contemplated thereby. The Company will not solicit any consents or other approvals from the holders of any AUS Company Options unless and until Parent has reviewed and approved all notices and related documentation (including any email messages and notifications) to be sent to such holders (which approval will not be unreasonably withheld or delayed). For the avoidance of doubt: (i) immediately prior to the Effective Time, each AUS Company RSU will automatically be canceled and substituted with Replacement RSUs as provided for in Section 1.6(a)(iii) and (ii) this provision shall not apply to any In-the-Money Vested Option held by Australian service providers; such In-the-Money Vested Options shall be treated as provided in Section 1.6.
Section 4.25    Company Options and Company RSUs. At least ten Business Days prior to the Closing, the Company will make available to Parent true and complete copies of all award agreements evidencing Company Options and Company RSUs, as amended or supplemented.
ARTICLE 5
CONDITIONS TO THE MERGER
Section 5.1    Conditions to Obligations of Each Party. The respective obligations of each party to consummate the Transactions will be subject to the satisfaction at or before the Closing of each of the following conditions, which to the extent permitted by Law may be waived in a written agreement of the Company and Parent (for itself and Merger Sub):
(a)    No Injunctions or Restraints; Illegality. No Order or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions will be in effect, and no Action will have been brought by a Governmental Authority seeking any of the foregoing be pending or threatened. No action taken by any Governmental Authority, and no statute, rule, regulation or Order will have been enacted, entered, enforced or deemed applicable to the Transactions, which makes the consummation of the Transactions illegal.

(b)    Governmental Approvals. Parent and the Company will have timely obtained from each Governmental Authority all material consents, waivers, approvals, orders, authorizations, registrations, declarations and filings necessary for consummation of, or in connection with, the Transactions, including, without limitation, the expiration or termination of the applicable waiting period under the HSR Act.
Section 5.2    Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Transactions will be subject to the satisfaction, or written waiver by the Company, at or before the Closing of each of the following conditions (each such condition being solely for the benefit of the Company and capable of being waived by the Company in its sole discretion without notice, liability or obligation to any Person):
(a)    Representations, Warranties and Covenants of Parent. Each of the representations and warranties made by Parent in this Agreement that is qualified by reference to materiality or Material Adverse Effect will be true and correct, and each of the other representations and warranties made by Parent in this Agreement will be true and correct in all material respects, as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct or true and correct in all material respects, as applicable, as of such specified date or time). Parent will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or before the Closing.
(b)    Receipt of Closing Deliveries. The Company will have received each of the agreements, instruments and other documents required to have been delivered to it at or before the Closing as set forth in Exhibit H, and all such agreements, instruments and other documents will continue to be effective and will not have been revoked by the Persons executing same, and the Parent will have deposited with the Payment Agent and Escrow Agent immediately available funds sufficient to satisfy its obligations under this Agreement.
Section 5.3    Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Transactions will be subject to the satisfaction, or written waiver by Parent, at or before the Closing of each of the following conditions (each such condition being solely for the benefit of Parent and Merger Sub and capable of being waived by Parent in its sole discretion without notice, liability or obligation to any Person):
(a)    Representations, Warranties and Covenants of the Company. Each of the representations and warranties made by the Company in this Agreement that is qualified by reference to materiality or Material Adverse Effect will be true and correct, and each of the other representations and warranties made by the Company in this Agreement will be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct or true and correct in all material respects, as applicable, as of such specified date or time); provided, however, that such materiality qualifier will not apply to the representations and warranties contained in Sections 2.2 and 2.3(a), each of which individually will have been true and correct in all respects as of the date of this Agreement and will be true and correct in all respects on and as of the Closing Date. The Company will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Company at or before the Closing.
(b)    Receipt of Closing Deliveries. Parent will have received each of the other agreements, instruments and other documents required to have been delivered to it at or before the Closing as set forth in Exhibit H, and all such agreements, instruments and other documents will continue to be effective and will not have been revoked by the Persons executing same.
(c)    Intercompany Agreements. The Company and its Subsidiaries will have entered into intercompany agreements to document their intercompany sales, services and other transactions for purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code, in the forms attached hereto as Exhibit J.
(d)    No Material Adverse Effect. There will not have occurred any Material Adverse Effect on the Company since the date of this Agreement.
(e)    Termination of Financing Agreements. The Company and the requisite Unitholders will have terminated that certain Unit Purchase Agreement, dated February 22, 2013, and that certain Registration Rights Agreement, dated February 22, 2013, as supplemented by that certain Joinder to Registration Rights Agreement, dated March 22, 2013.
(f)    Third Party Consents. The Company shall have delivered the Material Consents.
(g)    Joinder Agreements. Each of the Persons listed in Schedule 5.3(g) (the “Joinder Parties”) will have entered into a Joinder Agreement.
(h)    Managers, Directors and Officers Release. Each of the Persons listed in Schedule 5.3(h) will have entered into the Managers, Directors and Officers Release in the form attached hereto as Exhibit I.
(i)    Waiver of Blocker Sale Right. Each of the Insight and Accel Unitholders will have taken all necessary steps to waive all rights pursuant to Section 5.8 of the Fourth Amended and Restated Operating Agreement of the Company (Blocker Sale Mechanics).
(j)    Installment Amount Agreements. As of the Closing Date, all of the Installment Amount Agreements executed and delivered concurrently with the execution of this Agreement by Installment Parties will be in full force and effect.
(k)    Termination of Company Options and the Company Equity Plan. Each outstanding Company Option will have been exercised, terminated or cancelled, and the Company Equity Plan will have been terminated.
(l)    Employee Matters.

(i)    As of the Closing Date, (1) all of the Offer Letters with the individuals set forth on Schedule 5.3(l)(1A)(together with the individuals set forth on Schedule 5.3(l)(1B), the “Key Employees”) will be in full force and effect (subject to applicable Law and other than as a result of any termination by Parent), (2) no Key Employee set forth on Schedule 5.3(l)(1A) will have terminated, rescinded, or repudiated his or her Offer Letter or notified (whether formally or informally) Parent or the Company of his or her intention to leave the employ of Parent or any of its subsidiaries following the Effective Time, and (3) at least two of the Key Employees set forth on Schedule 5.3(l)(1B) will be employed by the Company or its Subsidiaries and will not have notified (whether formally or informally) Parent, any of its subsidiaries, or the Company or any of its Subsidiaries of his or her intention to leave the employ of the Surviving Entity or any of its Subsidiaries following the Effective Time.
(ii)    As of the Closing Date, at least 70% of the employees of the Company or any of its Subsidiaries set forth on Schedule 5.3(l)(2) (the “Additional Key Employees”) will (A) be employed by the Company or its Subsidiaries as of immediately prior to the Effective Time and (B) not have notified (whether formally or informally) Parent, any of its subsidiaries, or the Company or any of its Subsidiaries of his or her intention to leave the employ of the Surviving Entity or any of its Subsidiaries following the Effective Time.
(iii)    This Section 5.3(l) is not intended to confer upon any employees of the Company or any of its Subsidiaries any rights or remedies hereunder.
(m)    Non-Competition Agreements. As of the Closing Date, all of the Non-Competition Agreements executed and delivered concurrently with the execution of this Agreement by Key Employees on Schedule 5.3(l)(1A) will be in full force and effect (subject to applicable Law and other than as a result of any termination by Parent).
(n)    Tax Status. The Company will have remained a limited liability company which is treated as a partnership for United States Tax purposes.
ARTICLE 6
TERMINATION, AMENDMENT AND WAIVER
Section 6.1    Termination. At any time before the Effective Time, whether before or after approval of this Agreement by the Company’s Unitholders, this Agreement may be terminated as follows:
(a)    by mutual written consent duly authorized by the board of directors of Parent (or a committee thereof) and the board of managers of the Company;
(b)    by either Parent or the Company, if the Effective Time will not have occurred on or before April 30, 2014 (the “Termination Date”); provided, however, that if, on the Termination Date, the condition set forth in Section 5.1(b) as it relates to the HSR Act has not be satisfied, but all other conditions to the Closing have been satisfied or waived (or are capable of immediately being satisfied), then the Termination Date will be extended to October 31, 2014, and provided, further, that the right to terminate this Agreement under this Section 6.1(b) will not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before the Termination Date, and such action or failure to act constitutes breach of this Agreement;
(c)    by either Parent or the Company, if (1) there is a final non-appealable Order in effect preventing consummation of the Merger or any of the other Transactions or (2) there is any statute, rule, regulation or Order enacted, promulgated or issued or deemed applicable to the Merger or the other Transactions by any Governmental Authority that would make consummation of the Merger or any of the other Transactions illegal;
(d)    by Parent, if the Company has breached any representation, warranty or covenant contained herein and (1) such breach has not been cured within 30 days after Parent’s notice to the Company of such breach (provided, however, that no such cure period will be available or applicable to any such breach which by its nature cannot be cured) and (2) if not cured at or before the Closing, such breach would result in the failure of any of the conditions set forth in Section 5.1 or Section 5.3 to be satisfied (provided, however, that the termination right under this Section 6.1(d) will not be available to Parent if Parent is at that time in material breach of this Agreement);
(e)    by the Company, if Parent or Merger Sub has breached any representation, warranty or covenant contained herein and (1) such breach has not been cured within 30 days after the Company’s notice to Parent of such breach (provided, however, that no such cure period will be available or applicable to any such breach which by its nature cannot be cured) and (2) if not cured at or before the Closing, such breach would result in the failure of any of the conditions set forth in Section 5.1 or Section 5.2(a) to be satisfied (provided, however, that the right to terminate this Agreement under this Section 6.1(e) will not be available to the Company if the Company is at that time in material breach of this Agreement);
(f)    by Parent, on June 1, 2014, if the Company has breached any representation, warranty or covenant contained herein, and such breach has resulted in the failure of any of the conditions set forth in Section 5.1 or Section 5.3 to be satisfied (provided, however, that the termination right under this Section 6.1(f) will not be available to Parent if either (1) Parent is at that time in material breach of this Agreement or (2) the Company irrevocably waives Parent’s obligations under Section 4.23(a)); or
(g)    by Parent, on September 1, 2014, if the Company has breached any representation, warranty or covenant contained herein, and such breach has resulted in the failure of any of the conditions set forth in Section 5.1 or Section 5.3 to be satisfied (provided, however, that the termination right under this Section 6.1(g) will not be available to Parent if either (1) Parent is at that time in material breach of this Agreement or (2) the Company irrevocably waives Parent’s obligations under Section 4.23(b)).
Any party desiring to terminate this Agreement pursuant to Section 6.1(b) through (e) must give notice of such termination to the other party.
Section 6.2    Effect of Termination. If this Agreement is terminated in accordance with Section 6.1, this Agreement will forthwith become void and there will be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors, managers, Unitholders or Affiliates; provided, however, that each party hereto will remain liable for any breaches of this Agreement that occurred prior to its termination, and, provided further, that Section 4.4 (Confidentiality), Section 4.5 (Public Announcements), Section 4.11 (Expenses), Section 6.2 (Effect of Termination) and Article 8 (General Provisions) will remain in full force and effect and survive any termination of this Agreement.
Section 6.3    Amendment. Subject to applicable Law, the parties hereto may amend this Agreement at any time in accordance with an instrument in writing signed on behalf of each of the parties hereto; provided, however, that an amendment made subsequent to approval of this Agreement by the Unitholders of the Company will not (a) alter or change the amount or kind of consideration to be received on conversion of Company Units or (b) alter or change any of the terms or conditions of this Agreement if such alteration or change would materially and adversely affect the holders of Company Units. Subject to applicable Law, Parent and the Representative (on behalf of all of the Unitholders of the Company immediately prior to the Effective Time) may cause this Agreement to be amended at any time after the Effective Time by execution of an instrument in writing signed on behalf of Parent and the Representative (on behalf of all of the Unitholders of the Company immediately prior to the Effective Time); provided, however, that any amendment made in accordance with this sentence will not (1) alter or change the amount or kind of consideration to be received on conversion of Company Units or (2) alter or change any of the terms or conditions of this Agreement if such alteration or change would materially and adversely affect the Unitholders of the Company immediately prior to the Effective Time.
Section 6.4    Extension; Waiver. Any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties made to such party herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. At any time after the Effective Time, the Representative (on behalf of all the Indemnifying Securityholders) and Parent may, to the extent legally allowed, (1) extend the time for the performance of any of the obligations or other acts of the other, (2) waive any inaccuracies in the representations and warranties made to Parent (in the case of a waiver by Parent) or made to the Company (in the case of a waiver by the Representative) herein or in any document delivered pursuant hereto and (3) waive compliance with any of the agreements or conditions for the benefit of Parent (in the case of a waiver by Parent) or made to the Company (in the case of a waiver by the Representative). Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement will constitute a waiver of such right, and no waiver of any breach or default will be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

ARTICLE 7

ESCROW FUNDS AND INDEMNIFICATION

Section 7.1    Escrow Funds. From and after the Effective Time, the Escrow Funds will be available to compensate Parent and the Surviving Entity (on behalf of themselves or any other Indemnified Person) for Losses in accordance with this Article 7.

Section 7.2    General Indemnification.

(a)    From and after the Effective Time, subject to this Article 7, the holders of Company Units and holders of In-the-Money Vested Options, in each case, as of immediately prior to the Effective Time (collectively, the “Indemnifying Securityholders”) will, by virtue of the Merger, severally, and not jointly, indemnify and hold harmless Parent, the Surviving Entity, the subsidiaries of Parent and the Company and their respective officers, directors, agents, attorneys and employees, and each Person who Controls or may Control Parent or the Surviving Entity (each of the foregoing, an “Indemnified Person”) from and against any and all losses, liabilities, damages (whether direct, indirect, incidental or consequential), claims, suits, judgments, settlements (subject to Section 7.8), diminution in value, royalties, costs and expenses, including costs of investigation, settlement and defense, costs and expenses relating to obtaining a preliminary or permanent injunction, legal and consulting fees and alternative dispute resolution and court costs, and any interest costs or penalties, in each case as incurred (collectively, “Losses”), arising out of, related to or resulting from any of the following:

(i)    any inaccuracy or misrepresentation in or breach of any representation or warranty made by the Company in this Agreement, the Disclosure Schedule, any Related Agreement, any exhibit or schedule to this Agreement or any certificate or other executed document required to be delivered to Parent or Merger Sub in accordance with this Agreement to be true and correct on the date hereof and on the Closing Date as if made on such date; provided that the determination of whether any such representation, warranty or certification that is qualified by “material,” “in all material respects” or “Material Adverse Effect” or any similar term or limitation is so true and correct, and the amount of Losses arising out of, related to or resulting from such inaccuracy, misrepresentation or breach will be determined as if “material,” “in all material respects,” “Material Adverse Effect” or similar terms were not included therein,

(ii)    any breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement, any Related Agreement or any certificate or other document required to be delivered to Parent or Merger Sub in accordance with this Agreement,

(iii)    any Taxes imposed on the Company or any of its Subsidiaries attributable to any period or portion thereof ending on or before the Closing Date, but with respect to the Taxes for periods covered by the Financial Statements only to the extent that such Taxes exceed the amount of accrued liabilities for Taxes (not including for this purpose any Taxes that reflect timing differences between book and Tax income) reflected on the face of the

Financial Statements or the final Closing Statement (the “Pre-Closing Tax Liabilities”) and any Transfer Taxes,

(iv)    any amount by which the actual Third Party Expenses exceeds the Estimated Third Party Expenses,

(v)    any post-closing adjustment to the Working Capital recoverable by Parent in accordance with Section 1.7(e) (without the requirement of filing a General Claims Notice pursuant to Article 7),

(vi)    any inaccuracy or omission in the Spreadsheet, including any amounts set forth therein that are paid to a Person in excess of the amounts such Person is entitled to receive pursuant to this Agreement or any amounts a Person was entitled to receive pursuant to this Agreement that were omitted from the Spreadsheet,

(vii)    any claim by an Indemnifying Securityholder with respect to the actions or omissions of the Representative, including any claim for fraud or misrepresentation, breach or non-fulfillment of any representation, warranty, covenant or agreement made by the Representative in this Agreement or in the Escrow Agreement, and

(viii)    fraud by the Company, any of its Subsidiaries, or any officer, manager, or director of the Company or any of its Subsidiaries in connection with the diligence related to the Transactions, or the negotiation, execution or performance of this Agreement, and the Related Agreements.

(b)    In the case of any taxable period that includes but does not end on the Closing Date (a “Straddle Period”), the amount of Pre-Closing Tax Liabilities based on or measured by income or receipts or relating to any sales or use Tax will be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of any Pre-Closing Tax Liabilities not based on or measured by income or receipts or relating to any sales or use Tax for a Straddle Period will be deemed to be the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending at the end of the day that is the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c)    If elected by Parent in its sole discretion, Indemnified Persons may, at any time during the General Escrow Claim Period, recover Losses pursuant to Section 9 of an Indemnifying Securityholder’s Joinder Agreement from the proceeds that would otherwise be payable to such Indemnifying Securityholder out of the General Escrow Fund.

Section 7.3    Limitations on General Indemnification.

(a)    Subject to the following sentence, the Indemnified Persons may not recover Losses from the General Escrow Fund or the Indemnifying Securityholders in respect of any claim for indemnification under Section 7.2(a)(i) unless and until Losses have been incurred or paid in an aggregate amount greater than $500,000 (the “Indemnification Threshold”). Notwithstanding the foregoing sentence, the Indemnified Persons will be entitled to recover for, and the Indemnification Threshold will not apply to, any Losses with respect to any breach of or inaccuracy in any representation or warranty made in Section 2.2 (Capitalization), Section 2.3(a) (Authority) or Section 2.9 (Taxes) (the “Fundamental Company Representations”). Once the Indemnification Threshold has been exceeded for all Losses incurred or paid (without counting any Losses resulting from breaches of or inaccuracies in Fundamental Company Representations), the Indemnified Persons will be entitled to recover for all such Losses exceeding the Indemnification Threshold, subject to this Article 7.

(b)    Recovery by Indemnified Persons of their Losses will be subject to the following limitations:

(i)    Other than with respect to breaches of or inaccuracies in any Fundamental Company Representations, an Indemnified Person may recover Losses pursuant to Section 7.2(a)(i) only from the General Escrow Fund.

(ii)    With respect to breaches of or inaccuracies in the Fundamental Company Representations, an Indemnified Person may recover all of its Losses (A) first from the General Escrow Fund, and (B)(1) if the aggregate of all unresolved or unsatisfied General Liability Claims (including General Liability Claims for breaches or inaccuracies in the Fundamental Company Representations) set forth in all General Claims Notices delivered to the Escrow Agent and the Representative prior to the General Claim Period Expiration Date exceeds the then-existing General Escrow Fund or (2) after the General Claim Period Expiration Date, directly from each Indemnifying Securityholder, severally and not jointly, in a pro rata amount according to its Aggregate Escrow Funding Percentage of such Loss, up to the Merger Consideration received by it pursuant to Section 1.4(c) and Section 1.6 (exclusive of such Indemnifying Securityholder’s portion of amounts paid to Indemnified Persons under this Agreement from the General Escrow Fund and Litigation Escrow Fund).

(iii)    With respect to Losses claimed under Sections 7.2(a)(ii) to Section 7.2(a)(vii) an Indemnified Person may recover all of its Losses (A) first from the General Escrow Fund, and (B)(1) if the aggregate of all unresolved or unsatisfied General Liability Claims set forth in all General Claims Notices delivered to the Escrow Agent and the Representative prior to the General Claim Period Expiration Date exceeds the then-existing General Escrow Fund or (2) after the General Claim Period Expiration Date, directly from each Indemnifying Securityholder, severally and not jointly, in a pro rata amount according to its Aggregate Escrow Funding Percentage of such Loss, up to the Merger Consideration received by it pursuant to Section 1.4(c) and Section 1.6 (exclusive of such Indemnifying Securityholder’s portion of amounts paid to Indemnified Persons under this Agreement from the General Escrow Fund and Litigation Escrow Fund).

(iv)    With respect to Losses claimed under Section 7.2(a)(viii), an Indemnified Person may recover (A) first from the General Escrow Fund, and (B)(1) if the aggregate of all unresolved or unsatisfied General Liability Claims set forth in all General Claims Notices delivered to the Escrow Agent and the Representative prior to the General Claim Period Expiration Date exceeds the then-existing General Escrow Fund or (2) after the General Claim Period Expiration Date, directly from each Indemnifying Securityholder, severally and not jointly, such Securityholder’s Aggregate Escrow Funding Percentage of such Loss, up to the Merger Consideration received by it pursuant to Section 1.4(c) and Section 1.6 (exclusive of such Indemnifying Securityholder’s portion of amounts paid to Indemnified Persons under this Agreement from the General Escrow Fund and Litigation Escrow Fund), provided, however, that Indemnified Persons will not be so limited in the amounts recoverable from those Indemnifying Securityholders who committed such fraud.

(v)    No Indemnified Person may recover Losses claimed under Section 7.2 for Losses that are indemnified for pursuant to Section 7.9 and the General Escrow Fund shall not be applicable to any indemnifiable Losses covered by Section 7.9.

(c)    Except as otherwise required by applicable Law, the parties will treat any indemnification payments made hereunder as an adjustment to the Merger Consideration as specified in Section 1.4 for accounting and Tax purposes except to the extent that the Laws of a particular jurisdiction provide otherwise.

(d)    No Indemnifying Securityholder will have any right of contribution, right of indemnity or other right or remedy against Parent or the Surviving Entity in connection with any indemnification obligation or any other liability to which such Indemnifying Securityholder may become subject under or in connection with this Agreement.

(e)    If an Indemnifying Securityholder has indemnified any Indemnified Person under this Article 7 for any Losses that are actually recovered by the Indemnified Person under any of the policies of insurance set forth in Section 2.13 of the Disclosure Schedule (net of any increases in premiums to the extent arising out of the relevant Loss and costs of recovery), then the Indemnified Person will reimburse the Indemnifying Securityholders in the event of recovery (net of any increases in premiums to the extent arising out of the relevant Loss and costs of recovery) by such Indemnified Person under any such occurrence-based insurance subsequent to any indemnification payment hereunder with respect thereto being made. Notwithstanding anything to the contrary in this Section 7.3(e), with respect to any reductions to the amount of Losses recoverable as a result of the foregoing sentence, (i) the amount deemed to be recovered by an Indemnified Person under any of the policies of insurance set forth in Section 2.13 of the Disclosure Schedule will be net of (A) any deductible or retention amount for such policy and net of any increase in the premium for such policy to the extent arising out of the relevant Loss and (B) the difference between a new or replacement policy and the old or replaced policy in the event such claim for coverage causes the non-renewal or cancellation of the old or replaced policy, and the amount of any such deductibles, retention amounts, increases or differences will not be deemed to be excluded from the amount of Losses with respect to the applicable claim, and (ii) for clarification and avoidance of doubt, neither Parent nor any Indemnified Person will have any obligation or otherwise be required in any way to initiate or seek an insurance recovery, or await any recovery of, or mitigate in any way or manner, any portion of the subject Losses from any insurance carrier prior to exercising its rights of indemnification hereunder, nor will anything in this sentence be construed to reduce, dilute or otherwise impair the rights of Parent or any Indemnified Party hereunder.

(f)    Notwithstanding anything to the contrary contained in Section 7.2(a), Losses will exclude punitive and exemplary damages, except to the extent actually recovered by a third party from an Indemnified Person.

Section 7.4    Survival; General Escrow Claim Period.

(a)    Survival. The representations and warranties of the Company contained in or made pursuant to this Agreement or in any certificate delivered pursuant to this Agreement, and the indemnity obligations related thereto, will survive in full force and effect until the 18th month anniversary of the Closing Date; provided, however, that (a) the representations of the Company set forth in Section 2.2 (Capitalization) and Section 2.3(a) (Authority), and the indemnity obligations related thereto, will survive in perpetuity and (b) the representations of the Company set forth in Section 2.9 (Taxes) and the indemnity obligations related thereto, will survive until 30 days following the expiration of the applicable statute of limitations, after giving effect to any waiver, mitigation or extension. The representations and warranties of Parent and Merger Sub contained in or made pursuant to this Agreement or in any certificate delivered pursuant to this Agreement will survive in full force until the Effective Time. Except as otherwise expressly provided in this Agreement, each covenant hereunder will survive the Closing indefinitely or in accordance with its terms.

(b)    General Escrow Claim Period.

(i)    The period during which claims for indemnification from the General Escrow Fund may be initiated (the “General Escrow Claim Period”) will commence on the Closing Date and terminate at 11:59 p.m. California time on the date that is 18 months after the Closing Date (the “General Claim Period Expiration Date”). Notwithstanding anything contained in this Agreement or the Escrow Agreement to the contrary, (a) on the General Claim Period Expiration Date, such portion of the General Escrow Fund as may be necessary in the reasonable judgment of Parent to satisfy any unresolved or unsatisfied General Liability Claims specified in any General Claims Notice delivered to the Escrow Agent prior to the General Claim Period Expiration Date will remain in the General Escrow Fund until such General Liability Claims have been resolved or satisfied and (b) the General Escrow Fund may be continued pursuant to a court order or other dispute resolution mechanism.

(ii)    Notwithstanding anything contained in this Agreement or the Escrow Agreement to the contrary, each Indemnifying Securityholder who is an Installment Party will not be paid his or her Unvested Escrow Portion at the General Claim Period Expiration Date, and Parent will be entitled to receive such amount. “Unvested Escrow Portion” as to an Installment Party means initially 100% of such Installment Party’s Unit General Escrow Contribution plus Option General Escrow Contribution, with a portion thereof vesting and no longer being treated as an “Unvested Escrow Portion” on the dates and in the amounts set forth on Schedule 7.4,, and subject to the provisions for earlier vesting and forfeiture set forth in Schedule 7.4. For the avoidance of doubt (i) Parent will be entitled to receive any Unvested Escrow Portion immediately upon an Installment Party’s termination of employment with Parent, subject to the provisions of Schedule 7.4, and (ii) no forfeiture of an Unvested Escrow Portion will in any way decrease or otherwise alter an Installment Party’s Aggregate Escrow Funding Percentage for General Liability Claims, whether arising before or after the termination of an Installment Party’s employment.

(iii)    Payments to Indemnifying Securityholders that are Installment Parties from the General Escrow Fund following the General Claim Period Expiration Date will be made, in the sole discretion of Parent, in cash or registered Parent Common Stock eligible for immediate resale.  If Parent elects to pay such amounts in Parent Common Stock, then (i) the Parent will so notify the Escrow Agent and the Escrow Agent will promptly return all cash amounts in the General Escrow Fund attributable to such Installment Parties to Parent and (ii) the number of shares of Parent Common Stock will be determined based on dividing the amount to be paid by the closing price of Parent Common Stock on the New York Stock Exchange as reported on www.nyse.com for the trading day immediately preceding the General Claim Period Expiration Date.  Parent shall provide such Installment Party 30 days written notice of its intent to pay such amounts in Parent Common Stock.

Section 7.5    Claims for General Indemnification. At any time that an Indemnified Person desires to claim a Loss that it believes is or may be indemnifiable under Section 7.2 (a “General Liability Claim”), Parent will deliver a notice of such General Liability Claim (a “General Claims Notice”) to the Representative. With respect to a General Liability Claim under Section 7.2(a) against the General Escrow Fund, at the same time Parent delivers a General Claims Notice to the Representative, Parent will deliver a General Claims Notice to the Escrow Agent. A General Claims Notice must (A) be signed by an officer of Parent, (B) describe the General Liability Claim in reasonable detail and (C) indicate the amount of the Loss that has been or may be paid, suffered, sustained or accrued by the Indemnified Persons. To the extent that the amount of a Loss is not determinable as of the date of delivery of a General Claims Notice, Parent may deliver a General Claims Notice stating the maximum amount of Loss that Parent in good faith estimates or anticipates that an Indemnified Person may pay or suffer; provided, however, that Parent’s provision of an estimated or anticipated amount of Loss will not limit the Loss recoverable or recovered by an Indemnified Person. No delay in or failure to give a General Claims Notice by Parent to the Representative (or in the case of a General Liability Claim seeking recovery from the General Escrow Fund, the Escrow Agent) pursuant to this Section 7.5 will adversely affect the Indemnified Parties’ right to indemnification under this Article 7 that Parent has under this Agreement or alter or relieve any parties to this Agreement of their obligations to indemnify the Indemnified Persons pursuant to this Article 7, except and to the extent that such delay or failure has materially prejudiced such parties and except with respect to such delay or failure that prevents the delivery of the General Claims Notice from delivery prior to the expiration of the General Escrow Claim Period.

Section 7.6    Objections to and Payment of General Claims.

(a)    The Representative may object to any General Liability Claim set forth in such General Claims Notice by delivering written notice to Parent (with a copy to the Escrow Agent if a General Claims Notice was delivered to the Escrow Agent) of the Representative’s objection (a “General Objection Notice”). Such General Objection Notice must describe the grounds for such objection in reasonable detail.

(b)    If a General Objection Notice is not delivered by the Representative to Parent (with a copy to the Escrow Agent if a General Claims Notice was delivered to the Escrow Agent) within 30 days after delivery by Parent of the General Claims Notice, such failure to so object will be an irrevocable acknowledgment by each party to this Agreement (including the Representative) that the Indemnified Persons are entitled to indemnification under Section 7.2 for the Losses set forth in such General Claims Notice in accordance with this Article 7.

(c)    If the General Claims Notice was delivered to the Escrow Agent and no General Objection Notice was delivered to the Escrow Agent within 30 days of the delivery of the General Claims Notice to the Representative, or a General Objection Notice was delivered to the Escrow Agent within 30 days of the delivery of the General Claims Notice, but such General Objection Notice objects only with respect to a portion of the Losses claimed in the General Claims Notice, the Escrow Agent will deliver to Parent as soon as practicable cash from the General Escrow Fund having a value equal to (1) the amount of the Losses set forth in such General Claims Notice, if no General Objection Notice was delivered to the Escrow Agent, or (2) the amount of the portion of the Losses set forth in such General Claims Notice to which no objection was made, if a General Objection Notice was delivered to the Escrow Agent; provided, however, that, to the extent that the amount of the Losses set forth in the General Claims Notice (or portion thereof) is an estimate, Parent (on behalf of itself or any other Indemnified Person) will not be so entitled to receive, and the Escrow Agent will not deliver, funds in respect of such portions of such estimated Losses unless and until the amount of such estimated Losses is finally determined.

(d)    If, following resolution of a General Liability Claim, recovery directly from one or more Indemnifying Securityholders is available hereunder with respect to such Losses, and, if applicable, the entire amount then in the General Escrow Fund is insufficient to cover Losses that would otherwise be recoverable from the General Escrow Fund, each Indemnifying Securityholder will, within ten Business Days of being notified of his, her or its obligation to pay such Losses, wire transfer to Parent its Aggregate Escrow Funding Percentage of any such amount.

(b)    Notwithstanding anything to the contrary in this Agreement, the Indemnifying Securityholders do not have any individual right to object to any claim made in a General Claims Notice under this Article 7, and, except as aforesaid, any and all claims made in a General Claims Notice on behalf of the Indemnified Persons may be objected to only by the Representative.

Section 7.7    Resolution of Objections to General Claims.

(a)    If the Representative objects in writing to any General Liability Claim made in any General Claims Notice within 30 days after delivery of such General Claims Notice, the Representative and Parent will attempt in good faith to agree upon the rights of the respective parties with respect to each such claim. If the Representative and Parent should so agree, a memorandum setting forth such agreement will be prepared and signed by both parties and, except as set forth in the next sentence, within ten days of entering into such memorandum, each Indemnifying Securityholder will wire transfer to Parent immediately available funds equal to its Aggregate Escrow Funding Percentage of the amount of cash agreed to be delivered to Parent in the memorandum. To the extent that a Liability Claim is recoverable against the General Escrow Fund, a copy of the memorandum setting forth the agreement will be delivered to the Escrow Agent. The Escrow Agent will be entitled to rely on any such memorandum and will distribute the cash as soon as practicable from the General Escrow Fund in accordance with the terms thereof.

(b)    If no such agreement can be reached after good-faith negotiation and after 30 days after delivery of a General Objection Notice, either Parent or the Representative on behalf of the Indemnifying Securityholders may bring an action against the other to resolve the dispute.

Section 7.8    Third-Party Claims. If Parent receives written notice of a third-party claim that Parent believes may result in a claim by or on behalf of an Indemnified Person pursuant to Section 7.2, Parent will notify the Representative of such third-party claim and provide the Representative the opportunity to participate at the Representative’s own cost in, but not direct or conduct, any defense of such claim. The Representative’s participation will be subject to Parent’s right to control such defense and Section 7.16(d). Parent will have the right in its sole discretion to settle any such claim; provided, however, that, without the consent of the Representative, no settlement of any such claim with third-party claimants will be determinative of the amount of Losses relating to such matter. If the Representative consents to any such settlement, neither the Representative nor any Indemnifying Securityholder will have any power or authority to object to the amount or validity of any claim by or on behalf of any Indemnified Person for indemnity with respect to such settlement.

Section 7.9    Litigation Indemnification. From and after the Effective Time, subject to this Article 7, if either of the Litigations has not been finally settled (pursuant to a settlement agreement approved by Parent) or finally determined prior to the Closing, John Marshall, Alan Dabbiere and David Dabbiere (collectively, the “Indemnifying Founders”) will, by virtue of the merger, severally, and not jointly, indemnify and hold harmless the Indemnified Persons from and against any and all Losses arising out of, related to or resulting from any of the Litigations. For the avoidance of doubt, from and after the Effective Time, (i) Parent will conduct and control the defense of the Litigations, and (ii) Parent will provide the Representative the opportunity to participate at the Representative’s own cost in, but not direct or conduct, the defense of the Litigations.

Section 7.10    Limitations on Litigation Indemnification.

(a)    An Indemnified Person may recover Losses pursuant to Section 7.9 only from the Litigation Escrow Fund.

(b)    For the avoidance of doubt, the recovery of Losses pursuant to Section 7.9 will not be subject to the Indemnification Threshold or any other deductible.

(c)    Except as otherwise required by applicable Law, the parties will treat any indemnification payments made hereunder as an adjustment to the Merger Consideration as specified in Section 1.4 for accounting and Tax purposes except to the extent that the Laws of a particular jurisdiction provide otherwise, in which case such indemnification payments will be made in amount sufficient to indemnify the relevant Indemnified Person on an after-Tax basis.

Section 7.11    Litigation Escrow Claim Period.

(a)    Litigation Escrow Claim Period. The period during which claims for indemnification from the Litigation Escrow Fund may be initiated (the “Litigation Escrow Claim Period”) will commence on the Closing Date and terminate upon the final settlement or other final determination of all disputes or matters outstanding under all Litigations (the “Litigation Claim Period Expiration Date”). Notwithstanding anything contained in this Agreement or the Escrow Agreement to the contrary, (i) on the Litigation Claim Period Expiration Date, such portion of the Litigation Escrow Fund as may be necessary in the reasonable judgment of Parent to satisfy any unresolved or unsatisfied Litigation Liability Claims specified in any Litigation Claims Notice delivered to the Escrow Agent prior to the Litigation Claim Period Expiration Date will remain in the Litigation Escrow Fund until such Litigation Liability Claims have been resolved or satisfied and (ii) the Litigation Escrow Fund may be continued pursuant to a court order or other dispute resolution mechanism.

Section 7.12    Claims for Litigation Indemnification. At any time that an Indemnified Person desires to claim a Loss that it believes is or may be indemnifiable under Section 7.9 (a “Litigation Liability Claim”), Parent will deliver a notice of such Litigation Liability Claim (a “Litigation Claims Notice”) to the Representative and the Escrow Agent. A Litigation Claims Notice must (A) be signed by an officer of Parent, (B) describe the Litigation Liability Claim in reasonable detail and (C) indicate the amount of the Loss that has been or may be paid, suffered, sustained or accrued by the Indemnified Persons. To the extent that the amount of a Loss is not determinable as of the date of delivery of a Litigation Claims Notice, Parent may deliver a Litigation Claims Notice stating the maximum amount of Loss that Parent in good faith estimates or anticipates that an Indemnified Person may pay or suffer; provided, however, that Parent’s provision of an estimated or anticipated amount of Loss will not limit the Loss recoverable or recovered by an Indemnified Person. No delay in or failure to give a Litigation Claims Notice by Parent to the Representative and the Escrow Agent pursuant to this Section 7.12 will adversely affect any of the other rights or remedies that Parent has under this Agreement or alter or relieve any parties to this Agreement of their obligations to indemnify the Indemnified Persons pursuant to this Article 7, except and to the extent that such delay or failure has materially prejudiced such parties and except for such delay or failure that would prevent the Litigation Claims Notice from being delivered prior to the expiration of the Litigation Escrow Claim Period.

Section 7.13    Objections to and Payment of Litigation Claims.

(a)    The Representative may object to any Litigation Liability Claim set forth in such Litigation Claims Notice by delivering written notice to Parent (with a copy to the Escrow Agent) of the Representative’s objection (a “Litigation Objection Notice”). Such Litigation Objection Notice must describe the grounds for such objection in reasonable detail.

(b)    If a Litigation Objection Notice is not delivered by the Representative to Parent (with a copy to the Escrow Agent) within 30 days after delivery by Parent of the Litigation Claims Notice, such failure to so object will be an irrevocable acknowledgment by each party to this Agreement (including the Representative) that the Indemnified Persons are entitled to indemnification under Section 7.9 for the Losses set forth in such Litigation Claims Notice in accordance with this Article 7.

(c)    If the Litigation Claims Notice was delivered to the Escrow Agent and no Litigation Objection Notice was delivered to the Escrow Agent within 30 days of the delivery of the Litigation Claims Notice to the Representative, or a Litigation Objection Notice was delivered to the Escrow Agent within 30 days of the delivery of the Litigation Claims Notice, but such Litigation Objection Notice objects only with respect to a portion of the Losses claimed in the Litigation Claims Notice, the Escrow Agent will deliver to Parent as soon as practicable cash from the Litigation Escrow Fund having a value equal to (1) the amount of the Losses set forth in such Litigation Claims Notice, if no Litigation Objection Notice was delivered to the Escrow Agent, or (2) the amount of the portion of the Losses set forth in such Litigation Claims Notice to which no objection was made, if a Litigation Objection Notice was delivered to the Escrow Agent; provided, however, that, to the extent that the amount of the Losses set forth in the Litigation Claims Notice (or portion thereof) is an estimate, Parent (on behalf of itself or any other Indemnified Person) will not be so entitled to receive, and the Escrow Agent will not deliver, funds in respect of such portions of such estimated Losses unless and until the amount of such estimated Losses is finally determined.

(d)    Notwithstanding anything to the contrary in this Agreement, the Indemnifying Founders do not have any individual right to object to any claim made in a Litigation Claims Notice under this Article 7, and, except as aforesaid, any and all claims made in a Litigation Claims Notice on behalf of the Indemnified Persons may be objected to only by the Representative.

Section 7.14    Resolution of Objections to Litigation Claims.

(a)    If the Representative objects in writing to any Litigation Liability Claim made in any Litigation Claims Notice within 30 days after delivery of such Litigation Claims Notice, the Representative and Parent will attempt in good faith to agree upon the rights of the respective parties with respect to each such claim. If the Representative and Parent should so agree, a memorandum setting forth such agreement will be prepared and signed by both parties and a copy of the memorandum setting forth the agreement will be delivered to the Escrow Agent. The Escrow Agent will be entitled to rely on any such memorandum and will distribute the cash as soon as practicable from the Litigation Escrow Fund in accordance with the terms thereof.

(b)    If no such agreement can be reached after good-faith negotiation and after 30 days after delivery of a Litigation Objection Notice, either Parent or the Representative on behalf of the Indemnifying Founders may bring an action against the other to resolve the dispute. Upon the resolution of such dispute, a memorandum setting forth such resolution will be prepared and signed by Parent and the Representative and a copy of the memorandum setting forth the resolution will be delivered to the Escrow Agent. The Escrow Agent will be entitled to rely on any such memorandum and will distribute the cash as soon as practicable from the Litigation Escrow Fund in accordance with the terms thereof.

Section 7.15    Exclusive Remedy.

(a)    Except as expressly set forth otherwise (including without limitation in Section 7.15(b)), this Article 7 will be the sole and exclusive remedy of the Indemnified Persons from and after the Closing Date for any claims arising under this Agreement, including claims of inaccuracy in or breach of any representation of warranty; provided, however, that the foregoing sentence will not be deemed a waiver by any party of any right to injunctive relief pursuant to equitable law. The parties agree that irreparable damage would occur to the other party in the event that any of the provisions of this Agreement were not performed by in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages might be inadequate in such event. Accordingly, each party agrees that the other party will be entitled to equitable relief, including an order for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which it is entitled at law or in equity as a remedy for any such breach or threatened breach.

(b)    Notwithstanding anything to the contrary contained in this Agreement, nothing herein will prevent any Indemnified Person from bringing an Action for fraud against any Person, including any Indemnifying Securityholder, whose fraud has caused such Indemnified Person to incur Losses or has limited the Losses recoverable by such Indemnified Person in such Action. Nothing in this Agreement will limit the liability of the Company for any misrepresentation or breach of any representation, warranty, covenant or agreement if the Merger is not consummated.

Section 7.16    Representative.

(a)    At the Effective Time, David K. Dabbiere will be constituted and appointed as the Representative, and the Representative hereby accepts such appointment. Each Indemnifying Securityholder and Indemnifying Founders, by virtue of its adoption of this Agreement and approval of the Merger, will be deemed to have appointed and constituted the Representative as their agent and true and lawful attorney-in-fact with the powers and authority as set forth in this Agreement. All such actions of the Representative taken in accordance with this Section 7.16 shall be deemed to be facts ascertainable outside the merger agreement and shall be binding on the Indemnifying Securityholders. The Representative will be the exclusive agent for and on behalf of the Indemnifying Securityholders and Indemnifying Founders to (1) enter into the Escrow Agreement; (2) give and receive notices and communications to or from Parent (on behalf of itself or any other Indemnified Person) and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the other documents contemplated by the Transactions; (3) authorize deliveries to Parent of cash or other property from the Escrow Funds and legally bind each Indemnifying Securityholder to pay cash directly to Parent in satisfaction of claims asserted by Parent (on behalf of itself or any other Indemnified Person, including by not objecting to such claims); (4) object to such claims in accordance with Section 7.6 and Section 7.13; (5) consent or agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with Orders with respect to, such claims; (6) take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance; (7) subject to Section 6.3, execute for and on behalf of each Indemnifying Securityholder and Indemnifying Founder any amendment to this Agreement, the Escrow Agreement or any exhibit, annex or schedule hereto or thereto (including for the purpose of amending addresses or sharing percentages), (8) enter into any waiver or extension pursuant to Section 6.4 and (9) cause to be paid to the Indemnifying Securityholders any balance of the Representative Fund Amount not used in accordance with the terms of the Escrow Agreement. The Representative will be the sole and exclusive means of asserting or addressing any of the above on behalf of the Indemnifying Securityholders and Indemnifying Founders, and no Indemnifying Securityholder or Indemnifying Founder will have any right to act on its own behalf with respect to any such matters, other than any claim or dispute against the Representative. This appointment of agency and this power of attorney is coupled with an interest and will be irrevocable and will not be terminated by any Indemnifying Securityholder or Indemnifying Founder or by operation of Law, whether by the death or incapacity of any Indemnifying Securityholder or Indemnifying Founder or the occurrence of any other event, and any action taken by the Representative will be as valid as if such death, incapacity or other event had not occurred, regardless of whether or not any Indemnifying Securityholder, Indemnifying Founder or the Representative will have received any notice thereof. All reasonable and documented expenses, if any, incurred by the Representative in connection with the performance of his, her or its duties as the Representative in connection with General Liability Claims will be borne and paid by the Indemnifying Securityholders according to their Aggregate Escrow Funding Percentage (the “General Representative Expenses”). All reasonable expenses, if any, incurred by the Representative in connection with the performance of his, her or its duties as the Representative in connection with Litigation Liability Claims will be borne and paid by the Indemnifying Founders according to their Unit Litigation Funding Percentage (the “Litigation Representative Expenses”). The Representative will have the right to recover General Representative Expenses from the Representative Fund as such General Representative Expenses are incurred. Following the termination of the General Escrow Claim Period, the resolution of all General Liability Claims and the satisfaction of all claims made by Indemnified Parties for Losses, the Representative will have the right to recover General Representative Expenses from the General Escrow Fund, if and only if no amounts are then remaining in the Representative Fund, prior to any distribution to the Indemnifying Securityholders, and prior to any such distribution, will deliver to the Escrow Agent a certificate setting forth the General Representative Expenses actually incurred with respect to General Liability Claims; provided, however, that no such expenses shall be recovered from the cash then on deposit in the General Escrow Fund attributable to an Indemnifying Securityholder who does not give their prior written consent to such reimbursement. Following the termination of the Litigation Escrow Claim Period, the resolution of all Litigation Liability Claims and the satisfaction of all claims made by Indemnified Parties for Losses, the Representative will have the right to recover Litigation Representative Expenses from the Litigation Escrow Fund prior to any distribution to the Indemnifying Founders, and prior to any such distribution, will deliver to the Escrow Agent a certificate setting forth the Litigation Representative Expenses actually incurred with respect to Litigation Liability Claims. In the event that neither the Representative Fund nor the Litigation Escrow Fund are available to reimburse the Representative for Litigation Representative Expenses, the Indemnifying Founders shall indemnify the Representative according to their Aggregate Litigation Funding Percentage for such expenses. No bond will be required of the Representative, and the Representative will not receive any compensation for the Representative’s services. Notices or communications to or from the Representative will constitute notice to or from each of the Indemnifying Securityholders or Indemnifying Founders, as applicable.

(b)    The Person serving as the Representative may be replaced from time to time by the holders of a majority in interest of the cash then on deposit in the General Escrow Fund upon not less than ten days’ prior written notice to Parent. The agency of the Representative may be changed only when the Person serving as the Representative is replaced pursuant to the preceding sentence. A vacancy in the position of Representative may be filled by the holders of a majority in interest of the cash then on deposit in the General Escrow Fund. If the Representative refuses or is no longer capable of serving as the Representative hereunder, then the Indemnifying Securityholders will promptly appoint a successor Representative who will thereafter be a successor Representative hereunder, and the Representative will serve until such successor is duly appointed and qualified to act hereunder. If there is not a Representative at any time, any obligation to provide notice to the Representative will be deemed satisfied if such notice is delivered to each of the Indemnifying Securityholders or Indemnifying Founders, as applicable, at their addresses last known to Parent.

(c)    The Representative will not be liable to any Indemnifying Securityholder or Indemnifying Founder for any act done or omitted in connection with the Representative’s services under this Agreement or the Escrow Agreement while acting in good faith and any act done or omitted in accordance with the advice of counsel or other expert will be conclusive evidence of such good faith. The Indemnifying Securityholders and Indemnifying Founders, as applicable, will severally, but not jointly (based on their respective Aggregate Escrow Funding Percentage or Unit Litigation Funding Percentage, as applicable, compared to the total Aggregate Escrow Funding Percentage or Unit Litigation Funding Percentage of all of the Indemnifying Securityholders or Indemnifying Founders, respectively), indemnify the Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the reasonable fees and expenses of counsel and experts and their staffs and all reasonable expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Representative’s execution and performance of this Agreement and the Escrow Agreement, in each case in such person’s capacity as the Representative only, and as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss or any portion of a Representative Loss is finally adjudicated to have been directly caused by the gross negligence or bad faith of the Representative, the Representative will promptly reimburse the Indemnifying Securityholders or the Indemnifying Founders, as applicable, the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or bad faith. With respect to General Liability Claims, if not paid directly to the Representative by the Indemnifying Securityholders, any such Representative Losses may be recovered by the Representative from (i) the funds in the Representative Fund and (ii) the amounts in the General Escrow Fund at such time as remaining amounts in the General Escrow Fund would otherwise be distributable to the Indemnifying Securityholders. With respect to Litigation Liability Claims, if not paid directly to the Representative by the Indemnifying Founders, any such Representative Losses may be recovered by the Representative from the amounts in the Litigation Escrow Fund at such time as remaining amounts in the Litigation Escrow Fund would otherwise be distributable to the Indemnifying Founders. Notwithstanding the foregoing, while this section allows the Representative to be paid from the Representative Fund and the Escrow Funds, this does not relieve the Indemnifying Securityholders or Indemnifying Founders, as applicable, from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Representative from seeking any remedies available to it at law or otherwise. In no event will the Representative be required to advance its own funds on behalf of the Indemnifying Securityholders, Indemnifying Founders or otherwise. The Indemnifying Securityholders and Indemnifying Founders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Representative or the termination of this Agreement.

(d)    The Representative will have reasonable access to information about the Surviving Entity and its then current officers and employees, as well as the reasonable assistance of the Company’s former officers and employees for purposes of performing its duties and exercising its rights hereunder; provided that the Representative will treat confidentially and not use or disclose the terms of this Agreement or any nonpublic information from or about Parent, Surviving Entity, or any Indemnified Person to anyone (except to the Indemnifying Securityholders, Indemnifying Founders or the Representative’s employees, attorneys, accountants, financial advisors or authorized representatives on a need to know basis, in each case who agree to treat such information confidentially), provided, however, that neither Parent nor the Surviving Entity will be obligated to provide such access or information if it determines, in its reasonable judgment, that doing so would violate applicable Law or any Contract to which Parent, the Surviving Entity or any of their Affiliates is a party or obligation of confidentiality owed by Parent, the Surviving Entity or any of their Affiliates to a third party, jeopardize the protection of attorney-client privilege or any rights of Parent or any Indemnified Person under the work-product doctrine or expose Parent or the Surviving Entity to risk of liability for disclosure of sensitive or personally identifiable information. The Representative will enter into a separate confidentiality agreement prior to being provided access to such information if requested by Parent. Notwithstanding anything in this Agreement to the contrary, any pre-Closing attorney-client privileged communications of the Company and its Subsidiaries that summarize, describe or refer to the Transactions or to negotiations relating to the Transactions (including all emails, correspondence, invoices, recordings and other documents or files, evidencing or reflecting communications between the Company, its Subsidiaries and their respective counsel, and all files maintained by the Company’s or any of its Subsidiaries’ law firm or legal counsel ) (the “Communications”) will not become attorney-client privileged communications of the Surviving Entity, but will instead become attorney-client privileged Communications of the Representative; provided, however, that in the case of any good faith allegation of fraud perpetrated by the Company or its representatives in connection with the Transactions or negotiations relating to the Transactions, the Representative hereby agrees to waive the attorney client privilege with respect to any attorney client communications received or sent by any of Alan Dabbiere, John Marshall, JP Halebeed, Dan Wardle, Jacki Hertenstein, or David Dabbiere that would reflect Knowledge of the Company or information Known to the Company relating to such allegation.  The Representative will cause all Communications stored on the Company’s servers prior to the Closing to be preserved.

(e)    The Representative shall (i) reasonably inform each Indemnifying Securityholder of all material actions taken in its capacity as the Representative with respect to all material matters arising under or with respect to this Agreement, (ii) not take any action in its capacity as the Representative that materially adversely affects the rights or obligations of any Indemnifying Securityholder in any manner materially different from the other Indemnifying Securityholders without the prior written consent of such Indemnifying Securityholder, and (iii) shall not take any action in its capacity as the Representative (to the extent the Representative has any authority to do so) to amend, waive or otherwise modify any provision of the Joinder Agreement with the Insight Unitholders and Accel Unitholders, the last sentence of Section 1.5(a) or Section 1.4(h) without the prior written consent of the Indemnifying Securityholder(s) party thereto or effected thereby, as the case may be.

(f)    By its signature to this Agreement, the initial Representative hereby accepts the appointment contained in this Agreement, as confirmed and extended by this Agreement, and agrees to act as the Representative and to discharge the duties and responsibilities of the Representative pursuant to the terms of this Agreement.

Section 7.17    Actions of and Notices to the Representative. Any notice or communication given to or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Representative that is within the scope of the Representative’s authority under Section 7.16(a) will constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all Indemnifying Securityholders and will be final, binding and conclusive upon each such Indemnifying Securityholder. Each Indemnified Person and the Escrow Agent will be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Indemnifying Securityholder. Each Indemnified Person and the Escrow Agent are unconditionally and irrevocably relieved from any liability to any person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent or instruction of the Representative.

ARTICLE 8

GENERAL PROVISIONS

Section 8.1    Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:

“280G Approval” has the meaning set forth in Section 4.16.
“Accel Unitholder” means Airwatch Holding (AGF2) Inc.
“Accountant Determined Amount” has the meaning set forth in Section 1.7(c).
“Additional Consideration” has the meaning set forth in Section 1.4(h).
“Acquisition Transaction” has the meaning set forth in Section 4.7.
“Action” means any criminal, judicial, administrative or arbitral action, audit, charge, claim, complaint, demand, grievance, hearing, inquiry, investigation, litigation, mediation, proceeding, subpoena or suit, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or private arbitrator or mediator.
“Additional Key Employee” has the meaning set forth in Section 5.3(l)(ii).

“Affiliate,” when used with reference to any Person, means another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such first Person.
“Aggregate Escrow Funding Percentage” means, with respect to each Indemnifying Securityholder, any of such Indemnifying Securityholder’s Unit Escrow Funding Percentage plus any of such Indemnifying Securityholder’s Option Escrow Funding Percentage.
“Agreement” has the meaning set forth in the Preamble.
“Applicable Anti-Corruption Laws” has the meaning set forth in Section 2.14(b).
“Bank Accounts” has the meaning set forth in Section 2.22.
“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that could form the basis for any specific consequence.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in San Francisco, California.
“Certificate of Merger” has the meaning set forth in Section 1.1.
“Charter” has the meaning set forth in Section 2.1.
“Charter Documents” has the meaning set forth in Section 2.1.
“Closing” has the meaning set forth in Section 1.2.
“Closing Date” has the meaning set forth in Section 1.2.
“Closing Statement” has the meaning set forth in Section 1.7(b).
“Closing Working Capital” has the meaning set forth in Section 1.7(a).
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Communications” has the meaning set forth in Section 7.16(d).
“Company” has the meaning set forth in the Preamble.
“Company Balance Sheet Date” has the meaning set forth in Section 2.4.
“Company Class A Units” has the meaning set forth in Section 2.2(a).
“Company Class B Units” has the meaning set forth in Section 2.2(a).
“Company Equity” means Company Units, Company Options, Company Restricted Units and Company RSUs.

“Company Equity Plan” has the meaning set forth in Section 2.2(e).
“Company Indebtedness” means, without duplication, the aggregate of the following: (1) any Liability of the Company or any of its Subsidiaries, excluding intercompany indebtedness, (A) for borrowed money (including the current portion thereof), whether or not contingent, or issued or incurred in substitution or exchange for any such Liability for borrowed money, (B) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance, note purchase or similar facility, (C) evidenced by a bond, note, debenture or similar instrument or debt security (including a purchase money obligation or any Encumbrance to secure all or part of the purchase price of the property subject to such Encumbrance, and any obligation for the deferred purchase price of property or services), (D) created or arising under any conditional sale or other title retention agreement with respect to property acquired by of the Company or any of its Subsidiaries (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (E) as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases in respect of which the Company or any of its Subsidiaries is liable as a lessee, (F) to purchase, redeem, retire, defease or otherwise acquire for value any ownership interests or capital stock of the Company or any of its Subsidiaries or any rights to acquire any ownership interests or capital stock of the Company or any of its Subsidiaries, valued, in the case of redeemable ownership interests or capital stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (G) any obligations secured by an Encumbrance, other than a Permitted Encumbrance, on property owned by the Company or any of its Subsidiaries, and (H) any obligations under any interest rate, foreign exchange, currency, commodity, credit or equity swap, cap, collar, floor, option, forward, cross right or other hedging agreement or derivative contract, net of any obligations to the Company or any of its Subsidiaries thereunder, (2) any Liability described in clause (1) of other Persons that is guaranteed directly or indirectly in any manner by the Company or any of its Subsidiaries, or which the Company or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss, or (3) any Liability described in clause (1) of other Persons that is secured by (or for which the holder of such Liability has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by the Company or any of its Subsidiaries, even though the Company or any such Subsidiary has not assumed or become liable for the payment of such Liability. For purposes of this Agreement, Company Indebtedness includes (1) any and all accrued interest, fees, change of control payments, prepayment premiums, make whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the prepayment of any Company Indebtedness, and (2) any and all amounts of the nature described in clauses (1)(A) through (H) owed by the Company or any of its Subsidiaries to any of its Affiliates including any of its members or Unitholders, excluding intercompany indebtedness. For the avoidance of doubt, Indebtedness shall not include accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business.
“Company Intellectual Property” means any Intellectual Property and Intellectual Property Rights owned by or licensed to the Company or any of its Subsidiaries, or otherwise used or held for use in connection with the operation of the business of the Company or its

Subsidiaries, including Owned Company Intellectual Property and Licensed Company Intellectual Property.
“Company Intellectual Property Agreements” has the meaning set forth in Section 2.8(d).
“Company Option” has the meaning set forth in Section 1.6.
“Company Products” has the meaning set forth in Section 2.8(a).
“Company Restricted Units” means any Company Units issued and outstanding immediately prior to the Effective Time that are unvested pursuant to the terms of the agreement(s) or Employee Benefit Plan(s) governing the issuance of such Company Units. For purposes of this Agreement, a Company Unit will be deemed “unvested” if such Company Unit is not vested or is subject to a repurchase option at the lesser of cost or fair market value or risk of forfeiture under any applicable equity restriction agreement or other agreement with the Company.
“Company RSU” has the meaning set forth in Section 1.6(a)(iii).
“Company Series A Preferred Units” has the meaning set forth in Section 2.2(a).
“Company Source Code” has the meaning set forth in Section 2.8(n).
“Company Units” has the meaning set forth in Section 1.4(a).
“Confidentiality Agreement” has the meaning set forth in Section 4.4.
“Contaminants” has the meaning set forth in Section 2.21(a).
“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, license, lease (including real and personal property leases), conditional sale contract, purchase or sales orders, mortgage, undertaking, commitment, understanding, undertaking, option, warrant, calls, rights or other enforceable arrangement or agreement, whether written or oral.
“Control” means, as to any Person, the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The verb “Control” and the term “Controlled” have the correlative meanings.
“Copyright” has the meaning set forth in the definition of “Intellectual Property Rights.”
“Covered Person” has the meaning set forth in Section 4.17(a).
“Customer Contract” means any Contract pursuant to which the Company or its Subsidiaries, directly or indirectly, provides Company Products or services to customers.
“Data Room” has the meaning set forth in Section 4.3(a).

“Databases” has the meaning set forth in the definition of “Intellectual Property.”
“Delaware Secretary” has the meaning set forth in Section 1.1.
“DGCL” has the meaning set forth in Section 1.1.
“Disclosure Schedule” means the disclosure schedule dated as of the date hereof and delivered by the Company to Parent and Merger Sub.
“Disputed Line Items” has the meaning set forth in Section 1.7(c).
“DLLCA” has the meaning set forth in Section 1.1.
“DOJ” has the meaning set forth in Section 2.3(c).
“Domain Name” has the meaning set forth in the definition of “Intellectual Property.”
“Effective Time” has the meaning set forth in Section 1.1.
“Employee Benefit Plan” has the meaning set forth in Section 2.10(a).
“Encumbrance” means any mortgage, pledge, hypothecation, right of others, adverse claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, third party right or other right or interest, option, lien, charge, any hire purchase, lease or installment purchase agreement, right of first refusal, right of preemption or right to acquire, or other restriction or limitation, including any restriction on the right to vote, sell or otherwise dispose of the subject property, other than any restriction or limitation imposed by this Agreement.
“ERISA” has the meaning set forth in Section 2.10(a).
“Escrow Agent” has the meaning set forth in Section 1.4(d).
“Escrow Agreement” has the meaning set forth in Section 1.4(d).
“Escrow Funds” has the meaning set forth in Section 1.4(e).
“Estimated Statement” has the meaning set forth in Section 1.7(a).
“Estimated Third Party Expenses” has the meaning set forth in Section 4.11.
“Estimated Working Capital” has the meaning set forth in Section 1.7(a).
“Export Approvals” means export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (i) the export, import and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad.

“Final Allocation” has the meaning set forth in Section 4.15(d).
“Final Working Capital” has the meaning set forth in Section 1.7(c).
“Finance Blackout Period” has the meaning set forth in Section 1.2.
“Financial Controls” has the meaning set forth in Section 2.4.
“Financial Statements” has the meaning set forth in Section 2.4.
“Foreign Benefit Plans” has the meaning set forth in Section 2.10(a).
“Foreign Subsidiaries” means Subsidiaries incorporated or otherwise formed in a jurisdiction outside of the United States of America.
“FTC” has the meaning set forth in Section 2.3(c).
“Fully Diluted Company Units” has the meaning set forth in Section 1.4(c).
“Fundamental Company Representations” has the meaning set forth in Section 7.3(a).
“GAAP” has the meaning set forth in Section 2.4.
“General Claims Notice” has the meaning set forth in Section 7.5.
“General Claim Period Expiration Date” has the meaning set forth in Section 7.4.
“General Escrow Amount” has the meaning set forth in Section 1.4(d).
“General Escrow Claim Period” has the meaning set forth in Section 7.4.
“General Escrow Fund” has the meaning set forth in Section 1.4(d).
“General Liability Claim” has the meaning set forth in Section 7.5.
“General Objection Notice” has the meaning set forth in Section 7.6(a).
“General Representative Expenses” has the meaning set forth in Section 7.16(a).
“Government Officials” has the meaning set forth in Section 2.14(b).
“Governmental Authority” means any governmental, regulatory or administrative authority, agency, body, commission or other entity, whether international, multinational, national, regional, state, provincial or of a political subdivision; any court, judicial body, arbitration board or arbitrator; any tribunal of a self-regulatory organization; or any instrumentality of any of the foregoing.
“HSR Act” has the meaning set forth in Section 2.3(c).

“In-the-Money Vested Option” has the meaning set forth in Section 1.6(a).
“Indemnification Threshold” has the meaning set forth in Section 7.3(a).
“Indemnified Person” has the meaning set forth in Section 7.2(a).
“Indemnifying Founders” has the meaning set forth in Section 7.9.
“Indemnifying Securityholders” has the meaning set forth in Section 7.2(a).
“Information Statement” has the meaning set forth in Section 4.6(b).
“Insight Unitholders” means Insight Venture Partners VII, L.P., Insight Venture Partners VII (Co-Investors), L.P., IVP (Cayman) VII (AWS Blocker), Inc., IVP (DE) VII (AWS Blocker), Inc., IVP CIF II (AIP A), L.P. and IVP CIF II (AWS Splitter), L.P.

“Installment Amount Agreement” has the meaning set forth in Section 1.5(b).
“Installment Party” means each of the individuals, together with their Affiliates, set forth on Schedule 8.1.
“Intellectual Property” means any and all (1) technology, formulae, algorithms, procedures, processes, methods, techniques, know-how, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (2) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel and other information and materials; (3) customer lists, customer contact and registration information, customer correspondence and customer purchasing histories; (4) specifications, designs, models, devices, prototypes, schematics and development tools; (5) Software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter (“Works of Authorship”); (6) databases and other compilations and collections of data or information (“Databases”); (7) trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, and brand names, together with all goodwill associated with any of the foregoing (“Trademarks”); (8) domain names, uniform resource locators and other names and locators associated with the Internet (“Domain Names”); (9) information and materials not generally known to the public, including trade secrets and other confidential and proprietary information (“Trade Secrets”); and (10) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.
“Intellectual Property Rights” means any and all rights (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from, or associated with Intellectual Property, including (1) patents and patent applications, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements (“Patents”); (2) copyrights and all other rights with respect to Works of Authorship and all registrations thereof and applications therefor (including moral and economic rights, however denominated) (“Copyrights”); (3) other rights with respect to

Software, including registrations thereof and applications therefor; (4) industrial design rights and registrations thereof and applications therefor; (5) rights with respect to Trademarks, and all registrations thereof and applications therefor; (6) rights with respect to Domain Names, including registrations thereof and applications therefor; (7) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any person; (8) rights with respect to Databases, including registrations thereof and applications therefor; (9) publicity and privacy rights, including all rights with respect to use of a person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials; and (10) any rights equivalent or similar to any of the foregoing.
“Interim Balance Sheet” has the meaning set forth in Section 2.5(b).
“Interim Balance Sheet Date” has the meaning set forth in Section 2.5(b).
“International Workers” means the employees, contractors and consultants of the Company and its Subsidiaries whose employment or engagement is not subject to the law of a jurisdiction of the United States.
“IRS” has the meaning set forth in Section 2.10(b).
“Joinder Agreement” has the meaning set forth in the Recitals.
“Joinder Parties” has the meaning set forth in Section 5.3(g).
“Key Customer” has the meaning set forth in Section 2.17.
“Key Employee” has the meaning set forth in Section 5.3(l)(i).
“Key Reseller” has the meaning set forth in Section 2.17.
“Key Vendor” has the meaning set forth in Section 2.17.
“Knowledge of the Company” or “Known to the Company” or any similar phrase means (i) the actual knowledge of Alan Dabbiere, John Marshall, JP Halebeed, Dan Wardle, Jacki Hertenstein, and David Dabbiere, and (ii) what each of John Marshall, JP Halebeed, Dan Wardle, Jacki Hertenstein, and David Dabbiere would have known in the ordinary course of such individual’s duties to the Company (A) upon reasonable inquiry by such individual of the employees, consultants, attorneys, accountants, advisors, agents and other Persons reporting directly to such individual and (B) after reasonable review of this Agreement and reports and documents in their actual physical possession.
“Law” means the law of any jurisdiction, whether international, multilateral, multinational, national, federal, state, provincial, local or common law, an Order or act, statute, ordinance, regulation, rule, collective bargaining agreement, extension order or code promulgated by a Governmental Authority.
“Letter of Transmittal” has the meaning set forth in Section 1.5(b).

“Liabilities” means any and all debts, liabilities and obligations of any kind, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured, determined or undeterminable, on- or off-balance sheet, including those arising under any Law, Action or Order and those arising under any Contract or otherwise.
“Licensed Company Intellectual Property” has the meaning set forth in Section 2.8(f).
“Litigation Claim Period Expiration Date” has the meaning set forth in Section 7.11(a).
“Litigation Claims Notice” has the meaning set forth in Section 7.12.
“Litigation Escrow Amount” has the meaning set forth in Section 1.4(e).
“Litigation Escrow Claim Period” has the meaning set forth in Section 7.11(a).
“Litigation Escrow Fund” has the meaning set forth in Section 1.4(e).
“Litigation Liability Claim” has the meaning set forth in Section 7.12.
“Litigation Objection Notice” has the meaning set forth in Section 7.13(a).
“Litigation Representative Expenses” has the meaning set forth in Section 7.16(a).
“Litigations” means each of (i) the lawsuit Good Technology Corp., et al., v. AirWatch LLC, Case No. 5:12-cv-05827 EJD (N.D. Cal.), (ii) the lawsuit AirWatch LLC v. Good Technology Corp., et al., Case No. 1:13-cv-02870 WSD (N.D. Ga.), and (iii) the lawsuit AirWatch LLC v. MobileIron, Inc., Case No. 1:12-cv-03571 JEC (N.D. Ga.), in each case including all counterclaims related thereto.
“Loan Triggering Condition” means that (i) neither the Closing nor the termination of this Agreement has occurred and (ii) the condition set forth in Section 5.1(b) as it relates to the HSR Act has not been satisfied, but all other conditions to the Closing set forth in Article 5 (the “Remaining Conditions”) have been satisfied or waived (or are capable of immediately being satisfied) by the relevant party; provided, however, that unless the failure to have met the Remaining Conditions results from the Company’s willful action or the willful failure to act, the condition set forth in clause (ii) will be deemed to have been met if Parent does not exercise its termination right under Section 6.1(f) or Section 6.1(g), as applicable, prior to noon Pacific time on June 1, 2014, or September 1, 2014, as applicable.
“Losses” has the meaning set forth in Section 7.2(a).
Documents or other information and materials will be deemed to have been “Made Available” by the Company if and only if the Company has posted such documents and information and other materials to the Data Room at least 48 hours prior to the execution and delivery of this Agreement by the parties hereto.
“Material Adverse Effect” with respect to any Person, means any condition, circumstance, change, event or occurrence, that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the assets, business, results of operations or financial condition of such Person and its Subsidiaries taken as a whole, other than conditions, circumstances, changes, events, occurrences or effects (A) generally affecting (I) the industry in which such Person and its Subsidiaries operate, provided that such changes, events, occurrences or effects do not affect such Person and its Subsidiaries in a materially disproportionate manner as compared to other participants in such industry (the “Industry”), or (II) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, provided that such changes, events, occurrences or effects do not affect such Person and its Subsidiaries in a materially disproportionate manner as compared to other participants in the Industry, or (B) arising out of, resulting from or attributable to (I) changes in Law or in generally accepted accounting principles or in accounting standards, or changes in general legal, regulatory or political conditions, provided that such changes, events, occurrences or effects do not affect such Person and its Subsidiaries in a materially disproportionate manner as compared to other participants in the Industry, (II) the announcement or performance of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with vendors, clients, customers, partners or employees, (III) acts of war, sabotage, hostilities or terrorism, or any escalation or worsening of any such acts of war, sabotage, hostilities or terrorism threatened or underway as of the date of this Agreement that do not disproportionately affect such Person and its Subsidiaries in a materially disproportionate manner as compared to other participants in the Industry, (IV) earthquakes, hurricanes, tornados or other natural disasters that do not disproportionately affect such Person and its Subsidiaries in a materially disproportionate manner as compared to other participants in the Industry, (V) any action taken, or omissions, by such Person or any of its Subsidiary that is specifically required by this Agreement or is taken or omitted with the other party’s to this Agreement written consent or at its written request, or (VI) any failure to meet any internal projections, forecasts or estimates of revenue or earnings in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been, is, or would be a Material Adverse Effect on such Person).
“Material Contract” has the meaning set forth in Section 2.18.
“Material Permits” has the meaning set forth in Section 2.14.
“MDM” means the AirWatch Mobile Device Management Software solution.
“Merger” has the meaning set forth in Section 1.1.
“Merger Consideration” has the meaning set forth in Section 1.4(c).
“Merger Sub” has the meaning set forth in the Preamble.
“Merger Sub Common Stock” has the meaning set forth in Section 1.4(b).
“Net of Tax Withholdings” in respect of any amount means net of such Tax withholdings as Parent, the Surviving Entity, the Payment Agent or the Escrow Agent reasonably believes is required (or, in the case of payments in respect of a Note, Parent reasonably believes may be required) to be deducted and withheld under the Code or any provision of state, local or foreign Tax Law, Parent’s good faith estimate of which will be provided to the Company for inclusion in the Spreadsheet.
“New Litigation Claim” has the meaning set forth in Section 4.3(d).
“Non-competition Agreements” has the meaning set forth in the Recitals.
“Notice of Disagreement” has the meaning set forth in Section 1.7(c).
“Offer Letters” has the meaning set forth in the Recitals.
“Open Source” has the meaning set forth in Section 2.8(k).
“Option Escrow Funding Percentage” has the meaning set forth in Section 1.6(d).
“Option General Escrow Contribution” has the meaning set forth in Section 1.6(d).
“Option Representative Fund Contribution” has the meaning set forth in Section 1.6(d).
“Option Exchange Ratio” has the meaning set forth in Section 1.6(a)(i)(B).
“Order” means any decision, ruling, charge, order, writ, judgment, injunction, decree, stipulation, determination, award or binding agreement issued, promulgated or entered by or with any Governmental Authority.
“Owned Company Intellectual Property” means any and all Intellectual Property Rights and Intellectual Property that are owned in whole or in part by the Company or any of its Subsidiaries (or that the Company or any of its Subsidiaries purports to own in whole or in part), including, but not limited to, the Registered Company Intellectual Property.
“Parachute Payments” has the meaning set forth in Section 4.16.
“Parent” has the meaning set forth in the Preamble.
“Parent Common Stock” has the meaning set forth in Section 1.6(a)(i)(B).
“Patent” has the meaning set forth in the definition of “Intellectual Property Rights.”
“Payment Agent” has the meaning set forth in Section 1.5(a).
“Permit” means any approval, authorization, consent, franchise, license, permit or certificate by any Governmental Authority.
“Permitted Encumbrance” means (i) Encumbrances specifically identified on the Balance Sheet or in the notes thereto; (ii) Encumbrances for taxes, assessments or other governmental charges and levies not yet due and payable or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are reflected on the

Interim Balance Sheet in accordance with GAAP; (iii) statutory Encumbrances of landlords and Encumbrances of carriers, warehousemen, mechanics, materialmen, and other similar Encumbrances imposed by applicable law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith; and (iv) Encumbrances relating to deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, and other types of social security.
“Person” means any natural person, general or limited partnership, corporation, limited liability company, joint venture, trust, firm, association or other legal or governmental entity.
“Personal Information” has the meaning set forth in Section 2.20.
“Per Unit Consideration” has the meaning set forth in Section 1.4(c).
“Pre-Closing Tax Liabilities” has the meaning set forth in Section 7.2(a)(iii).
“Proposed Allocation” has the meaning set forth in Section 4.15(d).
“Post-Closing Operating Agreement” has the meaning set forth in Section 1.3(b).
“Registered Company Intellectual Property” means (1) all Patents, registered Trademarks, applications to register Trademarks, registered Copyrights, applications to register Copyrights, and Domain Names that are registered, recorded or filed by, for, or under authorization from (or in the name of) the Company or any of its Subsidiaries, and (2) any other applications, registrations, recordings and filings by the Company or any of its Subsidiaries (or otherwise authorized by or in the name of the Company or any of its Subsidiaries).
“Related Agreements” means the Escrow Agreement.
“Replacement RSU” has the meaning set forth in Section 1.6(a)(iii).
“Representative” means David K. Dabbiere as of the date hereof and any successor appointed pursuant to Section 7.16(a).
“Representative Fund” has the meaning set forth in Section 1.4(f).
“Representative Fund Amount” has the meaning set forth in Section 1.4(f).
“Representative Losses” has the meaning set forth in Section 7.16(c).
“Required Vote” has the meaning set forth in Section 2.3(a).
“Retention Plan” has the meaning set forth in Section 1.8.
“Retention Options” has the meaning set forth in Section 1.8.
“Retention RSU” has the meaning set forth in Section 1.8.
“Rollover Option” has the meaning set forth in Section 1.6(a)(i)(B).

“SEC” means the U.S. Securities and Exchange Commission and any Governmental Authority that is a successor thereto.
“Section 338(g) Election” has the meaning set forth in Section 4.15(g).
“Section 338(g) Forms” has the meaning set forth in Section 4.15(g).
“Settlement Accountant” has the meaning set forth in Section 1.7(c).
“Software” means all (1) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (2) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections; (3) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (4) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (5) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.
“Spreadsheet” has the meaning set forth in Section 4.10.
“Straddle Period” has the meaning set forth in Section 7.2(b).
“Subject Person” has the meaning set forth in Section 2.8(h).
“Subsidiary” of any Person means any other Person (1) of which the first Person owns directly or indirectly 50% or more of the equity interest in the other Person or (2) of which (or in which) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is directly or indirectly owned or Controlled by the first Person, by such Person with one or more of its Subsidiaries or by one or more of such Person’s other Subsidiaries or (3) in which the first Person has the contractual or other power to designate a majority of the board of directors or other governing body.
“Substituted Option” has the meaning set forth in Section 1.6(a)(i)(B).
“Surviving Entity” has the meaning set forth in Section 1.1.
“Systems” has the meaning set forth in Section 2.21(b).
“Tax” has the meaning set forth in Section 2.9(a).
“Tax Authority” has the meaning set forth in Section 2.9(a).
“Tax Returns” has the meaning set forth in Section 2.9(a).

“Termination Date” has the meaning set forth in Section 6.1(b).
“Third Party Expenses” has the meaning set forth in Section 4.11.
“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”
“Trademark” has the meaning set forth in the definition of “Intellectual Property.”
“Transactions” means the transactions contemplated by this Agreement and the Related Agreements.
“Transfer Taxes” has the meaning set forth in Section 4.15(e).
“Unit Escrow Funding Percentage” has the meaning set forth in Section 1.4(c).
“Unit Installment Amount” has the meaning set forth in Section 1.4(c).
“Unit General Escrow Contribution” has the meaning set forth in Section 1.4(c).
“Unit Litigation Escrow Contribution” has the meaning set forth in Section 1.4(c).
“Unit Litigation Funding Percentage” has the meaning set forth in Section 1.4(c).
“Unit Representative Fund Contribution” has the meaning set forth in Section 1.4(c).
“Unitholder” means a holder of Company Units.
“Unitholders’ Written Consent” means the Joint Written Consent of the members and managers of the Company dated January 21, 2014.
“U.S. Subsidiaries” means Subsidiaries incorporated or otherwise formed in a jurisdiction within the United States of America.
“WARN Act” has the meaning set forth in Section 2.11(k).
“Worker” has the meaning set forth in Section 2.11(d).
“Working Capital” means (i) current assets minus (ii) total liabilities (in each case as determined in accordance with GAAP and Schedule 1.7) (excluding for purposes of clause (ii) deferred revenue, Third Party Expenses and liabilities incurred pursuant to Section 4.23). The components of Working Capital are further detailed in Schedule 1.7.
“Working Capital Adjustment” has the meaning set forth in Section 1.7(a).
“Working Capital Target” has the meaning set forth in Section 1.7(a).
“Works of Authorship” has the meaning set forth in the definition of “Intellectual Property.”

Section 8.2    Terms Generally; Interpretation. Except to the extent that the context otherwise requires:
(a)    when a reference is made in this Agreement to an Article, Section, Subsection, Exhibit, Schedule or Recitals, such reference is to an Article, Section or Subsection of, an Exhibit or Schedule or the Recitals to, this Agreement unless otherwise indicated;
(b)    the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(c)    the words “include,” “includes” or “including” (or similar terms) are deemed to be followed by the words “without limitation”;
(d)    the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
(e)    the word “or” is not limiting or exclusive;
(f)    any gender-specific reference in this Agreement include all genders;
(g)    the definitions contained in this Agreement are applicable to the other grammatical forms of such terms;
(h)    a reference to any legislation or to any provision of any legislation will include any modification, amendment or re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation;
(i)    if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action will be taken on the next Business Day following such day;
(j)    references to a Person are also to its permitted successors and assigns;
(k)    unless indicated otherwise, mathematical calculations contemplated hereby will be made to the fifth decimal place, but payments will be rounded to the nearest whole cent, after aggregating all payments to such party;
(l)    “ordinary course of business” (or similar terms) will be deemed followed by “consistent with past practice” (including with respect to quantity and frequency);
(m)    the parties have participated jointly in the negotiation and drafting hereof; if any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision hereof; no prior draft of this Agreement nor any course of performance or course of dealing will be used in the interpretation or construction hereof;

(n)    the contents of the Disclosure Schedule and the other Schedules form an integral part of this Agreement and any reference to “this Agreement” will be deemed to include the Schedules;
(o)    no parol evidence will be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernible from a reading of this Agreement without consideration of any extrinsic evidence;
(p)    although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision will be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content); and
(q)    the doctrine of election of remedies will not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the Transactions.
Section 8.3    Notices. All notices, deliveries and other communications pursuant to this Agreement will be in writing and will be deemed given if delivered personally, telecopied or delivered by globally recognized express delivery service to the parties at the addresses or facsimile numbers set forth below or to such other address or facsimile number as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice, delivery or communication will be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, and (b) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems.
(a)if to Parent or Merger Sub:

VMware, Inc.
3401 Hillview Ave
Palo Alto, CA 94304
Attention: Shekar Ayyar, SVP, Strategy and Corporate Development

with a required copy to:
VMware, Inc.
3401 Hillview Ave
Palo Alto, CA 94304
Attention: General Counsel

with a required electronic copy to:
Email: legalcorpdev(AT)vmware(DOT)com

with a copy (which will not constitute notice) to:
Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94109
Attention: Robert S. Townsend
Email:     rtownsend(AT)mofo(DOT)com
Telephone: (415) 268-7080

(b)if to the Company before the Effective Time to:

A.W.S. Holding LLC
1155 Perimeter Center West, Suite 100
Atlanta, GA 30338
Attention: David K. Dabbiere
Email: DavidDabbiere(AT)air-watch(DOT)com
Telephone: (404) 478-7500

with a copy (which will not constitute notice) to:

Kilpatrick Townsend & Stockton LLP
1100 Peachtree Street NE, Suite 2800
Atlanta, GA 30309
Attention: David Eaton
Email: deaton(AT)kilpatricktownsend(DOT)com
Telephone: (404) 815-6051

if to Representative:

David K. Dabbiere
c/o A.W.S. Holding LLC
1155 Perimeter Center West, Suite 100
Atlanta, GA 30338
Email: DavidDabbiere(AT)air-watch(DOT)com

with a copy (which will not constitute notice) to:

Kilpatrick Townsend & Stockton LLP
1100 Peachtree Street NE, Suite 2800
Atlanta, GA 30309
Attention: David Eaton
Email: deaton(AT)kilpatricktownsend(DOT)com
Telephone: (404) 815-6051

Section 8.4    Severability. If any term or provision of this Agreement or the application of any such term or provision to any Person or circumstance is held by final judgment of a court of competent jurisdiction or arbiter to be invalid, illegal or unenforceable in any situation in any jurisdiction, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect. If the final judgment of such court or arbitrator declares that any term or provision hereof is invalid, void or unenforceable, the parties agree to, as applicable, (a) reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or (b) replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the original intention of the invalid, illegal or unenforceable term or provision.

Section 8.5    Entire Agreement. This Agreement, the Confidentiality Agreement, the Related Agreements and the documents, instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, including all exhibits and schedules hereto and thereto, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, term sheets, letters of interest, correspondence (including e-mail) and undertakings, both written and oral, between the Company, on the one hand, and Parent, on the other hand, with respect to the subject matter hereof, except for the Confidentiality Agreement, which will continue in full force and effect, and will survive any termination of this Agreement, in accordance with its terms.

Section 8.6    Assignment. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned or delegated by any party to this Agreement by operation of Law or otherwise without the prior written consent of the other parties to this Agreement and any attempt to do so will be void, except that (a) Parent may assign and delegate any or all of its rights, interests and obligations under this Agreement (1) before or after the Closing, to any of its Affiliates and (2) after the Closing, to any Person, as long as any such Affiliate or Person agrees in writing to be bound by all of the terms, conditions and provisions contained in this Agreement, but no such assignment or delegation will relieve Parent of its obligations under this Agreement if such assignee does not perform such obligations and (b) the obligations of the Representative may be delegated pursuant to Section 7.16(a).

Section 8.7    No Third-Party Beneficiaries. Except as provided in Article 7, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.8    Dispute Resolution, Venue, and Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Chancery court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

Section 8.9    Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or by electronic delivery in Adobe Portable Document Format or other electronic format based on common standards will be effective as delivery of a manually executed counterpart of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized, and Representative has executed this Agreement, in each case as of the date first written above.

VMWARE, INC.

By:/s/ Pat Gelsinger
Name: Pat Gelsinger
Title: Chief Executive Officer

AIKMAN ACQUISITION CORP.

By:/s/ Craig Norris
Name: Craig Norris
Title: President

A.W.S. HOLDING, LLC

By:/s/ John D. Marshall
Name: John D. Marshall
Title: President and Chief Executive Officer

/s/ David K. Dabbiere
David K. Dabbiere, solely in his capacity as Representative

[Signature page to Agreement and Plan of Merger]